Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Displaylink corp.,

synaptics incorporated,

FALCON MERGER SUB, INC.,

THE SELLERS WHO HEREAFTER BECOME PARTIES HERETO

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE SELLERS’ REPRESENTATIVE

DATED AS OF JULY 17, 2020

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS	1
Section 1.1	Definitions1
Article 2 THE MERGER	17
Section 2.1	The Merger17
Section 2.2	Closing of the Merger17
Section 2.3	Effective Time18
Section 2.4	Effect of the Merger18
Section 2.5	Articles of Incorporation18
Section 2.6	Bylaws18
Section 2.7	Directors and Officers18
Section 2.8	Effect on Capital Stock18
Section 2.9	Treatment of Company Options19
Section 2.10	Merger Consideration21
Section 2.11	Dissenters Rights24
Section 2.12	Payments and Other Actions of Parent24
Section 2.13	Other Payments26
Article 3 EXCHANGE OF SHARES	26
Section 3.1	Paying Agent26
Section 3.2	Shareholders of the Company26
Section 3.3	Holders of Eligible Options27
Section 3.4	Payments to Persons Other than Registered Holders27
Section 3.5	Withholding Rights27
Section 3.6	No Liability for Abandoned Property28
Section 3.7	Return of Funds; Consideration Fund28
Section 3.8	Rights of Former Shareholders and Option Holders28
Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	29
Section 4.1	Organization and Qualification29
Section 4.2	Capitalization of the Company and its Subsidiaries29
Section 4.3	Authority; Board Approval; Requisite Shareholder Approval32
Section 4.4	Financial Statements; Liabilities; Internal Controls; Solvency33
Section 4.5	Consents and Approvals; No Violations35
Section 4.6	Material Contracts35
Section 4.7	Absence of Changes38
Section 4.8	Litigation38
Section 4.9	Permits; Compliance with Applicable Law38
Section 4.10	Employee Plans39
Section 4.11	Environmental Matters41
Section 4.12	Intellectual Property42
Section 4.13	Labor Matters50
Section 4.14	Insurance52

-i-

Section 4.15	Tax Matters52
Section 4.16	Brokers56
Section 4.17	Real and Personal Property56
Section 4.18	Transactions with Affiliates57
Section 4.19	Product Warranties; Defects58
Section 4.20	Customers; Distributors58
Section 4.21	Regulatory Compliance58
Section 4.22	Shareholder Notice60
Section 4.23	Solvency60
Section 4.24	No Existing Discussions61
Section 4.25	Representations Complete61
Section 4.26	Books and Records61
Section 4.27	Disclaimer of Other Representations and Warranties61
Article 5 REPRESENTATIONS AND WARRANTIES OF THE SELLERS	62
Section 5.1	Authority, Consents and Approvals, No Violations62
Section 5.2	Ownership62
Section 5.3	Brokers63
Section 5.4	Litigation63
Section 5.5	Disclaimer of Other Representations and Warranties63
Article 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	63
Section 6.1	Organization63
Section 6.2	Authority63
Section 6.3	Consents and Approvals; No Violations64
Section 6.4	Capitalization64
Section 6.5	Adequacy of Funds64
Section 6.6	Investment Intent64
Section 6.7	Solvency64
Section 6.8	Disclaimer of Other Representations and Warranties65
Section 6.9	Independent Investigation65
Article 7 COVENANTS	66
Section 7.1	Conduct of Business66
Section 7.2	Tax Matters69
Section 7.3	Access to Information73
Section 7.4	Efforts to Consummate73
Section 7.5	Exclusive Dealing75
Section 7.6	Contact with Customers, Suppliers and Other Business Relations.76
Section 7.7	Employee Benefits Matters.76
Section 7.8	Notification77
Section 7.9	Releases77
Section 7.10	Resignation of Officers and Directors78
Section 7.11	Confidentiality; Publicity78
Section 7.12	Termination of Certain Agreements79
Section 7.13	Financial Statements and Reports79
Section 7.14	Indemnification and Exculpation80
Section 7.15	Further Assurances81

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Section 7.16	Shareholder Written Consent81
Section 7.17	Payoff of Closing Indebtedness81
Section 7.18	Section 280G82
Section 7.19	R&W Insurance82
Article 8 CONDITIONS TO CONSUMMATION OF THE MERGER	83
Section 8.1	Conditions to the Obligations of the Company, Parent and Merger Sub83
Section 8.2	Other Conditions to the Obligations of Parent and Merger Sub83
Section 8.3	Other Conditions to the Obligations of the Company85
Section 8.4	Frustration of Closing Conditions86
Article 9 TERMINATION	86
Section 9.1	Termination86
Section 9.2	Effect of Termination87
Article 10 SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION	87
Section 10.1	Survival of Representations and Covenants87
Section 10.2	General Indemnification88
Section 10.3	Inter-Party Claims89
Section 10.4	Third Party Claims89
Section 10.5	Limitations on Indemnification Obligations90
Section 10.6	Limitation on Consequential Damages, Etc.; Certain Other Restrictions on Indemnification91
Section 10.7	No Contribution92
Section 10.8	Resolution of Notice of Claim92
Section 10.9	Manner of Payment; Escrow92
Section 10.10	Exclusive Remedy93
Article 11 REPRESENTATIVE OF THE SELLERS	93
Section 11.1	Authorization of Representative93
Article 12 MISCELLANEOUS	96
Section 12.1	Entire Agreement; Assignment96
Section 12.2	Notices96
Section 12.3	Governing Law98
Section 12.4	Fees and Expenses98
Section 12.5	Construction; Interpretation98
Section 12.6	Exhibits and Schedules99
Section 12.7	Parties in Interest99
Section 12.8	Severability100
Section 12.9	Amendment100
Section 12.10	Extension; Waiver100
Section 12.11	Counterparts100
Section 12.12	Waiver of Jury Trial100
Section 12.13	Jurisdiction and Venue101
Section 12.14	Specific Performance101

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ANNEXES

ANNEX I-Action by Written Consent

EXHIBITS

Exhibit A-Form of Joinder

Exhibit B-1-Closing Working Capital Calculation Principles

Exhibit B-2-Example Statement of Closing Working Capital

Exhibit B-3-Example Calculation of Indebtedness

Exhibit C-Form of Escrow Agreement

Exhibit D-Form of Letter of Transmittal

Exhibit E-Form of Warrant Termination Agreement

Exhibit F-Interim Representative

SCHEDULES

Schedule 1.1(a)            -          Knowledge Persons

Schedule 1.1(b)             -         Option Gross-Up Payments

Schedule 1.1(c)             -         Seller Expense

Schedule 1.1(d)             -         Key Employees

Schedule 7.1(a)             -         Interim Operating Covenant

Schedule 7.4(c)(i)         -          Third Party Consents

Schedule 7.4(c)(ii)        -          Third Party Notices

Schedule 7.10               -          Directors and Officers

Schedule 7.12               -          Termination and Amendment of Contracts

Schedule 8.1(a)             -          Antitrust

Schedule 8.1(k)             -          Joinder Parties

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 17, 2020, is made by and among DisplayLink Corp., a Washington corporation (the “Company”), Synaptics Incorporated, a Delaware corporation (“Parent”), Falcon Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Sellers who hereafter become parties to this Agreement by execution of a Joinder in the form attached hereto as Exhibit A (a “Joinder”) in accordance with the terms hereof, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Representative”). The Company, the Representative, the Sellers, Parent and Merger Sub may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and Washington Law, and the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that the Merger (as defined below) is fair to and in the best interest of their respective shareholders;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will obtain and deliver to Parent a true, correct and complete copy of an irrevocable written consent of shareholders in the form attached as Annex I hereto evidencing the approval and adoption of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, signed by shareholders of the Company constituting the Requisite Shareholder Approval;

WHEREAS, at or promptly following the Closing, Parent intends to make available to certain Continuing Employees cash and/or equity incentives for retention purposes in accordance with Section 7.7(c) hereof; and

WHEREAS, following the execution and delivery of this Agreement (but in any event prior to the Closing), and as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each Key Employee shall execute and deliver an employment offer letter (including a standard confidentiality and invention assignment agreement) (together, an “Employment Offer Letter”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Definitions

. As used in this Agreement, the following terms have the respective meanings set forth below.

“2020 R&D Relief” has the meaning set forth in Section 7.2(g).

“401(k) Plan” has the meaning set forth in Section 7.7(a).

“Accounting Firm” has the meaning set forth in Section 2.10(b)(ii)(B).

“Accounts Receivable” has the meaning set forth in Section 4.4(d).

“Adjusted Merger Consideration” has the meaning set forth in Section 2.10(a).

“Adjustment Escrow Account” means the account with the Escrow Agent into which the Adjustment Escrow Amount is deposited.

“Adjustment Escrow Amount” means $2,000,000.

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account (which, for purposes of clarity, shall include any interest accrued on any cash held in the Adjustment Escrow Account).

“Adjustment Time” means 12:01 a.m. (San Francisco time) on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreement” has the meaning set forth in Section 4.18.

“Aggregate Common Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Eligible Common Options had such Eligible Common Options been exercised (assuming concurrent payment in full of the exercise or purchase price of each such Eligible Common Option solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company and the Company Common Stock Option Plans.

“Aggregate Series D-2 Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Eligible Series D-2 Options had such Eligible Series D-2 Options been exercised (assuming concurrent payment in full of the exercise price of each such Eligible Series D-2 Option solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company and the Company Series D-2 Stock Option Plans.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Proposal” has the meaning set forth in Section 7.5.

“Ancillary Documents” means each agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, including the Escrow Agreement.

“Antitrust Laws” has the meaning set forth in Section 7.4(a).

“Applicable Law” means any statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Entity, which, in reference to (a) the Company, any of its Subsidiaries or any of their respective businesses, assets, operations or liabilities, applies to the Company or the applicable Subsidiary of the Company or (b) Parent or Merger Sub or any of their respective businesses, assets, operations or liabilities, applies to Parent or Merger Sub.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Author” has the meaning set forth in Section 4.12(j).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are closed.

“Capital Stock” means the Common Stock and the Preferred Stock.

“CCPA” has the meaning set forth in Section 4.12(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Chosen Courts” has the meaning set forth in Section 12.13.

“Claim” has the meaning set forth in Section 11.1(a)(iv).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of cash and cash equivalents, including treasury deposits with maturities no later than March 31, 2021, of the Company and its Subsidiaries as of the Adjustment Time.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means aggregate amount of Indebtedness of the Company and its Subsidiaries as of the Adjustment Time.

“Closing Payment” means the sum of (a) an amount equal to the product of (i) the Outstanding Common Shares multiplied by (ii) the Common Per Share Amount and (b) an amount equal to the product of (i) the shares of Series D-2 Preferred Stock outstanding immediately prior to the Effective Time multiplied by (ii) the Series D-2 Per Share Amount.

“Closing Statement” has the meaning set forth in Section 2.10(b)(ii)(A).

“Closing Working Capital” means an amount equal to (i) the consolidated current assets of the Company and its Subsidiaries as of the Adjustment Time (excluding Closing Cash) minus (ii) the consolidated current liabilities of the Company and its Subsidiaries as of the Adjustment Time (excluding Closing

Indebtedness and Seller Expenses), in the case of each of items (i) and (ii), calculated in accordance with the principles set forth on Exhibit B-1. An estimated calculation of Closing Working Capital as of August 14, 2020, is included in Exhibit B-2 attached hereto for illustrative purposes only.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Adjustment Escrow Amount” means (a) the Adjustment Escrow Amount minus (b) the Series D-2 Adjustment Escrow Amount.

“Common Escrow Amount” means (a) the Escrow Amount minus (b) the Series D-2 Escrow Amount.

“Common Option Settlement Payments” has the meaning set forth in Section 2.9(a)(i).

“Common Per Share Amount” means (a) (i) the Estimated Merger Consideration minus (ii) the Common Escrow Amount, minus (iii) the Common Adjustment Escrow Amount minus (iv) the Series D-2 Aggregate Consideration plus (v) the Aggregate Common Exercise Price divided by (b) the Outstanding Common Shares plus the number of shares of Common Stock issuable upon exercise of the Eligible Common Options.

“Common Pro Rata Share” means, with respect to each Seller that holds Outstanding Common Shares and/or Eligible Common Options, a fraction (expressed as a percentage), the numerator of which is the portion of the Final Merger Consideration (excluding, for this purpose, the Series D-2 Aggregate Consideration, but including, for this purpose, any Option Gross-Up Payments) such Seller is entitled to receive pursuant to Section 2.8 (other than Section 2.8(c)) and Section 2.9 (as adjusted pursuant to Section 2.10(b)) and the denominator of which is the Final Merger Consideration (excluding, for this purpose, the Series D-2 Aggregate Consideration, but including, for this purpose, the Option Gross-Up Payments).

“Common Stock” means the Common Stock of the Company, no par value.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Board” shall mean the board of directors of the Company.

“Company Campaigns” has the meaning set forth in Section 4.12(s).

“Company Common Options” means outstanding (a) options to purchase Common Stock (whether issued under the Company Common Stock Option Plans or otherwise) that have been memorialized pursuant to an option agreement between the Company and the grantee and (b) other rights to purchase Common Stock granted under the US 2015 Plan or the UK 2015 Plan that have been memorialized pursuant to a Restricted Stock Purchase Agreement (US Taxpayers only) between the Company and the grantee, in each case to the extent such options or other rights have not previously been exercised.

“Company Common Stock Option Plans” means that certain (a) Rules of DisplayLink Corp. 2004 Enterprise Management Incentive Share Option Plan (the “UK 2004 Plan”), (b) DisplayLink Corp. 2004 International (Non-US) Stock Plan, (c) Rules of DisplayLink Corp. Enterprise Management Incentives and Unapproved Share Option Plan 2015, as modified on May 16, 2018, September 24, 2018 and July 17, 2019 (the

“UK 2015 Plan”) and (d) DisplayLink Corp. 2015 US Stock Plan, as modified on November 16, 2016, May 16, 2018, September 24, 2018 and July 17, 2019 (the “US 2015 Plan”).

“Company D&O Tail Policy” has the meaning set forth in Section 7.14(b).

“Company Disclosure Schedules” has the meaning set forth in the preamble to Article 4.

“Company IP Rights” has the meaning set forth in Section 4.12(a).

“Company Material Adverse Effect” means (a) a material adverse effect upon the ability of the Company to fulfill its obligations hereunder or to consummate the transactions contemplated by this Agreement and the Ancillary Documents or (b) any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, a material adverse effect upon the business, condition (financial or otherwise), liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of clause (b), any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless, in the case of clauses (i), (ii), (iii), (iv) or (vii) below, such matter has a disproportionate effect on the Company and its Subsidiaries relative to other businesses operating in the industry in which the Company and its Subsidiaries operate, in which case only the disproportionate portion of the adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred): (i) conditions affecting the United States economy generally or the economy of any other country or region in the world or the global economy generally, (ii) changes in the United States financial, banking or securities markets, or the financial, banking or securities markets in any other country or region in the world, (iii) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (iv) any change that is generally applicable to the industry in which the Company and its Subsidiaries operate, (v) changes in GAAP pursuant to which the Company and its Subsidiaries are required to change its prior accounting policies or practices, (vi) changes in any Applicable Laws, (vii) earthquakes, hurricanes or other natural disasters occurring after the date of this Agreement, any pandemic (including COVID-19) or the engagement by the United States or any other country or region in the world in hostilities after the date of this Agreement, or resulting from the occurrence of any military or terrorist attack upon the United States or any other country or region in the world after the date of this Agreement, (viii) the public announcement or pendency of the transactions contemplated by this Agreement, (ix) any changes relating to any failure to achieve projections or internal forecasts (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been a “Company Material Adverse Effect”), (x) the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement; provided, however, that this clause (x) shall not apply with respect to with respect to any action, or failure to act, taken in compliance with the Company’s obligation to operate the business in the ordinary course pursuant to the first sentence of Section 7.1(a); or (xi) any action (A) taken by Parent or any of its Affiliates, (B) taken by Sellers or Company and its Subsidiaries to which Parent or Merger Sub has expressly consented to in writing after the date of this Agreement, (C) that Parent has requested in writing.

“Company Options” means outstanding options to purchase Capital Stock (whether issued under the Company Stock Option Plans or otherwise), including all Company Common Options and all Company Series D-2 Options.

“Company Privacy Policy” has the meaning set forth in Section 4.12(p).

“Company Products” has the meaning set forth in Section 4.12(a).

“Company Registered IP” has the meaning set forth in Section 4.12(a).

“Company Representative” has the meaning set forth in Section 7.5.

“Company Series D-2 Options” means outstanding (a) options to purchase Series D-2 Preferred Stock (whether issued under the Company Series D-2 Stock Option Plans or otherwise) that have been memorialized pursuant to an option agreement between the Company and the grantee and (b) other rights to purchase Series D-2 Preferred Stock granted under the US 2012 Plan or the UK 2012 Plan that have been memorialized pursuant to a Restricted Stock Purchase Agreement (US Taxpayers only) between the Company and the grantee, in each case to the extent such options or other rights have not previously been exercised.

“Company Series D-2 Stock Option Plans” means that certain (a) Rules of DisplayLink Corp. Enterprise Management Incentives and Unapproved Share Option Plan 2012, as modified on October 15, 2014, September 24, 2018 and July 17, 2019 (the “UK 2012 Plan”), (b) DisplayLink Corp. 2012 US Stock Plan, as modified on February 5, 2013, October 15, 2014, September 24, 2018 and July 17, 2019 (the “US 2012 Plan”), and (c) DisplayLink Corp. 2012 International (non-US) Stock Plan, as modified on February 5, 2013, October 15, 2014, September 24, 2018 and July 17, 2019.

“Company Source Code” has the meaning set forth in Section 4.12(a).

“Company Stock Option Plans” means the Company Common Stock Option Plans and the Company Series D-2 Stock Option Plans.

“Company Warrants” means (a) that certain Warrant to Purchase Shares of Preferred Stock of the Company, dated October 5, 2010, issued in favor of Venture Lending & Leasing V, (b) that certain Warrant to Purchase Shares of Preferred Stock of the Company, dated October 5, 2010, issued in favor of Venture Lending & Leasing VI, and (c) any and all other warrants to purchase shares of Capital Stock issued and outstanding as of immediately prior to the Effective Time.

“Confidentiality Agreement” means the mutual confidentiality agreement, dated as of April 24, 2020, by and between Parent and the Company.

“Consideration” means $305,000,000.00.

“Consideration Fund” has the meaning set forth in Section 2.12(a)(i)(D).

“Contaminants” has the meaning set forth in Section 4.12(a).

“Contested Claim” has the meaning set forth in Section 10.8(b).

“Continuing Employee” has the meaning set forth in Section 7.7(b).

“Contract” means any written contract, license, agreement, commitment, instrument or other obligation or legally binding arrangement to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound.

“Copyleft License” has the meaning set forth in Section 4.12(a).

“Covered Persons” has the meaning set forth in Section 7.14(a).

“CTA 2010” means the United Kingdom Corporation Tax Act 2010.

“Data Protection Laws” has the meaning set forth in Section 4.12(a).

“Debt Payoff Recipients” has the meaning set forth in Section 2.12(a)(i)(A).

“Disputed Line Items” has the meaning set forth in Section 2.10(b)(ii)(B).

“Dissenter Share” has the meaning set forth in Section 2.11(a).

“Dissenter Shareholder” has the meaning set forth in Section 2.11(a).

“DOL” refers to the Department of Labor.

“DPA” has the meaning set forth in Section 4.12(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Electronic Delivery” has the meaning set forth in Section 12.11.

“Eligible Common Option” means each vested Company Common Option, including any Company Common Options that are vested as a result of vesting acceleration in connection with the Closing, that has not expired or been exercised in full prior to the Effective Time and which has an exercise price per share less than the Common Per Share Amount.

“Eligible Option” means the Eligible Common Options and the Eligible Series D-2 Options.

“Eligible Series D-2 Option” means each vested Company Series D-2 Option, including any Company Series D-2 Options that are vested as a result of vesting acceleration in connection with the Closing, that has not expired or been exercised in full prior to the Effective Time and which has an exercise price per share less than the Series D-2 Per Share Amount.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but whether or not subject to ERISA) and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation, employment, severance, individual consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, employee equity or capital plans, other forms of incentive compensation, post-retirement insurance benefits, or other benefits (other than immaterial fringe benefits), entered into, maintained or contributed to by the Company or its Subsidiaries as of the date of this Agreement, or with respect to which the Company or its Subsidiaries have or may in the future have any liability (contingent or otherwise).

“Employment Offer Letter” has the meaning set forth in the recitals.

“Environmental Laws” means all Applicable Laws concerning (a) pollution or protection of the environment or natural resources, including but not limited to CERCLA, and (b) the health and safety of any person as it relates to exposure to Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.11(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account with the Escrow Agent into which the Escrow Amount is deposited.

“Escrow Agent” means Truist Bank, a North Carolina banking corporation.

“Escrow Agreement” means the Escrow Agreement between Parent, the Representative and the Escrow Agent, in substantially the form of Exhibit C attached hereto and on terms that are consistent with the terms of this Agreement and are mutually satisfactory to Parent and the Representative (it being understood that the Escrow Agreement will provide that the Escrow Amount and the Adjustment Escrow Amount will be invested in separate interest-bearing accounts, and all interest accrued on the Escrow Amount and Adjustment Escrow Amount will be added to, and become a part of, the Escrow Funds and Adjustment Escrow Funds, as applicable).

“Escrow Amount” means $1,143,750.

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account (which, for purposes of clarity, shall include any interest accrued on any cash held in the Escrow Account).

“Estimated Closing Statement” has the meaning set forth in Section 2.10(b)(i).

“Estimated Merger Consideration” has the meaning set forth in Section 2.10(b)(i).

“Excess” has the meaning set forth in Section 2.10(b)(ii)(D)(1).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Shares” has the meaning set forth in Section 2.8(d).

“Exercised Shares” has the meaning set forth in Section 2.9(d).

“Exercising Holder” has the meaning set forth in Section 2.9(d).

“Export Approvals” has the meaning set forth in Section 4.21(a).

“Fraud Claim” has the meaning set forth in Section 10.2(a).

“Final Merger Consideration” has the meaning set forth in Section 2.10(b)(ii)(D).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles.

“GDPR” has the meaning set forth in Section 4.12(a).

“Governing Document” means any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of an entity, and shall be deemed to include any shareholders’, equity holders’, registration or investor rights, voting and similar agreements regarding the rights or obligations of the equityholders of such entity to which such entity is a party.

“Governmental Entity” means any (a) federal, state, local, municipal, foreign or other government or a body or instrumentality of any international or supra-national organization, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Tax authority or power of any nature, including any arbitral tribunal, or (d) “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and any other U.S. or foreign securities exchange, futures exchange, commodities exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Hazardous Material” means all materials, wastes or substances defined by, or regulated under, any Environmental Law as a “pollutant”, “contaminant”, “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic waste” or “toxic substance”, including any petroleum hydrocarbons.

“HIPAA” has the meaning set forth in Section 4.12(a).

“Inbound Intellectual Property Contracts” has the meaning set forth in Section 4.12(e).

“Indebtedness” means, for any Person without duplication, (a) all indebtedness or other obligations of such Person (i) for borrowed money or (ii) evidenced by notes, bonds or similar instruments; (b) obligations of such Person for the deferred purchase price of property or services, conditional sale obligations, title retention policies or earn-out payments (excluding trade accounts payable in the ordinary course of business that are less than one year, other than flexible spending accounts and obligations under other payment agreements under which Intellectual Property and EDA tool purchases are paid for over 3 years); (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee (excluding all obligations under leases for real property); (d) all obligations owed pursuant to or in respect of any letter of credit or interest rate, currency swap or hedging agreement or transaction; (e) any of the foregoing obligations that is secured by a Lien on the property or assets of such Person; (f) all accrued and unpaid interest on, and applicable prepayment premiums, breakages costs, penalties, fees or similar contractual charges arising as a result of the discharge or termination at Closing of, any such foregoing obligations; and (g) any of the foregoing for which such Person is liable as an obligor, guarantor, surety or otherwise; provided that the term “Indebtedness” shall exclude all liabilities of the UK Subsidiary under the Authorized Guarantee Agreement with respect to the Leased Real Property at 140 Cambridge Science Park, Milton Road, Cambridge CB4 0GH. For the avoidance of doubt, “Indebtedness” shall exclude any amount that is included as a Seller Expense. A calculation of the Company’s Indebtedness as of the date of this Agreement is included in Exhibit B-3 attached hereto for illustrative purposes only.

“Individual Matter” means any claims under Sections 10.2(a)(i), (ii) or (ix) with respect to any failure of a representation or warranty made by a Seller in Article 5, a breach of a covenant or agreement herein by or any fraud or intentional misrepresentation by a Seller.

“IRS” refers to the Internal Revenue Service.

“Intellectual Property” means Intellectual Property Rights and Technology.

“Intellectual Property Rights” has the meaning set forth in Section 4.12(a).

“Invention Assignment Agreement” has the meaning set forth in Section 4.12(j).

“IT Systems” has the meaning set forth in Section 4.12(s).

“Key Employee” means the Persons set forth on Schedule 1.1(d).

“Knowledge” means, with respect to the Company, the current knowledge of any of the individuals, after reasonable inquiry (including knowledge such individuals would have obtained in the normal and ordinary course of the performance of their duties), listed on Schedule 1.1(a).

“Landlord Requirements” has the meaning set forth in Section 7.4(c).

“Latest Audited Balance Sheet” has the meaning set forth in Section 4.4(a)(i).

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a)(ii).

“Leased Real Property” has the meaning set forth in Section 4.17(b).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, option, right of first refusal, preemptive right, community property interest or other encumbrance or any restriction on the transfer of any security or other asset, other than restrictions on transfer under any Applicable Law.

“Losses” has the meaning set forth in Section 10.2(a).

“Lost Certificate Affidavit” has the meaning set forth in Section 3.2(b).

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.10(a).

“Merger Consideration Allocation Schedule” has the meaning set forth in Section 2.12(b).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Moral Rights” has the meaning set forth in Section 4.12(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Fundamental Representations” has the meaning set forth in Section 10.1.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.10(a).

“Notice of Claim” means a written notice executed by an officer of Parent that specifies in reasonable detail the breach of covenant, representation or warranty set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach), or the indemnification provision of this Agreement, pursuant to which Losses are being claimed by a Purchaser Indemnitee and including (to the extent reasonably practicable) a reasonable summary of the amount or the method of computation of such Losses claimed; provided, that the Notice of Claim (a) need only specify such information to the knowledge of such officer of Parent (after reasonable inquiry) as of the date thereof, (b) shall not limit any of the rights or remedies of any Purchaser Indemnitee with respect to the underlying facts and circumstances specifically set forth in such Notice of Claim, and (c) may be updated and amended from time to time by a Purchaser Indemnitee by delivering an updated or amended Notice of Claim, so long as the delivery of the original Notice of Claim is made within the applicable survival period set forth in Section 10.1 and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Notice of Claim; provided, further, that all claims, actions or Proceedings for Losses properly set forth in the original Notice of Claim or any update or amendment thereto shall remain outstanding until such claims, actions or Proceedings for Losses have been resolved or satisfied, notwithstanding the expiration of any survival period set forth in Section 10.1.

“Notice of Disagreement” has the meaning set forth in Section 2.10(b)(ii)(B).

“OFAC” means the Office of Foreign Assets Control.

“Open Source License” has the meaning set forth in Section 4.12(a).

“Open Source Software” has the meaning set forth in Section 4.12(a).

“Option Gross-Up Payments” means the payments to be made to the Persons listed on Schedule 1.1(b) (for each such Person, in the amount set forth opposite such Person’s name on Schedule 1.1(b), as such amount may be updated by the Company prior to Closing), the aggregate amount of which shall not exceed $45,000,000.

“Option Settlement Payment” means the Common Option Settlement Payment and the Series D-2 Option Settlement Payment.

“Option Share” means a share of Capital Stock issuable upon exercise of an Eligible Option in accordance with its terms.

“Option Surrender Forms” has the meaning set forth in Section 3.3.

“Order” means any order, judgment, decision, decree, writ, injunction or other ruling entered or issued by any Governmental Entity.

“Ordinary Course Exceptions” has the meaning set forth in Section 7.1.

“Other Seller Payments” has the meaning set forth in Section 2.9(a)(i).

“Outbound Intellectual Property Contracts” has the meaning set forth in Section 4.12(e).

“Outstanding Common Shares” means all shares of the Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock held in the treasury of the Company, if any) plus all shares of Preferred Stock (other than shares of Series D-2 Preferred Stock) converted to Common Stock, as set forth in the Merger Consideration Allocation Schedule.

“Owned Real Property” means all real property owned in fee by the Company or any of its Subsidiaries.

“Parachute Payment Waiver” has the meaning set forth in Section 7.18.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Disclosure Schedules” has the meaning set forth in the preamble to Article 6.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.1.

“Permit” means any permits, business licenses, consents, authorizations, approvals or certificates issued by any Governmental Entity.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith Proceedings and for which adequate reserves have been established in accordance with GAAP on the balance sheet of the Company or its applicable Subsidiary, (b) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP on the balance sheet of the Company or its applicable Subsidiary, (c) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (d) Liens or encumbrances imposed on the underlying fee interest in real property subject to a Real Property Lease, and (e) with respect to Intellectual Property, non-exclusive license or other non-exclusive grants of rights granted under Intellectual Property by the Company or its Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” has the meaning set forth in Section 4.12(a).

“PIPEDA” has the meaning set forth in Section 4.12(a).

“Poland Subsidiary” means Displaylink (Poland) Spółka Z Ograniczoną Odpowiedzialnością.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the end of the Closing Date and any portion of any Straddle Period beginning after the end of the Closing Date (as determined pursuant to the provisions of Section 7.2(b)).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the end of the Closing Date and the portion of any Straddle Period that ends as of the end of the Closing Date (as determined pursuant to the provisions of Section 7.2(b)).

“Preferred Stock” means Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock.

“Pro Rata Share” means, with respect to each Seller, a fraction (expressed as a percentage), the numerator of which is the portion of the Final Merger Consideration such Seller is entitled to receive pursuant to Section 2.8 and Section 2.9 (as adjusted pursuant to Section 2.10(b)) and the denominator of which is the Final Merger Consideration.

“Proceeding” means any suit, litigation, arbitration, mediation, alternative dispute resolution procedure, claim, action, proceeding, investigation, inquiry or hearing.

“Processing” has the meaning set forth in Section 4.12(a).

“Proprietary Information” has the same meaning as set forth in the Confidentiality Agreement.

“Purchaser Indemnitee” has the meaning set forth in Section 10.2(a).

“Real Property Lease” has the meaning set forth in Section 4.17(b).

“R&W Insurance Policy” means (i) the Buyer-Side Representations and Warranties Insurance Policy issued by Houston Casualty Company (Policy Number F20P2110A001), (ii) the Excess Representations & Warranties Insurance Policy issued by Beazley USA Services, Inc. (Policy Number W2BDB2200101), (iii) the Excess Liability Representations & Warranties Insurance Policy issued by Arch Reinsurance Ltd., Markel Bermuda Limited and Everest Reinsurance (Bermuda) Ltd. (Policy Numbers ERW0065372-00, MKLB25GPL0001903 and DC10000086-2020-1, respectively) and (iv) Excess Liability Representations & Warranties Insurance Policy issued by Barbican Transaction Liability Consortium 9804, Liberty Surplus Insurance Corporation and Mr. Hawley Insurance Company (Policy Numbers 043401012055, AB1FGM001 and EPG0012423, respectively).

“Regulation S-X” has the meaning set forth in Section 7.13(b).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Release Date” has the meaning set forth in Section 10.1.

“Released Party” has the meaning set forth in Section 7.9.

“Releasing Party” has the meaning set forth in Section 7.9.

“Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Representative Losses” has the meaning set forth in Section 11.1(e).

“Representative Office” means the Company’s representative office in Taiwan.

“Requisite Shareholder Approval” has the meaning set forth in Section 4.3(b).

“Schedules” means the Company Disclosure Schedules and the Parent Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Financial Statements” has the meaning set forth in Section 7.14(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 4.12(a).

“Seller” means, collectively, (i) each holder of shares of Capital Stock as of immediately prior to the Effective Time and (ii) each holder of an Eligible Option.

“Seller Expenses” means, without duplication, to the extent unpaid immediately prior to the Closing, all of the fees, expenses, Taxes, costs, charges, payments and other obligations that are incurred by or on behalf of the Company and its Subsidiaries, the Sellers or the Representative (in each case to the extent paid or payable by the Company or its Subsidiaries) or for which the Company or its Subsidiaries is otherwise liable in connection with the transactions contemplated by this Agreement or the Ancillary Documents (whether incurred or to be paid prior to, at or after Closing, except as noted below), including (i) any fees, costs expenses, payments and expenditures of legal counsel, representatives, agents, advisors and accountants, (ii) the amount of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons (iii) all bonuses (other than performance-based bonuses under Contracts existing as of the date of this Agreement the payment of which is not contingent upon a change of control), change of control payments or similar payments or obligations payable by the Company or any of its Subsidiaries to directors, employees and/or consultants of the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or termination of employment or a services engagement in connection therewith, that are unpaid as of the Closing, except, in the case of termination of employment or a services engagement, to the extent that any such payments result from actions taken by or at the written direction of Parent, (iv) the employer portion of any payroll taxes or other withholding obligations arising from (A) payments described in clause (iii) of this definition or (B) payments to holders of Eligible Options in accordance with this Agreement, including any Transaction Payroll Taxes, in each case, to the extent such payroll taxes would be due and payable prior to, at or substantially contemporaneous with, or as a result of, the Closing and have not already been included in the calculation of amounts payable to holders of Eligible Options pursuant to Section 2.9(b) and 2.9(d), as applicable, (v) the costs of the Company D&O Tail Policy, (vi) the payment described on Schedule 1.1(c), and (vii) the premium of the R&W Insurance Policy of $1,319,904.64, and the underwriting fee and other related costs and expenses applicable to the R&W Insurance Policy, not to exceed $45,000 and the broker fee not to exceed $250,248.00.  For the avoidance of doubt, “Seller Expenses” shall exclude costs and expenses that are to be covered by Parent in accordance with Section 7.13.

“Seller Indemnitor” has the meaning set forth in Section 10.2(a).

“Seller Retention Amount” has the meaning set forth in Section 10.5(a)(ii).

“Seller Retention Termination Date” has the meaning set forth in Section 10.5(a)(ii).

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, no par value.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, no par value.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock of the Company, no par value.

“Series B-2 Preferred Stock” means the Series B-2 Preferred Stock of the Company, no par value.

“Series C Preferred Stock” means the Series C Preferred Stock of the Company, no par value.

“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock of the Company, no par value.

“Series D Preferred Stock” means the Series D Preferred Stock of the Company, no par value.

“Series D-1 Preferred Stock” means the Series D-1 Preferred Stock of the Company, no par value.

“Series D-2 Adjustment Escrow Amount” means (a) the Adjustment Escrow Amount multiplied by (b) 15%.

“Series D-2 Aggregate Consideration” means (a) the Estimated Merger Consideration multiplied by (b) 15%.

“Series D-2 Escrow Amount” means (a) the Escrow Amount multiplied by (b) 15%.

“Series D-2 Per Share Amount” means (a) (i) the Series D-2 Aggregate Consideration minus (ii) the Series D-2 Escrow Amount (iii) minus the Series D-2 Adjustment Escrow Amount plus (iv) the Aggregate Series D-2 Exercise Price divided by (b) the number of shares of Series D-2 Preferred Stock issued and outstanding immediately prior to the Effective Time plus the number of shares of Series D-2 Preferred Stock issuable upon exercise of the Eligible Series D-2 Options.

“Series D-2 Preferred Stock” means the Series D-2 Preferred Stock of the Company, no par value.

“Service Providers” has the meaning set forth in Section 4.12(p).

“Shareholders” means the holders of shares of Capital Stock.

“Shortfall Amount” has the meaning set forth in Section 2.10(b)(ii)(D)(2).

“Software” has the meaning set forth in Section 4.12(a).

“Standards Organization” has the meaning set forth in Section 4.12(a).

“Stock Certificate” has the meaning set forth in Section 3.2(a).

“Straddle Period” has the meaning set forth in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation), or (c) if a representative office, the operation thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” means $5,500,000.

“Tax” means (a) any and all federal, state, local, foreign or other taxes, including without limitation, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, abandoned property, unclaimed property, property subject to escheat, employee or other withholding, or other tax, duty, fee, levy, imposts or other charge of any kind in the nature of a tax imposed by a Governmental Entity, including any interest, additions, fines and penalties in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; and (b) any liability for amounts described in clause (a) as a result of (i) being a member of an affiliated, consolidated, combined, unitary, or similar group, (ii) as a transferee or successor or (iii) by Contract, by operation of law or otherwise.

“Tax Return” has the meaning set forth in Section 4.15(a).

“TCPA” has the meaning set forth in Section 4.12(a).

“Technical Deficiencies” has the meaning set forth in Section 4.12(o).

“Technology” has the meaning set forth in Section 4.12(a).

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Third Party Proceeds” has the meaning set forth in Section 10.6(d).

“Transaction Payroll Tax” means the employer portion of any social security, Medicare, unemployment or other employment or payroll Tax or similar amount owed by the Company or any of its Subsidiaries as a result of (a) the treatment of Company Options pursuant to Section 2.9 and (b) any other payments of compensation for services in connection with the transactions contemplated by this Agreement, in each case of (a) and (b), to the extent such payroll taxes would be due and payable prior to, at or substantially contemporaneous with, or as a result of, the Closing, other than the employer portion of payroll taxes due as a result of payments from actions taken pursuant to a written agreement between Parent and a Continuing Employee (or between the Company and a Continuing Employee if Parent consented to such agreement in writing), that are due, in the case of termination of employment or a services engagement, on payments resulting from actions taken by or at the written direction of Parent or that are included in the calculation of amounts payable to holders of Eligible Options pursuant to Section 2.9.

“Transfer Taxes” has the meaning set forth in Section 7.2(a)(vii).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“UK Subsidiary” means DisplayLink (UK) Limited.

“VAT” means value added tax payable under the United Kingdom Value Added Tax Act 1994 or otherwise payable in the European Union in compliance with Applicable Law and any other tax of a similar fiscal effect replacing or substituted for or levied in addition to the same.

“Washington Law” means the Washington business corporation act, as amended.

“WARN Act” has the meaning set forth in Section 4.13(g).

Article 2
THE MERGER

The Merger

. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Washington Law, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Washington Law. When the term “Company” is used in this Agreement with respect to periods after the Effective Time, such term shall have the same meaning as the term “Surviving Corporation.”

Closing of the Merger

. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., San Francisco time, on a date to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction (or waiver) of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025 unless another time, date or place is agreed to in writing by Parent and the Company; provided, that, notwithstanding the foregoing, if the Closing were to occur (without giving effect to this proviso) on a date that is within three weeks of the last day of any fiscal quarter of Parent, upon written notice by Parent to the Company prior to the date the Closing is required to occur pursuant to this Section 2.2 (without giving effect to this proviso), the Closing shall not occur prior to the end of such fiscal quarter of Parent and instead shall occur on a date specified by Parent which must be during the first week of the immediately following fiscal quarter of Parent; provided, further, that the determination as to whether any of the conditions to Closing have been satisfied shall be made on or prior to the day that the Closing would have occurred had Parent not provided such notice, without giving effect to any facts, circumstances, changes, events or occurrences that arise after such date, except that with respect to the condition set forth in Section 8.2(b) as it relates to Section 7.1, such condition shall also be satisfied as of the actual Closing.  The “Closing Date” shall be the date on which the Closing is consummated.

Effective Time

. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the Parties hereto shall cause articles of merger in form and substance reasonably acceptable to Parent and the Company (in any such case, the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Washington in such form as required by, and in accordance with applicable provisions of, Washington Law. The Merger shall become effective at the time that the Articles of Merger is accepted for filing by the Secretary of State of the State of Washington or at such later date and time as specified in the Articles of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Effect of the Merger

. At and after the Effective Time, the Merger will have the effect set forth in this Agreement and the applicable provisions of the Articles of Merger and Washington Law. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Articles of Incorporation

. From and after the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and Applicable Law, except that the name of the Surviving Corporation shall be DisplayLink Corp.

Bylaws

. From and after the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law, except that the name of the Surviving Corporation shall be DisplayLink Corp.

Directors and Officers

. From and after the Effective Time, (a) the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Company in office immediately prior to the Effective Time, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Effect on Capital Stock

. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the shareholders of any of the foregoing:

(a)Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

(b)Company Capital Stock (other than Series D-2 Preferred Stock). Subject to Section 2.10, Section 2.11, Section 2.12 and Section 3.2 and Article 10, each share of Capital Stock (on an as-converted to Common Stock basis), other than any share of Series D-2 Preferred Stock, issued and outstanding immediately prior to the Effective Time, shall be canceled, extinguished and automatically converted into the right to receive the Common Per Share Amount.

(c)Series D-2 Preferred Stock. Subject to Section 2.10, Section 2.11, Section 2.12 and Section 3.2 and Article 10, each share of Series D-2 Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled, extinguished and automatically converted into the right to receive the Series D-2 Per Share Amount.

(d)Excluded Shares. Each share of Capital Stock held by the Company in the Company’s treasury, by the Company’s Subsidiaries or by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)Escrow Amount. Notwithstanding any terms of Article 2 or Article 3 to the contrary, Parent shall withhold the Escrow Amount from that portion of the Merger Consideration payable pursuant to this Section 2.8, Section 2.9 and Section 2.10 at the Closing, in accordance with the Pro Rata Shares of the Sellers, and deposit such amount into the Escrow Account. Amounts payable to holders of Capital Stock as a result of the Merger as provided in this Section 2.8 shall be estimated and paid as, when and to the extent provided in this Article 2 and Article 3.

(f)Treatment of Unvested Stock.  At the Effective Time, each share of Common Stock and each share of Series D-2 Preferred Stock, in each case, that is not a Company Option and is unvested and remains subject to a company repurchase option as of immediately prior to the Effective Time (after taking into account any vesting acceleration in connection with the Closing), shall be canceled, the holders of such unvested shares of Common Stock and Series D-2 Preferred Stock shall not be entitled to receive any payments or consideration whatsoever with respect to such unvested shares of Common Stock or Series D-2 Preferred Stock as a result of the Merger or the cancellation of such unvested shares of Common Stock or Series D-2 Preferred Stock, and the Company shall have no further obligation with respect to such unvested shares of Common Stock or Series D-2 Preferred Stock.

Treatment of Company Options

.

(a)At the Effective Time, subject to Section 2.9(d):

(i)Each then outstanding Eligible Common Option shall terminate and be canceled by the Company and shall automatically be converted into the right to receive (A) an amount of cash (without interest and subject to any applicable Tax withholding) equal to the product of (1) the aggregate number of shares of Common Stock issuable upon exercise of such Eligible Common Option multiplied by (2) the Common Per Share Amount minus the exercise price required to be paid by such holder in order to acquire one share of Common Stock pursuant to such Eligible Common Option and (B) a Pro Rata Share of any additional cash amounts (without interest and subject to any applicable Tax withholding) from time to time, and solely to the extent, payable to the Sellers pursuant to this Agreement, including pursuant to Section 2.10(b)(ii)(D) and Section 10.9(b) (collectively, the “Other Seller Payments”). The amounts payable to holders of Eligible Common Options pursuant to the foregoing provisions of this Section 2.9(a)(i) are referred to herein as “Common Option Settlement Payments.” Company Common Options that are not Eligible Options shall be canceled at the Effective Time, the holders of such Company Common Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Company Common Options as a result of the

Merger or the cancellation of such Company Common Options and the Company shall have no further obligation with respect to such Company Common Options.

(ii)Each then outstanding Eligible Series D-2 Option shall terminate and be canceled by the Company and shall automatically be converted into the right to receive (A) an amount of cash (without interest and subject to any applicable Tax withholding) equal to the product of (1) the aggregate number of shares of Series D-2 Preferred Stock issuable upon exercise of such Eligible Series D-2 Option multiplied by (2) the Series D-2 Per Share Amount minus the exercise price required to be paid by such holder in order to acquire one share of Series D-2 Preferred Stock pursuant to such Eligible Series D-2 Option and (B) a Pro Rata Share of any Other Seller Payments. The amounts payable to holders of Eligible Series D-2 Options pursuant to the foregoing provisions of this Section 2.9(a)(ii) are referred to herein as “Series D-2 Option Settlement Payments.” Company Series D-2 Options that are not Eligible Series D-2 Options shall be canceled at the Effective Time, the holders of such Company Series D-2 Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Company Series D-2 Options as a result of the Merger or the cancellation of such Company Series D-2 Options and the Company shall have no further obligation with respect to such Company Series D-2 Options.  Holders of Eligible Series D-2 Options issued under the UK 2012 Plan shall also be entitled to receive (without interest and subject to any applicable Tax withholding) the Option Gross-Up Payments as provided in the Merger Consideration Allocation Schedule (such amount to be paid to such holder of the Eligible Series D-2 Option together with the payment described in clause (A) above in this section).

(b)The Surviving Corporation shall pay, or cause to be paid, all amounts owing to a holder of Eligible Options pursuant to Section 2.9(a) (without interest and net of any applicable withholding) when specified in this Agreement by check, direct deposit or wire transfer of immediately available funds (including by payment through the Company’s third-party payroll agent). Other amounts payable to holders of Eligible Options pursuant to Section 2.9(a) shall be paid by, or on behalf of, the Surviving Corporation at the same time as such amounts are required to be paid to, or on behalf of, the Shareholders. All amounts payable to holders of Eligible Options pursuant to this Section 2.9 shall be subject to and reduced by any applicable Tax withholding and the employer portion of any payroll taxes relating thereto.

(c)Prior to the Effective Time, the Company shall take, or cause to be taken, all necessary or appropriate actions to effect the termination and cancellation of all Company Options as provided herein, including, without limitation, providing any necessary notices to and obtaining any necessary consents of, in each case, in form and substance reasonably satisfactory to Parent, the holders thereof with respect to such cancellation, and to terminate the Company Stock Option Plans as of the Effective Time.

(d)Prior to the Effective Time and in accordance with Rule 9.4 of the UK 2012 Plan and the UK 2015 Plan, the Company Board shall declare all Company Options issued thereunder that may be vested as of immediately prior to the Effective Time, exercisable for a period ending immediately prior to the Effective Time such that any such Company Options issued thereunder not exercised as of immediately prior to the Effective Time shall be cancelled and terminated, and no longer exercisable, as of the Effective Time. The Company Board shall notify all holders of Company Options issued under the UK 2012 Plan and the UK 2015 Plan that may be vested as of immediately prior to the Effective Time of the right to exercise such Company Options by completing, signing and returning to the Company, prior to the Effective Time, a notice of exercise (in a form reasonably acceptable to Parent), which shall provide that such holder undertakes to pay the exercise price and the Tax liabilities arising upon exercise of such Company Options and which shall authorize the deduction of such monies from all amounts payable to such Exercising Holder with respect to any Exercised Shares, and, if such holder is entitled to receive a portion of the Merger Consideration in respect of the shares into which such Company Options are exercised, by signing a Joinder (any such holders that properly complete, sign and deliver to the Company such notice of exercise and Joinder, an “Exercising Holder” and any shares of Series D-2 Preferred Stock or Common Stock, as applicable, issued as a result of such exercise, the “Exercised Shares”)). As of immediately prior to the Closing, all Exercising Holders shall be deemed Shareholders with respect to their Exercised Shares. Notwithstanding anything in this Agreement to the contrary, including Section 2.8(b), all amounts payable to an Exercising Holder with respect to any Exercised Shares shall be subject to and reduced by any applicable Tax withholding, the employer portion of any payroll taxes relating thereto and the aggregate exercise price relating thereto. The Company shall use commercially reasonable efforts to cause all outstanding vested and in-the-money Company Options issued under the UK 2012 Plan and the UK 2015 Plan to be exercised prior to the Effective Time. Holders of shares of Series D-2 Preferred Stock issued upon exercise of Company Options issued under the UK 2012 Plan shall also be entitled to receive (without interest and subject to any applicable Tax withholding) the Option Gross-Up Payments as provided in the Merger Consideration Allocation Schedule (such amount to be paid to such holder of shares of Series D-2 Preferred Stock together with the payment described in Section 2.8(c)).

Merger Consideration

.

(a)Merger Consideration. The aggregate merger consideration to be paid hereunder in respect of all Capital Stock and Eligible Options (the “Merger Consideration”) shall equal: (i) the Consideration, (ii) plus the Closing Cash, (iii) less the amount of Closing Indebtedness, (iv) less the amount of Seller Expenses, (v) plus the amount, if any, by which Closing Working Capital is greater than Target Working Capital, (vi) less the amount, if any, by which Closing Working Capital is less than Target Working Capital and (vii) less the Option Gross-Up Payments (the amount represented by this clause (a), the “Adjusted Merger Consideration”). The Merger Consideration shall be estimated and finally determined pursuant to Section 2.10(b). The Merger Consideration shall be paid as and when described herein. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall the aggregate consideration paid or payable in respect of all Capital Stock and Eligible Options exceed the Merger Consideration.

(b)Determination of Merger Consideration. The Adjusted Merger Consideration shall be estimated and finally determined as follows:

(i)Closing Date Estimate. No later than five Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a consolidated balance sheet of the Company as of the Closing Date (the “Estimated Closing Statement”), including the Company’s good faith estimates of the amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses, together with calculations of the Adjusted Merger Consideration (the “Estimated Merger Consideration”), the Common Per Share Amount, the Series D-2 Aggregate Consideration and the Series D-2 Per Share Amount based on such estimates (which Estimated Closing Statement shall be reasonably acceptable to Parent). The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.10(c).

(ii)Post-Closing Adjustment.

(A)Parent shall cause to be prepared and, as soon as practical, but in no event later than 90 days after the Closing Date, shall cause to be delivered to the Representative, a statement (the “Closing Statement”) containing the actual amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses, together with a calculation of the Adjusted Merger Consideration based on such amounts. The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.10(c). Parent shall, and shall cause the Surviving Corporation and its auditors to, make available to the Representative and its auditors reasonable records and work papers in connection with the preparation the Closing Statement; provided that, prior to such disclosure, the Representative shall have executed a confidentiality agreement with Parent in a form reasonably acceptable to Parent with respect to such records and work papers, which confidentiality agreement shall not prohibit the Representative from communicating any such information with the Sellers who have a need to know such information, provided that any such recipients are subject to confidentiality obligations to Parent with respect thereto.

(B)If the Representative disagrees in whole or in part with the Closing Statement, then, within 30 days after its receipt of the Closing Statement, the Representative shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. Any Notice of Disagreement shall include a copy of Parent’s Closing Statement marked to indicate the specific line items of the Closing Statement that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of the Estimated Merger Consideration and any component thereof. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that the Representative does not provide a Notice of Disagreement within such 30-day period, the Representative shall be deemed to have accepted in full the Closing Statement as prepared by Parent, and such Closing Statement shall become final, binding and conclusive for all purposes hereunder as of 5:00 p.m. San Francisco time on such 30th day. In the event any Notice of Disagreement is properly and timely provided, Parent and the Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 30-day period, Parent and the Representative shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Adjusted Merger Consideration set forth in the Closing Statement and Disputed Line Items set forth in the Notice of Disagreement and the officers and other employees of the other Party, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Line Items. All Disputed Line Items agreed to during such 30-day period shall be final, conclusive and binding on the Parties and not subject to further appeal. If, at the end of such period, Parent and the Representative are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to a nationally recognized independent accounting firm mutually and reasonably acceptable to Parent and the Representative (the “Accounting Firm”). Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.10(b)(ii)(B), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable whether the Merger Consideration as set forth in the Closing Statement requires adjustment. The Accounting Firm shall be instructed that, in making such determination, it may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either Party, and that the Accounting Firm is only to consider matters still in dispute between Parent and the Representative. Parent, the Surviving Corporation and the Representative shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Line Items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request. The determination of the Accounting Firm shall be final, conclusive and binding on the Parties and shall be based solely on the terms of this Agreement (including Section 2.10(a)) and the written submissions by Parent and the Representative and not by independent review.

(C)The costs and expenses for the services of the Accounting Firm shall be borne by the Surviving Corporation, on the one hand, and the Representative (on behalf of the Sellers), on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution. Subject to the foregoing sentence, each party shall be responsible for its own fees and expenses incurred in connection with this Section 2.10(b).

(D)After the Adjusted Merger Consideration has been finally determined in accordance with this Section 2.10(b)(ii) (the Adjusted Merger Consideration as so determined, the “Final Merger Consideration”), the following payments shall be made:

(1)If the Final Merger Consideration exceeds the Estimated Merger Consideration (the amount of such difference, “Excess”), then (I)  the Surviving Corporation shall pay an amount in cash equal to the Excess to the Paying Agent (for further distribution to the Sellers on a pro rata basis based on their respective Pro Rata Shares in accordance with Section 2.13) and (II) Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Paying Agent (for further distribution to the Sellers based on their Pro Rata Share thereof) an amount in cash equal to the Adjustment Escrow Funds; or

(2)If the Estimated Merger Consideration exceeds the Final Merger Consideration (the amount of such difference, the “Shortfall Amount”), then, (I) if the Shortfall Amount is less than the amount of the Adjustment Escrow  Funds, Parent and the Representative shall immediately deliver joint written instructions to the Escrow Agent to (x) pay to Parent an amount of the Adjustment Escrow Funds equal to the Shortfall Amount and (y) pay to the Paying Agent (for further distribution to the Sellers based on their Pro Rata Share thereof) the remaining balance of the Adjustment Escrow Funds (if any), (II) if the Shortfall Amount is equal to the Adjustment Escrow Funds, Parent and the Representative shall immediately deliver joint written instructions to the Escrow Agent to pay to Parent an amount equal to the Shortfall Amount out of the Adjustment Escrow Funds and (III) if the Shortfall Amount is greater than the Adjustment Escrow Funds, (x) Parent and the Representative shall immediately deliver joint written instructions to the Escrow Agent to pay to Parent all of the Adjustment Escrow Funds and (y) Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Parent, from the Escrow Account, an amount of cash (but not more than the Escrow Funds) from the Escrow Account equal to the difference between the Adjustment Escrow Funds and the Shortfall Amount.

(E)Any amount payable pursuant to Section 2.10(b)(ii)(D) shall be paid within 10 Business Days after the determination of the Final Merger Consideration by wire transfer of immediately available funds to the account designated in writing by the recipient thereof.

(F)Payments pursuant to this Section 2.10(b)(ii) shall be treated for all purposes as adjustments to the Adjusted Merger Consideration.

(c)Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and its Subsidiaries in the preparation of the Latest Audited Balance Sheet, except that such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

Dissenters Rights

.

(a)Notwithstanding any provision of this Agreement, any shares of Capital Stock held by a holder who has demanded and perfected dissenters rights for such shares in accordance with Sections 23B.13.010 et seq. of Washington Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (each such Shareholder, a “Dissenter Shareholder”, and each share of Capital Stock held by such Dissenter Shareholder, a “Dissenter Share”), shall not be converted into or represent a right to receive Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by Washington Law.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Capital Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.8, without any interest thereon.

(b)The Company shall give prompt notice to Parent of any demands (and withdrawals of such demands) received by the Company for appraisal of shares of Capital Stock. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The Surviving Corporation shall pay to any Dissenter Shareholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by any court of competent jurisdiction with respect to, such demands, as and when such payments are required to be made following surrender by such Dissenter Shareholder of the certificate or certificates representing the shares of Capital Stock held by such Dissenter Shareholder in the manner provided in Section 3.2.

Payments and Other Actions of Parent

.

(a)At Closing and subject to Section 2.12(b):

(i)Parent will make the following payments out of the Estimated Merger Consideration without deducting the Closing Indebtedness, the Seller Expenses and the Option Gross-Up Payments (in the order of priority specified below, with each item being paid to the extent there is Estimated Merger Consideration remaining after payment of each prior item specified below):

(A)first, to the accounts designated by the Debt Payoff Recipients prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Company and its Subsidiaries’ Closing Indebtedness to be paid off at Closing owing to such Persons (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company or its Subsidiaries to repay such Closing Indebtedness, including costs and expenses related thereto;

(B)second, to the accounts designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the portion of the Seller Expenses owing to such Persons, net of any and all required withholding Taxes;

(C)third, to the account designated by the Escrow Agent prior to the Closing Date, by wire transfer of immediately available funds for deposit in the Escrow Account and the Adjustment Escrow Account (as applicable), an amount equal to the Escrow Amount and the Adjustment Escrow Amount, which amount shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement;

(D)fourth, to an account designated in writing by the Paying Agent prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Closing Payment (which amount shall be distributed by the Paying Agent to the Shareholders pursuant to Article 3 and in accordance with Section 2.8) (such amount, the “Consideration Fund”); and

(E)fifth, to the accounts designated in writing by the Company prior to the Closing Date (which may be the account of the Company’s third party payroll agent or bank account of the Company or one of its Subsidiaries from which such payroll agent regularly withdraws funds), by wire transfer of immediately available funds, an amount equal to the aggregate Option Settlement Payments and Option Gross-Up Payments and such amounts (net of all required withholding Taxes) shall be distributed by or on behalf of the Company to each holder of Eligible Options in accordance with Section 2.9 and the Merger Consideration Allocation Schedule.

(b)No later than five Business Days prior to the Closing, the Company shall prepare and deliver to Parent a schedule (the “Merger Consideration Allocation Schedule”) which shall set forth a detailed breakdown of the foregoing payments and deposits and the recipients thereof, including (i) the names of all of the Sellers (including indicating whether any Seller is an Exercising Holder) and their respective addresses and e-mail addresses to the extent in the Company’s records, (ii) the number and type of shares of Capital Stock held by, or subject to the Eligible Options held by, such Seller (including whether any such shares of Capital Stock are Exercised Shares and the number of shares thereof), as the case may be, and, in the case of issued shares, the certificate numbers for the share certificates covering such shares or indication that such shares are uncertificated, (iii) the number of shares of Capital Stock subject to and the exercise price per share in effect for each Eligible Option, (iv) the calculation of the Adjusted Merger Consideration, the Outstanding Common Shares, the Common Per Share Amount, the Series D-2 Per Share Amount, the Series D-2 Aggregate Consideration, the Common Escrow Amount and the Series D-2 Escrow Amount, (v) the calculation of aggregate cash amounts payable to each Seller pursuant to Section 2.8 and Section 2.9 and whether Taxes are required to be withheld therefrom (including any employer payroll taxes to be deducted therefrom and any exercise price to be deducted therefrom in accordance with Section 2.9(d)), (vi) each Seller’s Pro Rata Share of the Escrow Amount and each Seller’s Common Pro Rata Share of the Adjustment Escrow Amount, (vii) the calculation of each Seller’s Pro Rata Share (as a percentage) and Common Pro Rata Share (as a percentage), (xviii) the portion of the Option Gross-Up Payment that each holder of Eligible Options is entitled to receive; provided that in no event shall the aggregate amount exceed the Option Gross-Up Payment, and (ix) a funds flow memorandum setting forth other information reasonably requested by Parent.  The Parties acknowledge and agree that each of Parent, Merger Sub, the Company and the Paying Agent can rely on the Merger Consideration Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub, the Company and the Paying Agent at Closing.

Other Payments

. In order to facilitate the payment of any funds payable to the Sellers after the Closing Date pursuant to this Agreement, (a) the Shareholders’ aggregate Pro Rata Share or Common Pro Rata Share, as applicable, of such funds shall be paid to the Paying Agent for further distribution to the Shareholders on a pro rata basis (based on each Shareholder’s Pro Rata Share or Common Pro Rata Share, as applicable) and (b) the holders of Eligible Options’ aggregate Pro Rata Share or Common Pro Rata Share, as applicable, of such funds shall be paid (or retained, as applicable) to the Surviving Corporation for further distribution to such holders on a pro rata basis (based on each such holders Pro Rata Share or Common Pro Rata Share, as applicable).

Article 3
EXCHANGE OF SHARES

Paying Agent

. Prior to the Effective Time, Parent shall designate Acquiom Financial LLC, a Colorado limited liability company, to serve as payments administrator for purposes of this Agreement (in its capacity as the payments administrator, the “Paying Agent”). All fees and expenses of the Paying Agent shall be borne by Parent.

Shareholders of the Company

.

(a)As soon as reasonably practicable after the date of this Agreement, the Company shall mail to each Person who is a holder of record of the outstanding shares of Common Stock (the certificates representing such shares, if any, together with any certificates formerly representing shares of Preferred Stock still in the possession of a Seller, each, a “Stock Certificate”) (i) if not previously delivered in accordance with Washington Law, the notices required in connection with having obtained the requisite consent of shareholders approving the Merger by Section 23B.07.040 of Washington Law, including an information statement in a form reasonably acceptable to Parent describing in reasonable detail the Merger and this Agreement and including any other information required to be provided to the Shareholders under Applicable Law, (ii) the notice to Shareholders of their dissenters rights under Section 23B.13.020 of Washington Law, (iii) a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”) and (iv) instructions reasonably acceptable to Parent for effecting the surrender of such Stock Certificates for payment. The Letter of Transmittal shall (x) specify that, with respect to shares of Capital Stock represented by Stock Certificates, delivery shall be effected and risk of loss and title to the shares of Capital Stock (or rights hereunder) represented by such Stock Certificates shall pass only upon actual delivery of the Stock Certificates to the Paying Agent, (y) include appropriate transmittal materials and instructions for use in effecting the surrender of the Stock Certificates in exchange for the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.8(b) and such Shareholder’s Pro Rata Share or Common Pro Rata Share, as applicable, of the Other Seller Payments and (z) include a Joinder. After the Effective Time, the Merger Consideration and such other amounts (if any) shall be paid (without interest) as follows to each Shareholder who delivers (and only to a Shareholder who delivers) a duly executed Letter of Transmittal and a duly executed Joinder and surrenders such holder’s Stock Certificate or Stock Certificates, if any, (and such Stock Certificates shall thereafter be marked as canceled) or delivers a Lost Certificate Affidavit, if applicable, to the Paying Agent as and when provided in this Section 3.2:

(i)as soon as reasonably practicable after receipt of such documentation, the Paying Agent shall, which Parent shall use its commercially reasonable efforts to cause to occur within three Business Days, pay such Shareholder, (A) in the case of each Outstanding Common Share, an amount equal to the Common Per Share Amount and (B) in the case of each share of Series D-2 Preferred Stock issued and outstanding immediately prior to the Effective Time, an amount equal to the Series D-2 Per Share Amount; and

(ii)as soon as reasonably practicable after the Paying Agent receives any Other Seller Payment, an amount equal to such Shareholder’s Pro Rata Share or Common Pro Rata Share, as applicable of such payment.

(b)If any Stock Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) a customary affidavit (in form and substance reasonably satisfactory to Parent) (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, mislaid, stolen or destroyed, (ii) such customary contractual indemnity or other undertaking as Parent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares of Common Stock represented by such lost, stolen, mislaid or destroyed Stock Certificate shall have been converted. No Shareholder shall be entitled to any portion of the Merger Consideration pursuant to Section 2.8 or any Other Seller Payment until such holder delivers a duly executed Letter of Transmittal and Joinder, and surrenders such holder’s Stock Certificate or Stock Certificates, if any, or delivers a Lost Certificate Affidavit, as applicable, as provided in this Section 3.2.

Holders of Eligible Options

. As soon as reasonably practicable after the date of this Agreement, the Company shall mail or otherwise deliver to each Person who is a holder of record of Eligible Options a Joinder and Letter of Transmittal together with such other materials and instructions as Parent reasonably deems necessary for use in effecting the payment of the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.9 and such holder’s Pro Rata Share or Common Pro Rata Share, as applicable, of the Other Seller Payments (such Joinder, together with such other materials, the “Option Surrender Forms”). In addition to the other conditions set forth in this Agreement, receipt of any Merger Consideration pursuant to this Agreement by a holder of record of Eligible Options is conditioned upon delivery to Parent, on or prior to the Effective Time, of a duly executed Joinder and the other Option Surrender Forms.

Payments to Persons Other than Registered Holders

. If any consideration is to be paid to a Person other than the Person in whose name the Stock Certificate or Eligible Option surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Stock Certificate or Eligible Option accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other similar Taxes payable by the Surviving Corporation required by reason of the payment of such consideration to a Person other than the registered holder of the Stock Certificate or Eligible Option so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

Withholding Rights

. Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, and any of their respective agents, shall be entitled to deduct and withhold from payments made in connection with any of the transactions contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and any other Applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as the case may be, such deducted and withheld amounts (a) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, or any of their respective agents, as the case may be.

No Liability for Abandoned Property

. Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation, Representative or the Paying Agent shall be liable to any Seller for any amounts paid (including any Merger Consideration) or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Return of Funds; Consideration Fund

.

(a)If and to the extent any Seller fails to deliver a Letter of Transmittal and the related Stock Certificate, Lost Certificate Affidavit or Option Surrender Form to the Paying Agent prior to the six month anniversary of the Closing Date, any funds received by the Paying Agent as Merger Consideration or disbursements from the Escrow Account and payable to such Seller in respect of such Seller’s shares of Capital Stock and Eligible Options, as applicable, shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation (and any such cash may be commingled with the general funds of Parent or the Surviving Corporation, as the case may be), free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of a Seller and its heirs, assigns and transferees hereunder) and shall be promptly delivered to the Surviving Corporation by the Paying Agent, and such Seller shall look only to the Surviving Corporation for payment of such amounts. Each Seller who prior to such date delivers to the Paying Agent a duly completed and executed Letter of Transmittal and surrenders the related Stock Certificate or Lost Certificate Affidavit shall look only to the Paying Agent for satisfaction of any claims related to the Merger Consideration and such other amounts (except to the extent the Paying Agent has returned such funds to the Surviving Corporation as contemplated above, in which case such Seller shall only look to the Surviving Corporation as contemplated above).

Rights of Former Shareholders and Option Holders

. At the Effective Time, the stock transfer books of Company shall be closed as to holders of Capital Stock immediately prior to the Effective Time and no transfer of Capital Stock (or Eligible Options and Option Shares) by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Stock Certificate theretofore representing shares of Capital Stock (other than Excluded Shares) shall, from and after the Effective Time, represent for all purposes only the right to receive a portion of the Merger Consideration as described herein and such additional amounts (if any) described herein. Until a Joinder and other Option Surrender Forms have been executed and delivered to Parent or the Surviving Corporation in accordance with the provisions of Section 3.3, each Eligible Option shall, from and after the Effective Time, represent for all purposes only the right to receive a portion of the Merger Consideration as described herein and such additional amounts (if any) described herein. The Merger Consideration and such additional amounts (if any) payable in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Capital Stock (other than any Dissenter Shares) and Eligible Options.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of Parent and Merger Sub, except as set forth in the disclosure schedules (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedules relates; provided, however, that any information disclosed in one section of such disclosure schedules shall be deemed to be disclosed in such other sections of such disclosure schedules to which its relevance is readily apparent on the face of such disclosed information), dated as of the date of this Agreement, from the Company to each of Parent and Merger Sub (the “Company Disclosure Schedules”), as follows:

Organization and Qualification

.

(a)The Company and each of its Subsidiaries is a corporation, limited partnership, representative office or other business entity, as the case may be, duly registered organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of registration, formation or organization (as applicable), except where the failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has the requisite corporate or limited partnership power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b)The Company and each of its Subsidiaries is duly qualified or licensed to conduct non-business activities, in the case of the Representative Office, or transact business, in the case of the Company and each of its other Subsidiaries, and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the activities or business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; without limiting the foregoing, the Company and its Subsidiaries are so qualified or licensed and in good standing in each jurisdiction listed on Schedule 4.1(b)(i) of the Company Disclosure Schedules.  Schedule 4.1(b)(ii) of the Company Disclosure Schedules sets forth a true, correct and complete list of:  (i) the names of the members of the board of directors of the Company and its Subsidiaries, (ii) the names of the members of each committee of the board of directors of the Company and its Subsidiaries and (iii) the names and titles of the officers of the Company and its Subsidiaries.

Capitalization of the Company and its Subsidiaries

.

(a)The authorized Capital Stock of the Company consists solely of (i) 331,900,000 shares of Common Stock, of which 23,267,988 are issued and outstanding as of the date hereof, (ii) 7,081,042 shares of Series A Preferred Stock, of which 7,081,042 are issued and outstanding as of the date hereof, (iii) 24,907,134 shares of Series B Preferred Stock, of which 24,907,134 are issued and outstanding as of the date hereof, (iv) 38,698,189 shares of Series B-1 Preferred Stock, of which 38,698,189 are issued and outstanding as of the date hereof, (v) 13,726,901 shares of Series B-2 Preferred Stock, of which 13,726,901 are issued and outstanding as of the date hereof, (vi) 51,377,889 shares of Series C Preferred Stock, of which 51,377,889 are issued and outstanding as of the date hereof, (vii) 37,177,122 shares of Series C-1 Preferred Stock, of which 36,900,369 are issued and outstanding as of the date hereof, (viii) 52,506,184 shares of Series D Preferred Stock, of which 47,824,830 are issued and outstanding as of the date hereof, (ix) 35,393,816 shares of Series D-1 Preferred Stock, of which 35,393,816 are issued and outstanding as of the date hereof, and (x) 9,500,000 shares of Series D-2 Preferred Stock, of which 1,378,713 are issued and outstanding as of the date hereof. The Company holds no treasury shares.  As of the date hereof, there are no other issued and outstanding shares of Capital Stock and no outstanding commitments or Contracts to issue any shares of Capital Stock other than pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans and the Company Warrants that are outstanding as of the date hereof.  Schedule 4.2(a) of the Company Disclosure Schedules accurately sets forth, as of the date hereof, (A) a true, correct and complete list of the Shareholders that are the registered owners of any shares of Capital Stock and the number and type of such shares so owned by such Shareholder and (B) the number of shares of Common Stock that would be owned by such Shareholder assuming conversion of all shares of Preferred Stock so owned by such Person after giving effect to all anti-dilution and similar adjustments in accordance with the Governing Documents of the Company or any Contract to which the Company is a party or by which the Company is bound. As of the Closing, all of the issued and outstanding shares of Capital Stock will be held of record by the Persons and in such amounts as set forth on the Merger Consideration Allocation Schedule. All issued and outstanding shares of Capital Stock have been duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Governing Documents of the Company or any Contract to which the Company is a party or by which the Company or any of its assets is bound. No shares of Capital Stock outstanding as of the date hereof are subject to any vesting requirements. The Company has never declared or paid any dividends on any shares of Capital Stock.  There is no liability or obligation for dividends accrued and unpaid by the Company.   The Company is not under any obligation to register under the Securities

Act or the rules and regulations promulgated thereunder, any other Applicable Law or “blue sky” laws, any shares of Capital Stock, any equity interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued.  Except for shares of Series D-2 Preferred Stock, each share of Preferred Stock is convertible into shares of Common Stock on a one-for-one basis, and immediately prior to the Closing, all shares of Preferred Stock (other than shares of Series D-2 Preferred Stock) will be converted into shares of Common Stock in accordance with the Governing Documents of the Company in effect as of the date hereof.  All issued and outstanding shares of Capital Stock and Company Options and Company Warrants were issued in compliance with all Applicable Law and all requirements set forth in the Governing Documents of the Company and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. The Merger Consideration Allocation Schedule reflects an allocation and distribution of the Merger Consideration in accordance with the Governing Documents of the Company.

(b)As of the date hereof, the Company has reserved 53,509,275 shares of Common Stock for issuance to employees, non-employee directors and contractors pursuant to the Company Common Stock Option Plans, of which 20,279,295 shares of Common Stock are subject to outstanding and unexercised Company Common Options, and 17,921,070 shares of Common Stock remain available for issuance thereunder, and the Company has reserved 9,500,000 shares of Series D-2 Preferred Stock for issuance to employees, non-employee directors and contractors pursuant to the Company Series D-2 Stock Option Plans, of which 7,643,222 shares of Series D-2 Preferred Stock are subject to outstanding and unexercised Company Series D-2 Options, and 478,065 shares of Series D-2 Preferred Stock remain available for issuance thereunder.  Schedule 4.2(b) of the Company Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of all outstanding Company Options, whether or not granted under the Company Stock Option Plans, including the holders thereof and the number of shares of Common Stock or Series D-2 Preferred Stock (as applicable) subject to each such Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option, the exercise price per share of such Company Option, and the term of such Company Option. Each Company Option was granted under and in accordance with the terms of the applicable Company Stock Option Plan and those Company Options issued under the US 2012 Plan or the US 2015 Plan is a nonqualified stock option for U.S. Tax purposes. True, correct and complete copies of each Company Stock Option Plan and all forms of agreement used for making grants under each Company Stock Option Plan (including any individual agreement that materially deviates from such forms, other than deviations relating to vesting schedules or deviations that are necessary to comply with Applicable Law) have been made available to Parent, and no such Company Stock Option Plans and forms of agreement have been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Stock Option Plans or forms in any case from those provided to Parent.  The terms of each of the Company Stock Option Plans and each award agreement that evidences a Company Option permit the treatment of the Company Options subject thereto as provided in this Agreement. Each Company Option issued under the UK 2004 Plan and outstanding is an Eligible Option.

(c)Except as set forth on Schedule 4.2(a) and Schedule 4.2(b) of the Company Disclosure Schedules, as of the date of this Agreement, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, or (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company. The Company does not have in place any management “carve out” plan. The Company has made available to Parent all Contracts containing rights to indemnification for acts or omissions occurring prior to or as of the Closing Date in favor of the Covered Persons, whether located in Governing Documents, indemnity agreements or as provided pursuant to a resolution of the Company Board or the board of directors of such Subsidiary, or otherwise.

(d)The Company and its Subsidiaries do not directly or indirectly own any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, or control of, directly or indirectly, any other Person, and the Company and its Subsidiaries are not, directly or indirectly, a party to, member of or partner in any partnership, joint venture or similar business entity. Schedule 4.2(d) of the Company Disclosure Schedules sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by the Company and each of its Subsidiaries, with respect to each Person of which the Company and/or its Subsidiaries own directly or indirectly, any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity interest. All outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, are free and clear of any preemptive rights (except to the extent provided by Applicable Law and other than such rights as may be held by the Company or its Subsidiaries), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws) or Liens (other than Permitted Liens) and are owned, beneficially and of record, by the Company or its Subsidiaries. There are no (i) outstanding equity securities of the Company’s Subsidiaries, (ii) outstanding subscriptions, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to any equity interests of the Company or its Subsidiaries, (iii) Liens, proxies, voting trusts, or voting agreements with respect to the sale, issuance or voting of any equity interests or shares of common stock (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding shares of common stock) of the Company or its Subsidiaries, and no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the equity interests or securities of the Company may vote, (iv) obligations to redeem, repurchase or otherwise acquire shares of common stock of the Company or its Subsidiaries and (v) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to capital stock of, or other equity or voting interests in, the Company or its Subsidiaries; in each case of clauses (ii) or (iii) above, pursuant to any Applicable Law (other than any limitations or restrictions on transferability under any federal or state securities or “blue sky” laws), any Governing Document of the Company or its Subsidiaries or any Contract to which the Company or its Subsidiaries are party and in each case of clauses (ii), (iii), (iv) or (v) above, there are no Contracts to give or create any of the rights or interests set out in such clauses or any right to call for the issue or creation of any such rights.  As of the date hereof, there are no, and as of the Closing there will be no, shares of Series D-2 Preferred Stock issued and outstanding subject to any vesting restrictions.

(e)Schedule 4.2(e) of the Company Disclosure Schedules sets forth a list of all of the Indebtedness of the Company and its Subsidiaries and the interest rate, maturity date, any assets securing such Indebtedness and any prepayment or other penalties or amounts payable in connection with the repayment or prepayment of such Indebtedness at the Closing.

Authority; Board Approval; Requisite Shareholder Approval

.

(a)The Company has the requisite power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which the Company is or is specified to be a party have been or prior to Closing will be) duly authorized by all necessary action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is or is specified to be a party have been or prior to Closing will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is or is specified to be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally (the “Bankruptcy and Equity Exception”).

(b)The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Ancillary Documents, the Merger and the other transactions contemplated by this Agreement and approving the execution, delivery and performance of this Agreement and the other Ancillary Documents, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its Shareholders and (iii) recommending that the Company’s Shareholders adopt this Agreement and give the Requisite Shareholder Approval. The only votes of holders of any class or series of Capital Stock necessary to approve and adopt this Agreement and the Merger are (i) the adoption of this Agreement by the affirmative vote of the holders of (A) at least a majority of the outstanding shares of Capital Stock (excluding, for this purpose, shares of Series D-2 Preferred Stock) voting together as a single class on an as-converted to Common Stock basis and (B) at least 60% of the outstanding shares of Preferred Stock (excluding, for this purpose, shares of Series D-2 Preferred Stock) voting together as a single class on an as-converted to Common Stock basis (the “Requisite Shareholder Approval”) and (ii) the conversion of the Preferred Stock (other than shares of Series D-2 Preferred Stock) into Common Stock by the affirmative vote of the holders of (A) at least 60% of the holders of Preferred Stock (other than the Series D-2 Preferred Stock, voting together as a single class and on as-converted into Common Stock basis and (B) at least 60% of the holders of Series D Preferred Stock and Series D-1 Preferred Stock, voting together as a single class and on an as‑converted into Common Stock basis. No other vote of the holders of Capital Stock is required to consummate any of the transactions, other than the Merger, contemplated by this Agreement or the Ancillary Documents. No state takeover statute is applicable to the Company, the Merger or the other transactions contemplated by this Agreement.

Financial Statements; Liabilities; Internal Controls; Solvency

.

(a)Attached to Schedule 4.4(a) of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2019 (the “Latest Audited Balance Sheet”) and December 31, 2018, excluding the independent auditors’ report to the directors and observers of the Company, and the related audited consolidated statements of income, cash flows and shareholders’ equity for each fiscal year of the Company then ended; and

(ii)the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2020 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows for the six-month period then ended.

(b)The Financial Statements have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except in the case of the unaudited Financial Statements the absence of footnotes and normal year-end adjustments. The Financial Statements fairly present, in all material respects, (i) the assets, liabilities, financial position and profit or loss of the Company and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations, changes in shareholders’ equity (in the case of the audited Financial Statements) and cash flows of the Company and its Subsidiaries for the fiscal period covered thereby, in compliance with GAAP as in effect on such date (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and changes that result from normal year-end adjustments). The books and records of the Company and its Subsidiaries are true, correct and complete in all material respects and are in the possession of the Company or its Subsidiaries. All reserves that are set forth in or reflected in the Latest Audited Balance Sheet and the Latest Balance Sheet have been established in accordance with GAAP consistently applied.  Except as disclosed in the accounting policies notes to the audited Financial Statements, no change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment) of the Company or any of its Subsidiaries for at least three years prior to December 31, 2019.

(c)Neither the Company nor any of its Subsidiaries has any liabilities, debts or obligations of any nature, except liabilities, debts and obligations that (i) are set forth or adequately provided for in the Latest Audited Balance Sheet, or the accompanying notes, (ii) that are included in Seller Expenses or Closing Indebtedness, (iii) were incurred since the date of the Latest Audited Balance Sheet and prior to the date of this Agreement in the ordinary course of business consistent with past practice and that in the aggregate are not material and adverse to the Company and its Subsidiaries, taken as a whole, and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law, (iv) are incurred in connection with the transactions contemplated by this Agreement, or (v) do not exceed $5,000 individually. Except for liabilities and obligations reflected in the Financial Statements and their accompanying notes, included in Seller Expenses or Closing Indebtedness, the Company has no off-balance sheet liability or obligation of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.

(d)The accounts receivable of the Company and its Subsidiaries (the “Accounts Receivable”) as reflected on the Latest Balance Sheet and as will be reflected in the Estimated Closing Statement, arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within 60 days following the date hereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Latest Balance Sheet or in the Estimated Closing Statement, as the case may be.  Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable.  The Accounts Receivable arising after June 30, 2020 and before the Closing Date, including all Accounts Receivable reflected in the estimate of the Closing Working Capital set forth in the Estimated Closing Statement, (i) arose or shall arise in the ordinary course of business, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or are collectible in the book amounts thereof within 60 days following the date hereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any material claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation other than normal warranty repair and replacement.  No Person has any Lien on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable.  Schedule 4.4(d) of the Company Disclosure Schedules sets forth, as of the date hereof, an aging of the Accounts Receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 4.4(d) of the Company Disclosure Schedules sets forth, as of the date hereof, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers, including the type and amounts of such claims.

(e)The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting appropriate for a privately-held company similar to the Company. Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has not identified, and the Company’s independent accounting firm (other than as disclosed in its annual report to the audit committee of the Company Board) has not identified to the Company, (i) any deficiencies, including significant deficiencies or material weaknesses, in the design or operation of the internal controls of the Company that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize or report financial data; or (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company and its Subsidiaries’ internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2016 to the date of this Agreement. The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a−15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.

(f)Schedule 4.4(f) of the Company Disclosure Schedules sets forth the names and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries maintains accounts, including the account name and number and the names of all Persons authorized to make withdrawals therefrom).

Consents and Approvals; No Violations

. Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company or its Subsidiaries of this Agreement or the Ancillary Documents to which the Company or its Subsidiaries are a party or the consummation by the Company or its Subsidiaries of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the Applicable Law with respect to competition, merger control, antitrust, fair trade or similar Applicable Law, and (ii) the filing of the Articles of Merger. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or result in any breach of any provision of the Company’s or any of its Subsidiaries’ Governing Documents, (b) result in a violation or breach of, result in any loss of material rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of, or result in the payment of any additional amounts or consideration under, any material Permit or Material Contract to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries is bound, (c) violate any Order or Applicable Law or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Company or its Subsidiaries, except in the case of the foregoing clauses (b) or (c) as would not reasonably be expected to result in, individually or in the aggregate, a Company Material

Adverse Effect. The disclosures on Schedule 4.5 of the Company Disclosure Schedules are the “Material Consents.”

Material Contracts

.

(a)Except as set forth on Schedule 4.6(a) or Schedule 4.10(a) of the Company Disclosure Schedules (the Contracts listed on Schedule 4.6(a), together with all Real Property Leases, Affiliate Agreements and Company IP Agreements (as defined below) that have not expired or been terminated, collectively, the “Material Contracts”), neither the Company nor its Subsidiaries (nor any of their respective assets) are, as of the date of this Agreement, a party to or bound by any of the following that have not expired or been terminated:

(i)Contract for the employment of any officer, individual employee or other person on a full time, part-time, consulting or other basis (excluding at-will offers letters on the Company’s standard form provided to Parent that do not include severance or termination payments or include standard notice provisions), or employment agreement, severance agreement or other agreement that require payments upon a “change in control” or similar payments covering any officer, employee or director or former officer, employee or director of the Company or its Subsidiaries;

(ii)commission, distribution or sales Contract with (A) any current employee, individual consultant, contractor or salesperson, (B) any distributor of any Company Products providing for the payment of any commissions or other sales compensation to any employees or agents of such distributor and pursuant to which the Company or the applicable Subsidiary made payments in excess of $50,000 during the three-month period ended March 31, 2020, or (C) under which a firm or other organization provides commission or sales-based services to the Company or its Subsidiaries pursuant to which the Company or the applicable Subsidiary made payments in excess of $50,000 during the three-month period ended March 31, 2020;

(iii)Contract relating to obligations of the Company or any of its Subsidiaries for Indebtedness;

(iv)Contract relating to capital expenditures and involving future payments by the Company or its Subsidiaries in excess of $100,000 in any individual case;

(v)Contract under which the Company or its Subsidiaries are lessees of or hold or operate any tangible property (other than real property) owned by any other Person, except for any such Contract under which the aggregate annual rental payments do not exceed $50,000;

(vi)Contract under which the Company or its Subsidiaries are lessors of, or permits any third party to hold or operate, any tangible property (other than real property) owned or controlled by the Company or its Subsidiaries, except for any lease or Contract under which the aggregate annual rental payments do not exceed $50,000;

(vii)(A) partnership agreement, shareholders’ agreement, joint venture, strategic alliance, or similar Contract, or (B) other similar Contract primarily involving the sharing of profits, losses, costs or liabilities (other than through indemnification provisions or limits thereon) with any Person that involved annual payments to or from the Company and its Subsidiaries during the last three years in excess of $50,000;

(viii)any Contract pursuant to which the Company or any of its Subsidiaries has (directly or indirectly) (A) acquired, or agreed to acquire, a business or entity, or all or substantially all of the assets of a business or entity (other than in the ordinary course of business) or any interest in a business or entity, or (B) disposed, or agreed to dispose, (other than in the ordinary course of business) of any material assets or properties, in each case whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise;

(ix)Contract prohibiting the Company or its Subsidiaries from freely engaging in any line of business, or containing covenants that limit or purport to limit the ability of the Company or its Subsidiaries to (A) compete in any business or with any Person or in any geographic area, in each case, with respect to the Company’s business as currently conducted (not including any non-solicitation or similar obligations), (B) sell, supply, provide or distribute any service or product as conducted, in each case, with respect to the Company’s business as currently conducted or as proposed to be conducted as of the date hereof, or (C), use or enforce any Company IP Rights;

(x)collective bargaining agreement or other Contract with any collective bargaining representative or other Contracts with a labor union, labor organization or similar body;

(xi)any Contract for or relating to indemnity by the Company or its subsidiaries of any director, officer, employee, individual consultant or individual independent contractor;

(xii)settlement or similar Contract pursuant to which the Company or its Subsidiaries is obligated to pay consideration in excess of $25,000 individually or $100,000 in the aggregate after the date hereof;

(xiii)Contract for any prior (within the past three years) or future disposition or acquisition of properties, of assets (other than in the ordinary course of business) or of any interest in any business enterprise, in each case valued in excess of $100,000 by the Company or its Subsidiaries, or any merger or business combination with respect to the Company or its Subsidiaries;

(xiv)Contract (A) providing for the Company or its Subsidiaries to be the exclusive or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company or its Subsidiaries of exclusive rights that are material to the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries expects (as of the date hereof) to accrue revenue in excess of $100,000 during the 12 month period after the date hereof, (B) providing for any Person to be the exclusive provider of any product or services to the Company or its Subsidiaries or that otherwise involves the granting by the Company or its Subsidiaries to any Person of exclusive rights to Company property, products or services, (C) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of the Company or its Subsidiaries, (D) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than the Company or its Subsidiaries, or (E) pursuant to which the Company or its Subsidiaries have agreed to purchase a minimum amount of any products, services or tangible assets of another Person;

(xv)any sales representative, value added re-seller, remarketer or other Contract for distribution of products or services of the Company or any of its Subsidiaries, or the products or services of any other Person, other than any Contract between the Company or any Subsidiary, on the one hand, and an officer or employee of the Company or such Subsidiary, on the other hand, in each case pursuant to which the Company or its Subsidiaries paid the counterparty thereto in excess of $100,000 in the three-month period ended March 31, 2020;

(xvi)any power of attorney granted by the Company or any of its Subsidiaries;

(xvii)Contract that obligates the Company or its Subsidiaries to pay an amount in excess of $100,000 during the 12 month period after the date hereof or relates to the sale of goods or the provision of services pursuant to which the Company or its Subsidiaries expects (as of the date hereof) to accrue revenue in excess of $100,000 during the 12 month period after the date hereof; or

(xviii)Contract with any Governmental Entity.

(b)As of the date of this Agreement each Material Contract is (i) in full force and effect, (ii) valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties to it, and (iii) enforceable in accordance with its terms against the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto (subject to the Bankruptcy and Equity Exception). The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each of the other parties thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract. As of the date of this Agreement neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of the stated intention of any party to terminate or materially amend any Material Contract or to exercise any option not to renew thereunder and, to the Knowledge of the Company, and each of its Subsidiaries, no party has the stated intention to terminate or materially amend any Material Contract or to exercise any option not to renew thereunder. A true and complete copy of each Contract (other than purchase orders and similar confirmatory documents or other ancillary agreements or portions of such Contracts no longer in effect) required to be disclosed in Schedule 4.6(a) of the Company Disclosure Schedules has been made available to Parent.  All Material Contracts are in written form.

Absence of Changes

. During the period beginning on the date of the Latest Audited Balance Sheet and ending on the date of this Agreement, (a) a Company Material Adverse Effect has not occurred or existed, (b) except in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practices and (c) neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Section 7.1.

Litigation

.  There is no Proceeding pending against the Company, any of its Subsidiaries or any of their respective assets or properties (or (i) against any officer, director or employee of the Company or any of its Subsidiaries, or (ii) to the Knowledge of the Company, against any consultant, contractor or agent of the Company or any of its Subsidiaries, in the case of each of (i) and (ii), in such Person’s capacity as such or relating to such Person’s employment, services or relationship with the Company or such Subsidiary) before any Governmental Entity, arbitrator or mediator other than ordinary course Proceedings relating to registration of Intellectual Property Rights, and in last four years prior to the date hereof, no such Proceeding has been brought or, to the Knowledge of the Company, threatened (including with respect to (i) the execution and delivery by the Company of this Agreement or any Ancillary Document or upon the completion of the Merger or any of the other transactions contemplated hereby or (ii) any confidentiality or similar agreement entered into by the Company regarding the Merger).  There is no Order outstanding against the Company, any of its Subsidiaries, or any of their respective assets or properties (or (A) against any officer, director or employee of the Company or any of its Subsidiaries, or (B) to the Knowledge of the Company, against any consultant, contractor or agent of the Company or such Subsidiary, in the case of each of (A) and (B), in such Person’s capacity as such or relating to such Person’s employment, services or relationship with the Company or such

Subsidiary) other than ordinary course Orders relating to registration of Intellectual Property Right.  Neither the Company nor any of its Subsidiaries has a Proceeding pending or threatened against any Governmental Entity or other Person.

Permits; Compliance with Applicable Law

. Except with respect to Permits required under Environmental Laws, which are addressed in Section 4.11, Schedule 4.9 of the Company Disclosure Schedules contains a true, correct and complete list of all material Permits that are held by the Company and its Subsidiaries or that are otherwise required to permit the Company and its Subsidiaries to conduct their business. The Company and each of its Subsidiaries holds and currently is (and during the last four years has been) in compliance in all material respects with, all Permits necessary for the lawful conduct of their respective non-business activities, in the case of the Representative Office, or businesses, in the case of the Company and each of its other Subsidiaries, as presently conducted, and all such Permits are (and during the last four years have been) in full force and effect.  To the Knowledge of the Company, there are no grounds for the suspension, cancellation, variation, revocation, termination or non‑renewal of any material Permit by any Governmental Entity. The direct or indirect change of control of the Company or any of its Subsidiaries as a consequence of the transactions contemplated by this Agreement will not result in the suspension, cancellation, variation, revocation, termination or non-renewal of any Permit or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Permit. During the past four years, neither the Company nor any of its Subsidiaries has received written notice relating to the revocation or modification of any Permits or alleging that it is not in material compliance with, or has any material liability under any Permits. No Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any Permit, nor has any such Proceeding been pending at any time during the past four years. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, its or their directors or officers (solely in their capacities as such) are currently, nor have any such Persons been at any time during the past four years, subject to any Orders. The Company and its Subsidiaries are, and for the past four years have been, in compliance in all material respects with all Applicable Laws. As of the date of this Agreement neither the Company nor its Subsidiaries have received any written communication during the two years prior to the date of this Agreement from a Governmental Entity that alleges that the Company or its Subsidiaries are not in compliance in any material respect with any Applicable Laws that has not heretofore been cured or for which there is any remaining material liability.

Employee Plans

.

(a)Schedule 4.10(a) of the Company Disclosure Schedules sets forth a true and complete list of each Employee Benefit Plan, other than any employment offer letters entered into in the ordinary course of business that do not materially deviate from the forms of offer letter for new hires of the Company or any of its Subsidiaries and individual agreements memorializing Company equity awards that do not materially deviate from the forms of award agreement (other than deviations relating to vesting schedules or deviations that are necessary to comply with Applicable Law).

(b)The Company has made available to Parent the following documents with respect to each Employee Benefit Plan: (i) correct and complete copies of all documents embodying such Employee Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, other than any employment offer letters entered into in the ordinary course of business that do not materially deviate from the forms of offer letter for new hires of the Company or any of its Subsidiaries and individual agreements memorializing Company equity awards that do not materially deviate from the forms of award agreement (other than deviations relating to vesting schedules or deviations that are necessary to comply with Applicable Law), (ii) a written description of any such Employee Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the three most recent annual actuarial valuations, if any, (v) all IRS or DOL determination, opinion, notification and advisory letters, (vi) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Entity received in the last three years, (viii) all discrimination tests for the most recent three plan years, and (ix) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance contracts.

(c)Each Employee Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by all Applicable Laws, including ERISA and the Code, which are applicable to such Employee Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a currently effective favorable determination notification, advisory or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter covering such Employee Benefit Plan that would adversely affect such favorable determination.

(d)No plan currently or in the past five years maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (i) a Multiemployer Plan, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e)Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements under COBRA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any applicable Employee Benefit Plan.

(f)No Employee Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than (i) coverage mandated under COBRA, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under an Employee Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 4.10(f) of the Company Disclosure Schedules.

(g)There is no Contract covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan or (iii) trigger any obligation to fund any Employee Benefit Plan.

(h)No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Benefit Plan). There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL or other Governmental Entity with respect to any Employee Benefit Plan.

(i)With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan has been maintained and operated in material compliance with Section 409A of the Code and the applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax thereunder. No stock option granted by the Company or any of its Subsidiaries (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax under Section 409A of the Code.  Neither the Company nor any of its Subsidiaries has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.

(j)With respect to Employee Benefit Plans that are maintained outside the jurisdiction of the United States or cover any employee residing or working outside the United States (each, a “Non-U.S. Benefit Plan”), (i) each Non-U.S. Benefit Plan that is required to be funded is funded in accordance with its current funding arrangements, and with respect to all other Non-U.S. Benefit Plans, any reserves therefor shall be accounted for on the Closing Statement, (ii) to the Knowledge of the Company, no material liability or obligation of the Company or its Subsidiaries exists with respect to such Non-U.S. Benefit Plans that has not been disclosed on Schedule 4.10(j) of the Company Disclosure Schedules and (iii) to the Knowledge of the Company, no Subsidiary of the Company is obliged or required under Applicable Law to maintain or implement any other Non-U.S. Benefit Plan. No Non-U.S. Benefit Plan of the Company or its Subsidiaries in the United Kingdom provides retirement benefits which are not "money purchase benefits" as defined in section 181 of the United Kingdom Pension Schemes Act 1993. The Company and its Subsidiaries: (i) have at all times complied with their auto-enrolment obligations under the United Kingdom Pensions Act 2008; (ii) have not at any time been the employer of an active a member of, or been associated or connected (as defined in section 51(3) of the United Kingdom Pensions Act 2004) with an employer of an active a member of, a defined benefit occupational pension scheme; and (iii) has not at any time employed an employee whose contract of employment includes rights to benefits which are not old age, invalidity or survivors transferred to it from another employer under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

(k)Neither the Company nor any of its Subsidiaries provides severance, redundancy or other similar agreements or schemes in the United Kingdom or in Poland , which confer any entitlement on any of the directors and employees to receive any payment on the termination of their employment (except for contractual notice pay) beyond statutory limits.

(l)The Company has provided details of all schemes (whether contractual or discretionary) in operation in the United Kingdom and in Poland under which any employee is entitled to any bonus or commission or participate in any share incentive scheme or share option scheme.

(m)The Poland Subsidiary has not been required to introduce and has not introduced the Employee Capital Plan (pracowniczy plan kapitałowy). The Poland Subsidiary will be required to introduce the Employee Capital Plan (pracowniczy plan kapitałowy) as of 1 July 2020.

Environmental Matters

.

(a) (i) The Company and its Subsidiaries are, and for the four years prior to the date of this Agreement have been, in compliance in all material respect with all Environmental Laws; (ii) without limiting the generality of the foregoing, the Company and its Subsidiaries have not received any communication from any Governmental Entity alleging that the Company or its Subsidiaries are in breach of, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to lead to a breach of, any Environmental Laws; (iii) the Company and its Subsidiaries hold and are (and have held and been at all times during the four years prior to the date of this Agreement) in compliance in all material respects with all Permits that are required to be held by them pursuant to Environmental Laws (“Environmental Permits”), and have timely applied for all required renewals thereof, and Schedule 4.11(a)(ii) of the Company Disclosure Schedules contains a true, correct and complete list of all material Environmental Permits that are held by the Company and its Subsidiaries or that are otherwise required to permit the Company and its Subsidiaries to conduct their business as of the date of this agreement; (iv) to the Knowledge of the Company, there are no circumstances which would reasonably be likely to result in the suspension or revocation of any of the Environmental Permits or any reasons why the renewal of any of the Environmental Permits would be refused; and (v) there are no, and during the four years prior to the date of this Agreement there have not been any, Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries regarding any alleged violation of, noncompliance with or liability (including any investigatory, corrective or remedial obligation or any notice, claim or complaint from any person) under, any Environmental Laws.

(b)Neither the Company nor its Subsidiaries, nor any of their respective employees, has Released, transported, stored, used, manufactured or disposed of any Hazardous Materials in violation of Environmental Laws at, on, under or from any property currently or formerly owned or leased by the Company or its Subsidiaries or in excess of reportable quantities.

(c)(i) There are no Hazardous Materials at, on, under, or emanating from any property currently owned or leased by the Company or its Subsidiaries and (ii) there were no Hazardous Materials at, on, under or emanating from any property formerly owned or leased in the last four years by the Company or its Subsidiaries at the time of such ownership or lease, which in the case of (i) or (ii) would reasonably be expected to give rise to any material liability of the Company or any of its Subsidiaries under Environmental Laws for investigation or cleanup costs related thereto.

(d)Without limiting the generality of the foregoing provisions on this Section 4.11, neither the Company nor any of its Subsidiaries has operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned or leased.

(e)The Company has provided to Parent all written environmental Phase I and Phase II environmental site assessments, results of environmental sampling and testing, and environmental audits in its possession or reasonable control, if any, relating to all properties owned or leased by the Company and any of its Subsidiaries.

Intellectual Property

.

(a)As used in this Agreement, the following terms shall have the meaning indicated below:

(i)“Company IP Rights” means all Intellectual Property Rights owned by the Company and its Subsidiaries (whether solely or jointly), including the Company Registered IP listed in Schedule 4.12(b) of the Company Disclosure Schedules.

(ii)“Company Products” means all services or products sold, distributed, offered or otherwise publicly made available by the Company or any of its Subsidiaries as of the date of this Agreement.

(iii)“Company Registered IP” means all U.S. and foreign:  (A) Patents; (B) registrations and applications for Trademarks; (C) copyrights registrations and applications therefor; (D) registered mask works and applications to register mask works; and (E) domain name registrations; in each of the foregoing (A) - (E) owned, filed in the name of, or applied for by the Company or any of its Subsidiaries with a Governmental Entity or domain name registrar, whether alone or jointly with others that, in each case, has not expired, lapsed, or been abandoned as of the date of this Agreement.

(iv)“Company Source Code” means the source code for the Software that is part of Company Products and is owned by the Company or one of its Subsidiaries.

(v)“Contaminants” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data.

(vi)“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software, that such Software, or other Software  incorporated into, derived from, used, or distributed with such Software, (A) be made available to any third party recipient in a form other than binary (e.g., source code) form, (B) be made available to any third-party recipient under terms that allow preparation of derivative works, (C) be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (D) be made available to any third-party recipient at no license fee.  “Copyleft Licenses” include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Affero General Public License, the Server Side Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

(vii) “Data Protection Laws” means any Applicable Law relating to privacy or security of Personal Information, including, in each case as applicable, the European Union General Data Protection Regulation (“GDPR”), the United Kingdom Data Protection Act (“DPA”), the Canada Personal Information Protection and Electronic Documents Act (“PIPEDA”), the California Consumer Privacy Act (“CCPA”), the CAN-SPAM Act, the Fair Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Computer Fraud and Abuse Act, the Telephone Consumer

Protection Act (“TCPA”), the Polish Act dated 10 May 2018 on Personal Data Protection, and New York’s Stop Hacks and Improve Electronic Data Security (SHIELD) Act.

(viii)“Intellectual Property Rights” means all common law and statutory rights in any jurisdiction throughout the world in or arising out of: (A) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (B) trade secrets, confidential information, or proprietary information; (C) copyrights, copyrights registrations, rights in mask works, and applications therefor, and all other rights corresponding thereto throughout the world; (D) domain names; (E) industrial designs, registered and unregistered designs; (F) trade names, logos, common law trademarks and service marks, any registrations or applications therefor, and related goodwill (“Trademarks”); (G) all database rights; and (H) any similar or equivalent rights to any of the foregoing (as applicable).

(ix)“Moral Rights” means all moral rights to which an author is entitled under the UK Copyright, Designs and Patents Act 1988 and under all similar legislation in force anywhere in the world.

(x)“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons license.  For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

(xi)“Open Source Software” means any Software or content subject to an Open Source License.

(xii)“Personal Information” means any information that can be used to identify, contact or locate an individual or that, for purposes of any Applicable Law, is deemed to be personal information under such Applicable Law.

(xiii)“Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

(xiv)“Security Incident” means any unauthorized access, use, disclosure, exfiltration, theft of misuse of Personal Information or any circumstance relating to Personal Information that would require the Company to provide notice to any Governmental Entity or any Person.

(xv)“Software” means software in either source code or object code form.

(xvi)“Technology” means collectively, all designs, formulas, methods, processes, schematics, technical drawings, specifications, algorithms, procedures, techniques, ideas, know-how, Software, computer programs (whether in source code, object code or human readable form), tools, inventions, creations, trade secrets, improvements, works of authorship, other similar materials and content and all recordings (including voice recordings), graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(b)Schedule 4.12(b) of the Company Disclosure Schedules contains a complete and accurate list of all of the following, as of the date of this Agreement: (i) Company Registered IP, including for each item, the name of the owner(s) of record, the applicable jurisdiction, status, application or registration number, and date of application, registration, or issuance, as applicable, (ii) to the Knowledge of the Company, any Proceedings, during the six years prior to the date of this Agreement or currently pending, before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in any jurisdiction or Governmental Entity in which the Company Registered IP is or was the subject of such Proceedings (excluding any non-final office actions or similar ordinary course prosecution proceedings before a Governmental Entity not involving a third party), and (iii) any actions that must be taken before September 30, 2020 for the purposes of obtaining, maintaining, perfecting title in or renewing any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.  No issuance or registration obtained and no application filed by Company or its Subsidiaries for Company Registered IP has been cancelled, abandoned, allowed to lapse or not renewed, except where Company or the applicable Subsidiary has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c)Each item of Company Registered IP (other than Company Registered IP that is pending and not issued) is subsisting and, to the Knowledge of the Company, valid and enforceable.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered IP have been paid, and all necessary documents, recordations and certificates in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting title in and maintaining such Company Registered IP, except where Company or the applicable Subsidiary has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.  The Company or the applicable Subsidiary has, to the extent required to perfect the ownership and record title of such Company Registered IP by the Company or the applicable Subsidiary, recorded each assignment of rights in Company Registered IP to the Company or such Subsidiary with the applicable Governmental Entity.

(d)All Company IP Rights will be fully transferable, alienable and licensable by the Company and its Subsidiaries following the Closing Date without restriction and without payment of any kind to any Person in the same manner and to the same extent as immediately prior to the Closing Date. The Company and its Subsidiaries own, and have good and exclusive title to, each item of Company IP Rights free and clear of any Lien (other than Permitted Liens). Neither the Company nor any of its Subsidiaries has: (i) transferred or assigned ownership of any Intellectual Property Rights that were, at the time of transfer or assignment, material to the Company or any of its Subsidiaries, or (ii) granted any exclusive license of or exclusive right to Intellectual Property Rights or agreed to joint ownership by it and any third party of any Intellectual Property Rights that were, at the time of such grant, material to the Company or any of its Subsidiaries.

(e)Schedule 4.12(e) of the Company Disclosure Schedules contains a complete and accurate list, as of the date of this Agreement, of all Contracts to which the Company or any of its Subsidiaries is a party (i) pursuant to which the Company or any of its Subsidiaries has granted any Person any license or right under Intellectual Property Rights (including any covenant not to sue or release of Intellectual Property Rights claims) or assigned to any Person any Intellectual Property Rights, but excluding the following (“Non-Scheduled Outbound Agreements”): (A) nondisclosure agreements that do not contain an express license grant (other than any grant of the right to use the disclosed information), (B) non-exclusive software licenses or other non-exclusive grants of rights granted to customers or end users which are on, or materially consistent with, the

Company’s or its Subsidiaries’ standard form thereof, (C) Contracts where the only Intellectual Property Rights granted or licensed are non-exclusive rights to use such Intellectual Property Rights solely for the purpose of providing goods or services to the Company or its Subsidiaries, (D) Contracts where the only Intellectual Property Rights granted or licensed are under provisions permitting the counterparty’s use of feedback and suggestions with respect to the counterparty’s products or services, and (E) those that have expired or been terminated as of the date of this Agreement (the Contracts required to be listed, “Outbound Intellectual Property Contracts”); and (ii) pursuant to which a Person has granted the Company or any of its Subsidiaries any license or right under Intellectual Property Rights (including any covenant not to sue or release of Intellectual Property Rights claims) or assigned to Company or its Subsidiaries any Intellectual Property Rights, but excluding the following (“Non-Scheduled Inbound Agreements”) (I) nondisclosure agreements that do not contain an express license grant (other than any grant of the right to use the disclosed information), (II) Invention Assignment Agreements with current and former founders, directors, advisors, employees, consultants and independent contractors of the Company and its Subsidiaries, (III) non-exclusive licenses or other non-exclusive grants of rights to off-the-shelf software (including software provided as a service or software that is pre-installed as a standard part of hardware purchased by Company or its Subsidiaries) that is not incorporated into or used in the Company Products and that have an aggregate cost per Contract of $100,000 or less, (IV) Contracts where the only Intellectual Property Rights granted or licensed are under provisions permitting the use by the Company or its Subsidiaries of feedback and suggestions with respect to the Company or its Subsidiaries’ products or services, (V) Contracts for Open Source Software, and (VI) those that have expired or been terminated as of the date of this Agreement (the Contracts required to be listed, “Inbound Intellectual Property Contracts” and, together with the Outbound Intellectual Property Contracts, the “Company IP Agreements”).

(f)The operation of the business of the Company and its Subsidiaries, including the design, development, manufacture, use, import, sale licensing or other exploitation of the Company Products, has not, in the six years prior to the date of this Agreement, infringed, violated, diluted or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or unlawful trade practices under Applicable Law, and does not infringe, violate, dilute or misappropriate any Intellectual Property Rights of any Person or constitute unfair competition or unlawful trade practices under Applicable Law.  There are no Proceedings that are active as of the date of this Agreement alleging any such infringement, violation, dilution, misappropriation, unfair competition or unlawful trade practices by the Company or its Subsidiaries and neither the Company nor its Subsidiaries have received written notice from any Person with respect thereto in the six years prior to the date of this Agreement.  Neither the Company nor its Subsidiaries have received written notice from any Person in the six years prior to the date of this Agreement (i) inviting the Company or its Subsidiaries to take a license under any Intellectual Property Rights, (ii) alleging that the Company or its Subsidiaries are obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, or has assumed any liabilities or is otherwise responsible for, any infringement, violation, dilution, misappropriation, unfair competition or unlawful trade practices or (iii) challenging the validity, enforceability, or ownership of any Company IP Rights.

(g)To the Knowledge of the Company, in the six years prior to the date of this Agreement no Person has infringed, violated, diluted or misappropriated, or is infringing, violating, diluting or misappropriating, any Company IP Rights.  Neither the Company nor any of its Subsidiaries have in the six years prior to the date of this Agreement provided any Person with any written notice alleging such infringement, violation, dilution, or misappropriation and there are no, and in the six years prior to the date of this Agreement have been no Proceedings to which the Company or a Subsidiary is or was a party with respect to any such infringement, violation, dilution or misappropriation.

(h)Other than with respect to any Material Consents, neither this Agreement nor the transactions contemplated hereby will result in, or give any other Person the right or option to cause (or purport to give any other Person the right or option to cause), pursuant to any Material Contract to which the Company or any of its Subsidiaries is a party: (i) a loss of, or imposition of any Lien (other than Permitted Liens) on, any Company IP Rights or Intellectual Property Rights owned by Parent or its Affiliates; (ii) any Person being granted rights or access to, or the placement in or release from escrow, of any Technology, including Company Source Code; (iii) the Company, its Subsidiaries, Parent or any of its Affiliates granting or assigning to any Person any right in or license to any Intellectual Property Rights; (iv) the Company, its Subsidiaries, Parent or any of its Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business; (v) the termination or material alteration of the Company’s or its Subsidiaries’ rights in or to any Company IP Rights or Parent’s or its Affiliates’ rights in or to any Intellectual Property Rights; or (vi) the Company, its Subsidiaries, Parent or any of its Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company or its Subsidiaries prior to the Closing Date.

(i)The Company and each of its Subsidiaries takes and, in the six years prior to the date of this Agreement, has taken reasonable steps to protect their rights in their confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to them under an obligation of confidentiality.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries have disclosed their confidential information that is material to the Company or any of its Subsidiaries or trade secrets that the Company desired to maintain as confidential or confidential information or trade secrets of third parties provided to the Company or its Subsidiaries under an obligation of confidentiality except pursuant to a written agreement or contract containing customary non-disclosure and confidentiality restrictions or to Persons bound by professional, fiduciary, or other confidentiality obligations.  To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company or its Subsidiaries has either misappropriated or disclosed without authorization any such confidential information that is material to the Company or any of its Subsidiaries or trade secrets or any confidential information or trade secrets of third parties provided to the Company or its Subsidiaries under an obligation of confidentiality.

(j)Each current and former founder, employee, consultant and independent contractor of the Company or any of its Subsidiaries whose actions resulted in, in whole or in part, the conception, development, authoring, creation or reduction to practice of any Technology or Intellectual Property Rights for or on behalf of the Company or the applicable Subsidiary (each, an “Author”) has signed an agreement that is valid and enforceable and that (i) contains, to the extent permitted under Applicable Law, an effective assignment to the Company or the applicable Subsidiary of all such Technology and Intellectual Property Rights, (ii) contains customary confidentiality and non-disclosure obligations in favor of the Company or the applicable Subsidiary, and (iii) is compliant with Applicable Law (each such agreement, an “Invention Assignment Agreement”).  To the Knowledge of the Company, no such Author is, or has been in, breach of their respective Invention Assignment Agreement.  The Company or the applicable Subsidiary has paid in full all mandatory compensation to its Authors and any additional compensation such Authors are entitled to under any written Company or Subsidiary policies related to Intellectual Property Rights.  To the Knowledge of the Company, no current employee, individual consultant, or individual independent contractor of the Company or any of its Subsidiaries is bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Company or its Subsidiaries and no  current or former employee, individual consultant, or individual independent contractor is in breach of any agreement with any former employer or other Person concerning Intellectual Property Rights or Technology or confidentiality due to such employee’s, consultant’s, or independent contractor’s activities in the six years prior to the date of this Agreement as an employee, consultant, contractor, or agent of the Company or its Subsidiaries.

(k)No funding of a Governmental Entity, or funding, facilities or human resources of a university, college, hospital, military, other educational institution or research center or direct funding from third parties (excluding any investment into the Company or any its Subsidiaries) was used in the creation or development of any Company Products or Company IP Rights.

(l)(i) Neither the Company nor any of its Subsidiaries have made any binding commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies (“Standards Organizations”) (including any binding commitments, promises, submissions, suggestions, statements or declarations that would obligate the Company or its Subsidiaries to grant licenses to any Person or otherwise impair or limit the Company’s or its Subsidiaries control of any Intellectual Property Rights or Company Products, (ii) neither the Company, its Subsidiaries, nor any Patent included in the Company Registered IP is subject to any membership agreements, bylaws, practices or policies of any Standards Organization, (iii) no Patent included in the Company Registered IP has been identified by Company or its Subsidiaries or, to the Knowledge of Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization, and (iv) to the Knowledge of the Company, no Patent included in the Company Registered IP is essential to any standard promulgated by any Standards Organization.  Neither the Company nor its Subsidiaries implement any standard in any Company Products that would require the grant by the Company or any of its Subsidiaries of any license under Intellectual Property Rights to any Person in relation to that standard.

(m)Schedule 4.12(m) of the Company Disclosure Schedules sets forth a list of all Open Source Software that is, at the date of this Agreement, used in, incorporated into, integrated or bundled with any Company Products or distributed by or on behalf of the Company or its Subsidiaries, and for each such item of Open Source Software:  (i) the name and version number of the Open Source Software; (ii) the name and version number of the applicable license; (iii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Products (including, as applicable, the manner and extent to which such item of Open Source Software interoperates with any Company Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.); (iv) whether such Open Source Software was modified by or on behalf of the Company or its Subsidiaries; and (v) whether such Open Source Software was distributed by or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance with all licenses for Open Source Software used by the Company or its Subsidiaries in any manner.  The Company and its Subsidiaries do not use any Open Source Software or any modification or derivative thereof in a manner that conditions the license governing such Open Source Software on the Company’s or its Subsidiaries’ (A) distributing or disclosing Company Products or other Technology in source code form; (B) licensing the Company Products or other Technology or Intellectual Property Rights for the purpose of making modifications or derivative works; or (C) licensing or distributing the Company Products or other Technology or Intellectual Property Rights at no charge. Neither the Company nor any of its Subsidiaries is a contributor, committer, or submitter with respect to any open source projects and their current and former employees have not released, licensed, distributed, or made accessible any Company Software material to the business of the Company or its Subsidiaries under any Open Source License during the period such current and former employees were employed by the Company or any of its Subsidiaries.

(n)Schedule 4.12(n) of the Company Disclosure Schedules sets forth a complete and accurate list of: (i) other than current employees or contractors of the Company or its Subsidiaries involved in the development and maintenance of the Company Products who are subject to confidentiality agreements with the Company or its Subsidiaries, any former employee or individual contractor of the Company or its Subsidiaries who, to the Knowledge of the Company has, and each other Person that has, a copy of, or right or license to possess, the Company Source Code and (ii) any contract or agreement (including any source code escrow agreement) governing such Person’s possession of or license to Company Source Code.  All of such Persons are bound by contracts or agreements with the Company or its Subsidiaries that require such Person to maintain the confidentiality of Company Source Code, and to the Knowledge of the Company, none of such contracts or agreements has been breached.  Other than those items listed in Schedule 4.12(n) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries are bound by any contract or agreement that has not expired or been terminated pursuant to which the Company or its Subsidiaries are obligated to provide or license to any Person any Company Source Code or have deposited or may be required to deposit with any escrow agent or other Person any Company Source Code.  No Person has given written notice to the Company or any of its Subsidiaries claiming or demanding that any Company Source Code that is held in escrow be delivered or released by the escrow agent, and no Company Source Code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Company or its Subsidiaries.  No event has occurred in the six years prior to the date of this Agreement that, with or without the passage of time, will entitle any Person, under any Contract to which the Company or any of its Subsidiaries is a party, to receive any Company Source Code from an escrow agent or otherwise under any Contract to which the Company or any of its Subsidiaries is a party.

(o)Neither the Company Products nor the IT Systems contain any Contaminants that are not functionality described in the user specifications or functionality descriptions for the applicable Company Products or IT Systems.  There are no unresolved material defects, Contaminants, technical concerns or problems in any of the Company Products that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions (other than those that can be remedied without material expense) (collectively, “Technical Deficiencies”).  The Company has not, in the six years prior to the date of this Agreement, received any written complaints from any customers related to any Contaminants or Technical Deficiencies that have not been resolved.

(p)The Company and each of its Subsidiaries have provided during the six years prior to the date of this Agreement and do provide all notices and privacy policies required for their compliance in all material respects with Applicable Law with respect to privacy or data security regarding to the Processing of Personal Information, copies of the current versions of such public-facing privacy policies which have been made available to Parent (“Company Privacy Policy”). The Company and its Subsidiaries have obtained all necessary permissions and consents to process Personal Information as required for their compliance in all material respects with Applicable Law, and have materially complied with such permissions and consents, during the six years prior to the date of this Agreement.  The Company and its Subsidiaries have at all times in the past three years, respectively, been in material compliance with any contractual obligations relating to compliance with Applicable Law relating to privacy and data security in their Processing of Personal Information. In the six years prior to the date of this Agreement, neither the Company nor its Subsidiaries have made any material misrepresentations regarding their privacy practices in any Company Privacy Policy or in any other public-facing written notice or statement, or have collected, used, stored, Processed, or disclosed any information, including Personal Information, received by the Company or its Subsidiaries in material violation of any applicable Company Privacy Policy. The Company and its Subsidiaries have, in all material respects, during the six years prior to the date of this Agreement required all third parties that Process Personal Information on its behalf (“Service Providers”) to enter contracts requiring such Service Providers to only use Personal Information to provide services to the Company and its Subsidiaries, to Process Personal Information in accordance with Applicable Law and to provide reasonable security for the Personal Information Processed by the Service Provider; to the Knowledge of the Company, no such Service Provider has breached their contracts with Company or its Subsidiaries or violated Applicable Law with respect to the Processing of the relevant Personal Information. The Company and its Subsidiaries have not sold any and do not sell Personal Information. As of the date of this Agreement, there is no and there has not been during the six years prior to the date of this Agreement, any Proceeding by or before any Governmental Entity pending or threatened in writing against the Company or its Subsidiaries alleging a violation of any Person’s privacy, data protection or data security rights or Data Protection Laws, nor any Order against the Company or its Subsidiaries restricting or limiting the Company or its Subsidiaries’ use, transfer or disclosure of any Personal Information in any material respect. The consummation of the transactions contemplated hereby and by the Ancillary Documents will not materially violate any Company Privacy Policy as they currently exist or, to the extent they remain applicable, as they existed at any time during which any such information was collected or obtained, or any Applicable Law.

(q)The Company and its Subsidiaries comply in all material respects with all Applicable Law, including but not limited to Data Protection Laws, relating to privacy or data security that in each case govern the collection, storage, use, disclosure, transfer or other Processing or security of Personal Information it collects or receives in the conduct of its business. The Company and its Subsidiaries take reasonable measures designed to ensure that such Personal Information is protected against loss and against unauthorized access, use or disclosure. To the Knowledge of the Company there has been no material unauthorized access of the Company and its Subsidiaries’ security systems used for the collection, storage or retrieval of such Personal Information or, to the Knowledge of the Company, any material Security Incident with respect to such Personal Information held in such systems.

(r)[Intentionally omitted.]

(s)The Company and its Subsidiaries take reasonable measures consistent with industry practice and in compliance with Applicable Law to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries (“IT Systems”) from Contaminants or unauthorized access. The IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted. The IT Systems within the possession and control of the Company or its Subsidiaries have not, during the four years prior to the date of this Agreement, suffered any material failures or defects that have not been remedied. To the Knowledge of the Company, as of the date of this Agreement, during the four years prior to the date of this Agreement, (i) there have been no material unauthorized intrusions or breaches of the security of any of the IT Systems within the possession and control of the Company and its Subsidiaries, and (ii) the Personal Information and confidential information which they store and process has not been corrupted in any material manner. The Company and its Subsidiaries maintain backup, security and disaster recovery technology and procedures consistent with reasonable information technology security practices for a company of the size and nature of the Company and its Subsidiaries, treated as a whole.

(t)The Company and its Subsidiaries have at all times in the six years prior to the date of this Agreement materially complied with all Applicable Law relating to the transmission of unsolicited commercial emails and mail and marketing campaigns, or telephone calls and text messages, initiated by the Company or its Subsidiaries, including with respect to any statements, disclosures, marketing or advertising materials provided by the Company or its Subsidiaries in connection therewith (“Company Campaigns”), including the CAN-SPAM Act of 2003 (codified at 15 U.S.C. §§ 7701-7713 and 18 U.S.C. § 1037), Sections 17529.1--17529.9 and Section 17538.45 of the California Business and Professions Code, the Junk Fax Prevention Act of 2005 (Pub.L. 109-21), the Do-Not-Call Implementation Act of 2003 (Pub.L. 108-10), the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Telephone Consumer

Protection Act of 1991 (Pub.L. 102–243), in each case as applicable.  No Company Campaigns have in the six years prior to the date of this Agreement been materially inaccurate, misleading or deceptive in a manner that would cause a material adverse effect on the Company or its Subsidiaries.

(u)The Company and its Subsidiaries have, to the extent that such a waiver is permissible under Applicable Law, obtained from Authors who are their current and former employees and contractors written waivers of the Moral Rights of such Authors in favor of the Company and its Subsidiaries.

Labor Matters

.

(a)Schedule 4.13(a)(1) of the Company Disclosure Schedules comprises an accurate anonymized list of all current employees of the Company and each of its Subsidiaries as of the date of this Agreement, and for each such employee, his or her: (i) job position, (ii) classification as full-time, part-time or seasonal, (iii) classification as permanent, temporary, (iv) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (v) current annual rate of base salary or hourly rate of compensation (as applicable), (vi) vacation accrual rate, (vii) accrued but unused vacation, (viii) visa type (if any), (ix) commencement date of employment with the Company or one of its Subsidiaries, (x) the Company entity that employs such employee, (xi) notice period, (xii) all material benefits (whether contractual or not), and (xiii) any long-term absence. Schedule 4.13(a)(2) of the Company Disclosure Schedules comprises an accurate anonymized list of all current independent contractors of the Company and each of its Subsidiaries as of the date of this Agreement, and for each such independent contractor, his or her: (i) terms of current compensation; and (ii) commencement date with the Company or one of its Subsidiaries and termination notice period.

(b)Schedule 4.13(b) of the Company Disclosure Schedules provides a representative sample of standard terms and conditions of employment, employee handbooks and associated policies applicable to all current employees of the Company and each of its Subsidiaries as at the date of this Agreement.

(c) The Company and each of its Subsidiaries has complied, and is presently in compliance, in all material respects with all statutes, laws, ordinances, rules or regulations, or any Orders or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages (including the calculation and payment of national minimum wage and national living wage), hours, benefits, paid time off (including the calculation of holiday pay), collective bargaining, the payment of social security and social benefits, the payment of employee health insurance premium, the payment of labour fund premium, and similar taxes or any other similar employer premiums or contributions under Applicable Laws, any income tax withholding, occupational safety and health, and/or privacy rights of employees.

(d)During the past three years: (i) neither the Company nor its Subsidiaries have been a party to, or bound by, any collective bargaining agreement, union agreement or Contract with respect to its employees, (ii) no labor union, labor organization, or works council has represented any employees of the Company and its Subsidiaries, (iii) no union organization campaign or, to the Knowledge of the Company, other activities to organize any employees of the Company or its Subsidiaries or compel the Company or its Subsidiaries to bargain with any labor organization has been in progress, or, to the Company’s Knowledge, threatened, and no question concerning representation has arisen respecting employees of the Company or its Subsidiaries, (iv) there have been no strikes, walkouts, work stoppages, picketing, boycotts, or lockouts, with respect to any employees of the Company or its Subsidiaries, or, to the Company’s Knowledge, threats thereof, (v) there have been no union grievances or labor arbitrations against the Company or its Subsidiaries, or, to the

Company’s Knowledge, threats thereof, and neither the Company nor its Subsidiaries have materially breached or failed to comply with the provisions of any collective bargaining agreement, and (vi) there have been no unfair labor practice charges, Proceedings, or complaints against the Company or its Subsidiaries before the National Labor Relations Board, Polish State Labour Inspection or other similar Governmental Entity, or, to the Company’s Knowledge, threats thereof, and neither the Company nor its Subsidiaries have been found by the National Labor Relations Board, Polish State Labour Inspection or other similar Governmental Entity or any court to have engaged in any material unfair labor practice in material violation of the National Labor Relations Act or any similar Applicable Laws.

(e)During the past three years, neither the Company nor its Subsidiaries have been subject to any material Proceeding with respect to any employment-related issues, including, but not limited to, applicants for employment, by the Office of Federal Contract Compliance Programs, the Occupational Safety and Health Administration, the Department of Labor, the Polish State Labour Inspection, Polish Social Security Agency or other similar Governmental Entity, or subject to any material fines, penalties, or assessments as a result of any such Proceeding.

(f)Neither the Company nor its Subsidiaries have any material liability, whether absolute or contingent, including any material obligations under any employee benefit plans, with respect to any misclassification of any person under any wage and hour laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(g)Neither the Company nor its Subsidiaries have experienced or effected any “plant closing” or “mass layoff,” in the three-year period prior to the date hereof, as defined by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended (the “WARN Act”), or any similar state or local laws. Neither the Company nor its Subsidiaries have incurred any material liability or material obligation that remains unsatisfied under the WARN Act or any similar state or local laws relating to mass layoffs or plant closings.

(h)Neither the Company nor any of its Subsidiaries has effected, implemented or otherwise communicated the potential of any furlough of any employees, any workforce reduction or any reduction in compensation or benefits as a result of, arising from or relating to COVID-19.

Insurance

. Schedule 4.14 of the Company Disclosure Schedules lists all policies of insurance and bonds that the Company and each of its Subsidiaries maintains, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. The Company and each of its Subsidiaries maintains, and has at all material times maintained, adequate insurance coverage against losses and liabilities, including business interruption, and all other risks that are normally insured against by a similarly situated Person conducting the same type of activities or carrying on the same type of businesses which the Company and its Subsidiaries conduct or carry out. Schedule 4.14 sets forth the material claims made under such policies and bonds during the last three years. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each of its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, none is voidable and the Company does not have Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.  No change in the direct or indirect ownership or control of the Company or any of its Subsidiaries will entitle any insurer to terminate any such policy or bond under the express terms of such policy or bond. The Company has delivered to Parent correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary of the Company.

Tax Matters

.

(a)(i) The Company and its Subsidiaries have duly and timely filed (or has had duly and timely filed on its behalf) in accordance with the Applicable Law of all relevant domestic, federal, state, local and foreign Governmental Entities all income and other material tax returns, information returns, statements, forms, filings and reports (including any schedule or attachment thereto and any amendment thereof) (each a “Tax Return”) required to be filed by or with respect to the Company and its Subsidiaries, taking into account valid extensions of the time within which to file, and (ii) all such Tax Returns are true, complete and correct in all material respects;

(b)all Taxes required to have been paid by or with respect to Company and its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in accordance with Applicable Law, including Taxes which the Company and its Subsidiaries are required to withhold and any estimated Tax required to be paid;

(c)any liability of the Company or its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been accrued for on the Financial Statements in accordance with GAAP, and since the date of the Financial Statements, neither the Company nor its Subsidiaries have incurred any liability for Taxes outside of Taxes incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

(d)there are no Liens for Taxes (other than Permitted Liens), including in respect of U.K. inheritance tax, upon any of the assets of the Company or its Subsidiaries;

(e)neither the Company nor its Subsidiaries are currently the subject of any audit or other proceeding by any Governmental Entity with respect to Taxes, no such proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Company or its Subsidiaries in writing;

(f)neither the Company nor its Subsidiaries have consented or requested to extend the time, or is the recipient of any extension of time, in which any Tax may be assessed or collected by any Governmental Entity (other than any extension which is no longer in effect or any extension in connection with valid extensions of the time within which to file a Tax Return) and neither the Company nor its Subsidiaries have waived any statute of limitations in respect of Taxes, which waiver is still outstanding;

(g)neither the Company nor its Subsidiaries have requested or is presently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions);

(h)neither the Company nor its Subsidiaries have received from any Governmental Entity any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn nor has the Company or its Subsidiaries been notified in writing by any Governmental Entity of an intent to raise such issues;

(i)to the Knowledge of the Company, no written claim has been made within the past nine taxable years by any Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns or otherwise pay Taxes that the Company or its Subsidiaries are or may be subject to Tax by or otherwise required to file Tax Returns in that jurisdiction;

(j)neither the Company nor its Subsidiaries (i) have been a member of or otherwise filed or been included in a Tax Return of an affiliated, consolidated, combined, unitary, or similar group for Tax purposes (other than the affiliated group (within the meaning of Section 1504 of the Code) of which the Company is the common parent); (ii) have incurred any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), by Contract, under Applicable Law or otherwise by operation of law; or (iii) are a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, indemnity, sharing or similar agreement, except, in each case, for any such Contract or agreement entered into in the ordinary course of business and not primarily related to Taxes;

(k)neither the Company nor its Subsidiaries have engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations;

(l)neither the Company nor its Subsidiaries have distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in party by Section 355 or 361 of the Code;

(m)no power of attorney granted by or with respect to the Company or its Subsidiaries for Taxes is currently in force, no ruling with respect to Taxes has been requested in writing by or on behalf of the Company or its Subsidiaries; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into or requested by or with respect to the Company or its Subsidiaries;

(n)the Company has provided or made available to Parent prior to the date hereof true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or its Subsidiaries with respect to Taxes and all related correspondence with any Governmental Entity for all Tax periods ending on or after December 31, 2015;

(o)neither the Company nor its Subsidiaries have made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to Taxes affecting or relating to the Company or its Subsidiaries and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods;

(p)the Company and its Subsidiaries (i) have withheld all required amounts from its employees, agents, shareholders, contractors, creditors and other third parties and remitted such amounts to the proper authorities; (ii) have paid when due all employer contributions and premiums; and (iii) are in material compliance with all reporting obligations and Applicable Laws with respect to employee income Tax withholding, social security, employer and employee national insurance contributions unemployment Taxes and premiums, including in relation to all of the foregoing in respect of any ‘employee related securities’ arising under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 in the United Kingdom. In relation to the employees, contractors and directors of Poland Subsidiary participating in the Company Stock Option Plans, Poland Subsidiary has complied in all material respects with: (x) all obligations concerning Taxes under Applicable Laws; and (y) the requirements imposed by the Governmental Entity; in particular, Poland Subsidiary properly reported, calculated and remitted all Taxes and Tax advances, to the extent which it is obliged to pay or remit regarding its employees, contractors and directors in connection with the Company Stock Option Plans;

(q)neither the Company nor its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(r)neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date other than in the ordinary course of business; (iii) change in accounting method requested in writing by it or proposed in writing by any Governmental Entity prior to the Closing Date; (iv) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing; (v) the application of Section 965 of the Code (including any election under 965(h) of the Code); or (vi) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income law) executed on or prior to the Closing Date;

(s)neither the Company nor its Subsidiaries are a party to any joint venture, partnership or other arrangement or contract that would be treated as a partnership for United States federal income or other tax purposes;

(t)the Company and each of its Subsidiaries is in material compliance with all rules on transfer pricing in any relevant jurisdiction, and has duly preserved sufficient information and records for purposes thereof;

(u)all transactions (including but not limited to sales of goods, loans, and provision of services) between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any other Person that is controlled directly or indirectly by the Company or any of its equityholders (within the meaning of Section 482 of the Code and any transfer pricing or any similar provision under any Applicable Law) were effected on arms’ length terms and for fair market value consideration;

(v)to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, nor have any of them ever had, a “permanent establishment” or “fixed place of business” (as such terms are defined in any applicable Tax treaty or convention between the United States and such foreign country), or otherwise has or had a taxable presence or is otherwise subject to tax or has a taxable nexus, in or to any country (other than its country of incorporation or tax residence);

(w)neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of Applicable Law;

(x)neither the Company nor any of its Subsidiaries is or has at any time been a ‘close company’ for the purposes of Section 439 of the United Kingdom CTA 2010 or would be such a company if it were resident in the United kingdom nor has any of the Company or its Subsidiaries at any time been a personal holding company as that term has been defined from time to time in Section 542 of the Code;

(y)no change of ownership of the UK Subsidiary has taken place in circumstances such that Part 14 of the CTA 2010 has, or may be, applied to deny relief from United Kingdom taxation for a loss or losses incurred by such company. Within the period of three years ending with the date of this Agreement, there has been no cessation of, or major change in the nature or conduct of, any trade or business (as defined for these purposes in sections 673 and 676AC of the CTA 2010) carried on by that company;

(z)the UK Subsidiary has kept and maintained complete and accurate records and other information relating to all: (i) rights to which Part 8A of CTA 2010 applies; (ii) exclusive licenses in respect of such rights to which Part 8A of CTA 2010 applies; and (iii) marketing assets within Part 8A of CTA 2010 that it holds, and such records and other information enable the United Kingdom tax liabilities of the company to be calculated accurately in all material respects for the purposes of Part 8A of CTA 2010. All elections, revocations, notices, claims, computations and any other submissions of information by the UK Subsidiary to the United Kingdom taxation authority (“HMRC”) under or for the purposes of Part 8A of CTA 2010 have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. None of them is, or is likely to be, the subject of any material dispute with HMRC;

(aa)each of the UK Subsidiary and the Poland Subsidiary is registered for VAT purposes and Schedule 4.15(aa) of the Company Disclosure Schedules contains full details of such registrations. Neither the Company nor any of its Subsidiaries is, nor has any been, a member of any group of companies for VAT purposes;

(bb)the Company and each of its Subsidiaries  has complied in all material respects with all statutory provisions relating to VAT or other applicable sales taxes, including requirements with respect to record keeping and the making of returns, and has properly accounted to the relevant Governmental Entity for any material VAT or sales taxes;

(cc)all documents, which are necessary to establish the title of the company or any of its Subsidiaries to any asset or to enforce any material rights and in respect of which any United Kingdom stamp duty or other similar tax is payable (whether as a condition to the validity, registrability or otherwise) have been duly stamped, and no such document which is outside the United Kingdom would attract stamp duty in the United Kingdom if it were brought into the United Kingdom;

(dd)neither the Company nor any Subsidiary has claimed any relief from the United Kingdom stamp duty or stamp duty land tax in the three years ending with the date hereof and there are no circumstances in which the Company or any of its Subsidiaries will or may after the Closing Date be liable to pay an amount of United Kingdom stamp duty or stamp duty land tax, submit a stamp duty land tax return or a stamp duty land tax self-certificate in respect of any transaction entered into or action taken prior to the Closing Date; and

(ee)The Company and its Subsidiaries have provided to Parent all material documentation relating to any applicable Tax holidays or incentives. The Company and its Subsidiaries are in compliance in all material respects with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement.

Brokers

. No broker, finder, financial advisor or investment banker, other than Jefferies International Limited, the fees and expenses of which will be paid by the Company and shall constitute Seller Expenses, is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees or expenses are payable.

Real and Personal Property

.

(a)Owned Real Property. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any Owned Real Property.

(b)Leased Real Property. Schedule 4.17(b) of the Company Disclosure Schedules sets forth a true and complete list of all leases (each a “Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which the Company or its Subsidiaries are a tenant as of the date of this Agreement. As of the date of this Agreement (i) to the Knowledge of the Company, there are no written subleases, concessions or other contracts or informal arrangements granting to any Person other than the Company and its Subsidiaries the right to use or occupy any Leased Real Property; (ii) to the Knowledge of the Company, there is no pending or written threat of condemnation affecting the Leased Real Property or any portion thereof; (iii) to the Knowledge of the Company, neither the Company nor its Subsidiaries has any outstanding options agreement for lease or rights of first refusal to purchase all or a portion of such Leased Real Property; (iv)  the Leased Real Property is in good condition in all material respects, subject to normal wear and are sufficient for the operation of the Company and its Subsidiaries’ business as presently conducted in all material respects and (v) no portion of any facility, building, improvement or other structure located on any of the Leased Real Property has suffered any material damage by fire or other casualty within the past three years which has not been substantially repaired or restored.  The Company and any Subsidiary do not have any continuing liability in respect of any other property formerly owned or occupied by the Company or any Subsidiary either as original contracting party or by virtue of any direct covenant or Authorized Guarantee Agreement (as defined by section 16 of the Landlord and Tenant (Covenants) Act 1995) having been given on a sale or assignment to the Company or any Subsidiary or as a surety for the obligations of any other person in relation to that property. The UK Subsidiary has the benefit of the collateral warranties, Third Party Rights Notices and Reliance Letters to be given in favor of and delivered to the UK Subsidiary as part of the Practical Completion Deliverables (such terms as defined in the agreement for lease dated May 15, 2019 and made between (A) Tuslignum Limited and (B) UK Subsidiary.

(c)Title to Assets. Other than with respect to Intellectual Property assets, which are covered by Section 4.12, the Company and its Subsidiaries have title to all of the assets, properties and interests in properties (tangible and intangible) owned (or a valid leasehold interest with respect to assets that are leased) by the Company and its Subsidiaries and reflected on the Latest Balance Sheet, or acquired after the date of the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens. Other than with respect to Intellectual Property assets, which are covered by Section 4.12, such assets, properties and interests in properties (tangible and intangible) include all assets, properties and interests in properties (tangible and intangible) necessary to enable the Company and its Subsidiaries to carry on its business as conducted as of the date of this Agreement. All tangible personal property used by the Company and its Subsidiaries in the operation of its business is in good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property.

Transactions with Affiliates

. Schedule 4.18 of the Company Disclosure Schedules sets forth all loans, leases or Contracts between the Company or its Subsidiaries, on the one hand, and any shareholder, partner, member, director, officer, employee or Affiliate of the Company or its Subsidiaries, or, to the Knowledge of the Company, any member of such Person’s immediate family or any trust, partnership or corporation in which any of the foregoing Persons has a material economic interest, on the other hand, other than (i) advances to employees in the ordinary course of business in respect of business expenses consistent with the Company’s written policies (which have been made available to Parent), (ii) Contracts relating to outstanding Capital Stock or Company Options, (iii) the Governing Documents of the Company or its Subsidiaries, (iv) employee offer letters, employment agreements and Employee Benefit Plans, and (v) directors’ and officers’ indemnification agreements, (each, an “Affiliate Agreement”). Neither the Company nor its Subsidiaries are indebted to any shareholder, director, officer, employee or Affiliate of the Company or its Subsidiaries (or, to the Knowledge of the Company, any member of such Person’s immediate family or any trust, partnership or corporation in which any such Person has a material economic interest), except for amounts due as salaries, bonuses and other compensation and benefits arising from their service as directors, officers or employees, as applicable, and in reimbursement of ordinary course expenses, and no such Person is indebted to the Company or its Subsidiaries. None of the Sellers have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or its Subsidiaries. To the Knowledge of the Company, none of the Shareholders holding more than 10% of the Capital Stock, partners, members, directors, officers, employees or Affiliates of the Company or its Subsidiaries, or any members of such Person’s immediate family or any trusts, partnerships or corporations in which any of the foregoing Persons has a material economic interest, (a) has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded) or (b) has any material interest in any property, real or personal, tangible or intangible (including any Intellectual Property of the Company or any of its Subsidiaries), that is used in the business of the Company and its Subsidiaries as currently conducted, except for the rights of a shareholder under Applicable Law and the Governing Documents of the Company or of an optionholder under the Company Stock Option Plans.

Product Warranties; Defects

. Each Company Product has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties, other than non-conformities that have been remedied or can be remedied without material expense. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral demand, claim, charge, or notice from any Person alleging any material breach of the applicable contractual commitments or warranties associated with such Company Product, other than with respect to breaches that have been remedied or can be remedied without material expense. In the last four years, none of the Company Products have ever been subject to any recall or epidemic defect (as such term is understood in the business of the Company and its Subsidiaries.

Customers; Distributors

. Schedule 4.20 of the Company Disclosure Schedules lists each of the top 20 (a) customers and (b) vendors of the Company and its Subsidiaries, each in terms of revenues recognized (for customers) and paid (for vendors) in the fiscal year ended December 31, 2019 and for the six-month period ended June 30, 2020. As of the date of this Agreement, neither the Company nor its Subsidiaries have received written or, to the Knowledge of the Company, oral notice from any customer or vendor identified on Schedule 4.20 of the Company Disclosure Schedules stating the intention of such Person to (i) with respect to customers, cease doing business with the Company and its Subsidiaries, materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, or materially increase or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries, or that it has any material quality issues with respect to the materials, product or services provided by the Company or any of its Subsidiaries or (ii) with respect to vendors, cease doing business with the Company and its Subsidiaries, materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, or materially increase or decrease the rate of, supplying materials, products or services to the Company or any of its Subsidiaries, or that it has any material quality issues with respect to the materials, product or services provided to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries, as of the date of this Agreement, is involved in any material dispute with any of such customers or vendors relating to the Company’s business relationship with such customers or vendors.

Regulatory Compliance

.

(a)The Company and its Subsidiaries have for the five years prior to the date hereof conducted their respective export transactions, if any, in accordance in all material respects with applicable provisions of the United States, United Kingdom and European Union export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other Applicable Laws, including import/export controls in other countries in which the Company conducts business, including United Kingdom, Poland, South Korea, Taiwan and Japan export control laws and regulations. Without limiting the foregoing: (a) the Company and its Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity by the Company or its Subsidiaries required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) the Company and its Subsidiaries are in compliance in all material respects with the terms of all applicable Export Approvals, (c) there are no pending Proceedings or, to the Knowledge of the Company, threatened claims against the Company or its Subsidiaries with respect to such Export Approvals, (d) there are, to the Knowledge of the Company, no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims and (e) to the Knowledge of the Company no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

(b)For the five years prior to the date hereof, none of the Company, any of its Subsidiaries, or to the Knowledge of the Company, the Shareholders, their respective representatives or any other Person acting for or on behalf of the Company, any of its Subsidiaries or the Shareholders, has (i) directly or indirectly offered, paid, promised to pay, or authorized or approved of unlawful any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment, or financial or other advantage, to any Person (including any Governmental Entity (or employee or representative thereof), government owned or controlled enterprise, public international organization, political party and candidate for public office) private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured, (C) to obtain special concessions or for special concessions already obtained, (D) to improperly influence or induce any act or decision, (E) to secure any improper advantage, in each of (A) – (E) in violation of the U.S. Foreign Corrupt Practices act or any other Applicable Law relating to anti-corruption or anti-bribery applicable to the Company’s or any of its Subsidiaries’ operations (“Anti-Corruption Laws”) or (F) otherwise violated Anti-Corruption Laws or (ii) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company.  The Company has established internal controls and procedures (that are reasonably tailored to the Company’s size, complexity, operations, business lines, geographic footprint, and business model) to promote and achieve compliance with the U.S. Foreign Corrupt Practices Act and with the matters described in the representation and warranty contained in the first sentence of this Section 4.21(b) and has made available to Parent all such documentation. For the five years prior to the date hereof, the Company has not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Entity or, to the Knowledge of the Company, been the subject of any legal proceedings or governmental investigation or inquiry or received any notice or citation from any Governmental Entity related to alleged violations of Anti-Corruption Laws.  To the Knowledge of the Company, no governmental official and no close relative or family member of a governmental official (i) holds or will hold an ownership or other economic interest, direct or indirect in the Company or any of its Subsidiaries, (ii) serves as a representative of the Company for any of its Subsidiaries, or (iii) will receive any economic benefit from the Company or any of its Subsidiaries as a result of the Merger and the other transactions contemplated hereby.

(c)For the five years prior to the date hereof, neither the Company, nor any of its Subsidiaries, nor any employees of the Company or any of its Subsidiaries, nor to the Company’s Knowledge, any agents acting on behalf of the Company or any of its Subsidiaries: (i) has been or is designated on the OFAC Specially Designated Nationals and Blocked Persons List, the Department of Commerce’s Denied Persons List or Entity List, and the State Department’s Debarred List or other similar lists maintained by applicable jurisdictions (“Sanctioned Person”), (ii) has participated in any transaction involving such Sanctioned Person, or any country subject to an embargo or substantial restrictions on trade under the U.S. sanctions administered by OFAC (currently Iran, Syria, Cuba, North Korea and the Crimea region of the Ukraine), in violation of the OFAC regulations or Applicable Laws, or (iii) to the Company’s Knowledge, has participated in any transaction connected with any purpose prohibited by U.S. economic sanctions laws, including, without limitation, support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(d)The Company and its Subsidiaries are, and for the five years prior to the date hereof have been, in compliance in all material respects with all Applicable Laws governing imports, including the Applicable Laws of the European Union, Japan, Poland, South Korea, Taiwan, United Kingdom and United States. To the Company’s Knowledge, with respect to all Applicable Laws governing imports, there are no potential violations relating to any past, current, or pending transactions involving the Company or any of its Subsidiaries. There is no claim, litigation, dispute, other action or, to the Knowledge of the Company, investigation, including voluntary disclosures, to which Company and its Subsidiaries are, or in the last five years since the date hereof (or such longer date if the statute of limitations has not expired or been terminated) have been, a party related to the importation of merchandise or payment of (or failure to pay) duties or other customs payments.

(e)In the five years prior to the date hereof, neither the Company nor any of its Subsidiaries has applied for or received any grant, subsidy or allowance from any Governmental Entity or other body. In the five years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any aid, or any written notice of any investigation, complaint, action or negative decision in relation to the receipt or the alleged receipt of any aid or alleged aid, from any Governmental Entity.

Shareholder Notice

.  No notice to be given by the Company to the Shareholders pursuant to Washington Law or the Governing Documents of the Company, if any, or otherwise and any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date of the mailing of such document, any untrue statement of a material fact, or, to the Company’s Knowledge, will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Solvency

. Subject to the requirements of Article 2 and Article 3, the Company is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. As of the date of this Agreement and as of the time immediately prior to the Closing, the Company (a) is solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) has adequate capital and liquidity with which to engage in its business and (c) has not incurred and does not plan to incur debts beyond its ability to pay as they mature or become due. As of the date of this Agreement and as of the time immediately prior to the Closing, none of the Subsidiaries of the Company is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to such Subsidiary; and has stopped paying its debts as they fall due. As of the date of this Agreement and as of the time immediately prior to the Closing, no step has been taken in any jurisdiction to initiate any process by or under which: (i) the ability of the creditors of any of the Subsidiaries of the Company to take any action to enforce their debts is suspended, restricted or prevented; (ii) some or all of the creditors of the Subsidiaries of the Company accept, by agreement or in pursuance of a court Order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any of the Subsidiaries the Company; (iii) a Person is appointed to manage the affairs, business and assets of any of the Subsidiaries of the Company on behalf of their creditors; or (iv) the holder of a charge over all or any of the assets of any of the Subsidiaries of the Company is appointed to control the business and/or all or any assets of any of the Subsidiaries of the Company. Neither the Company nor its Subsidiaries have, at any time prior to the Closing, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against it, any bankruptcy or winding-up petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (D) admitted in writing its inability to pay its debts as they become due or (E) been convicted of, or pleaded guilty or no contest to, any felony.

No Existing Discussions

.  None of the Company, any of its Subsidiaries, or any director, officer, shareholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company or any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Proposal.

Representations Complete

.  None of the representations or warranties made by the Company herein or in any Exhibit or Schedule hereto, including the Company Disclosure Schedules, or in any Ancillary Document delivered by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Books and Records

.  The Company has made available to Parent prior to the date hereof an accurate and complete copy of each Governing Document of the Company and its Subsidiaries, in each case as in effect as of the date of this Agreement.  All statutory books and registers of the Company and its Subsidiaries have been kept in accordance with all Applicable Laws in all material respects and contain a true and accurate record of all matters and information which are required by Applicable Law or the applicable Governing Documents to be contained in such statutory books and records.

Disclaimer of Other Representations and Warranties

.

Except for the representations and warranties of the Company expressly set forth in this Article 4 or in any Ancillary Document, (a) neither the Company nor any of its Subsidiaries (nor any other Person) makes, or has made, any representation or warranty, express or implied, relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty, express or implied, relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub or any of their Affiliates or the representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person).  Neither the Company nor any of its Subsidiaries (nor any other Person) has made any representation or warranty herein regarding any projections, estimates or budgets delivered to or made available to Parent or Merger Sub or any of their Affiliates or the representatives of any of the foregoing of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and any of its Subsidiaries or the future business and operations of the Company and any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 4.27 shall limit in any respect any remedy of Parent or any other Purchaser Indemnitee under, and in accordance with, this Agreement, or otherwise with respect to any claim related to fraud or intentional misrepresentation of the Company, any of its Subsidiaries or any other Person, in each case, subject to the limitations set forth in Article 10 hereof.

Article 5
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each Seller, severally as to himself, herself or itself only and not jointly and severally or as to any other Seller, hereby represents and warrants to Parent and Merger Sub as follows:

Authority, Consents and Approvals, No Violations

.

(a)Such Person has the requisite power and authority or, with respect to individuals, the capacity, to execute and deliver this Agreement, the Ancillary Documents to which he, she or it is or is specified to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which such Person is or is specified to be a party and the consummation of the transactions contemplated thereby will by the Closing) duly authorized by all necessary action (corporate or otherwise) on the part of such Person, and no other actions (corporate or otherwise) on the part of such Person are necessary to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Person is or is specified to be a party will by the Closing be) duly executed and delivered by such Person and constitutes a valid, legal and binding agreement of such Person (assuming that this Agreement has been and the Ancillary Documents to which such Person is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against such Person in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b)Assuming the truth and accuracy of the representations of the Company in Section 4.5 and Parent and Merger Sub set forth in Section 6.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is a party. Neither the execution, delivery or performance by such Person of this Agreement or the Ancillary Documents to which such Person is or is specified to be a party nor the consummation by such Person of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of such Person’s Governing Documents (if applicable), (ii) result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract to which such Person is a party or by which the equity interests in the Company owned by such Person may be bound or affected, (iii) violate any Order or Applicable Law to which such Person or any of its properties, assets or equity interests in the Company is subject to or bound, or (iv) result in the creation of any Lien upon any of the equity interests in the Company owned by such Person.

Ownership

. Such Seller is the lawful owner, of record and beneficially, of the equity interests in the Company owned by such Seller listed opposite such Seller’s name on Schedule 4.2(a) of the Company Disclosure Schedules, as reflected in such Sellers’s Joinder, and such Seller has good title to such equity interests, free and clear of any Liens, other than under the Governing Documents and Applicable Law. There are no Contracts between such Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Capital Stock, other than under the Governing Documents and Applicable Law.

Brokers

. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Person.

Litigation

. There is no Proceeding pending or, to the knowledge of such Person, threatened against such Person in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Disclaimer of Other Representations and Warranties

. Such Person does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein and in the Ancillary Documents to which such Person is a party. Except as expressly set forth herein and in the Ancillary Documents to which such Person is a party, no other Person has been authorized by such Person to make any representation or warranty relating to such Person in connection with the Merger and the transactions contemplated hereby, and, if made, such representation or warranty may not be relied upon as having been authorized by such Person. Each of the Sellers acknowledges and agrees that notwithstanding the foregoing, nothing in Section 4.27, this Section 5.5 and Section 6.9 shall limit in any respect any remedy of Parent or any other Purchaser Indemnitee under, and in accordance with, this Agreement, or otherwise with respect to any claim related to fraud or intentional misrepresentation of the Company, any of its Subsidiaries or any other Person, in each case, subject to the limitations set forth in Article 10 hereof.

Article 6
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, except as set forth in the disclosure schedules (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any matter disclosed in one section of such disclosure schedules shall be deemed to be disclosed in such other sections of such disclosure schedules to which its relevance is readily apparent on the face of such information), dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Schedules”), as follows:

Organization

. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted and to consummate the transactions contemplated by this Agreement, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Merger. Merger Sub was formed for purposes of the transactions contemplated by this Agreement, and has not carried on any business other than the execution of this Agreement and the Ancillary Documents, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Authority

. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Parent and Merger Sub are parties prior to Closing will be) duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been (and the Ancillary Documents to which Parent and Merger Sub are parties prior to Closing will be) duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub are or are specified to be parties will be duly authorized, executed and delivered by the other parties thereto), enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by the Bankruptcy and Equity Exception. The board of directors of Parent, at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Merger and the other transactions contemplated hereby.

Consents and Approvals; No Violations

. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.5, and the Sellers’ representations and warranties contained in Section 5.1(b), no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the Applicable Law with respect to competition, merger control, antitrust, fair trade or similar Applicable Law, (ii) the filing of the Articles of Merger and (iii) those set forth on Schedule 6.3 of the Parent Disclosure Schedules. Neither the execution, delivery nor performance by Parent or Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub are, or are specified to be, a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any Order or Applicable Law to which Parent or Merger Sub or any of their respective properties or assets are subject to or bound, except in the case of clauses (b) and (c) above, for violations which would not reasonably be expected to prevent or materially delay the consummation of the Merger.

Capitalization

.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

Adequacy of Funds

. Parent has immediately available and adequate financial resources to pay the Merger Consideration in accordance herewith.

Investment Intent

. Parent is acquiring the shares of Capital Stock as an investment for its own account and not with a view to the distribution thereof. Parent shall not sell, transfer, assign, pledge or hypothecate any of the shares of Capital Stock in the absence of registration under, or pursuant to an applicable exemption from, Federal and applicable state securities laws.

Solvency

. As of the Effective Time and immediately after giving effect to the Merger and the other transactions contemplated by this Agreement (including the payment of all amounts payable pursuant to Article 2 in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the consolidated assets of Parent and its Subsidiaries will exceed (i) the value of all consolidated liabilities of Parent and its Subsidiaries, including contingent and other liabilities (without duplication), (ii) the amount that will be required to pay the probable liabilities of each of Parent and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Parent and its Subsidiaries, on a consolidated basis, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) Parent and its Subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

Disclaimer of Other Representations and Warranties

. Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.

Independent Investigation

. Parent acknowledges (for itself and on behalf of its Affiliates and the representatives of each of the foregoing) that it has conducted and completed its own investigation, analysis and evaluation of the Company and its Subsidiaries, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company and its Subsidiaries as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Company and its Subsidiaries and the representations and warranties of the Company set forth in Article 4 hereof.  Parent and Merger Sub acknowledge and agree, for themselves and on behalf of their respective Affiliates and the representatives of each of the foregoing, that, except for the representations and warranties of the Company expressly set forth in Article 4 hereof and in the Ancillary Documents, (a) neither the Company nor any of its Subsidiaries (nor any other Person) makes, or has made, any representation or warranty, express or implied, relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby and (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty, express or implied, relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been relied upon by Parent or Merger Sub, any of their respective Affiliates or the representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person).  Parent and Merger Sub, for themselves and on behalf of their respective Affiliates and the representatives of each of the foregoing, acknowledge and agree that neither the Company nor any of its Subsidiaries (nor any other Person) has made any representation or warranty herein regarding any projections, estimates or budgets delivered to or made available to Parent or Merger Sub or any of their Affiliates or the representatives of any of the foregoing of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and any of its Subsidiaries or the future business and operations of the Company and any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 6.9 shall limit in any respect any remedy of Parent or any other Purchaser Indemnitee under, and in accordance with, this Agreement, or otherwise with respect to any claim related to fraud or intentional misrepresentation of the Company, any of its Subsidiaries or any other Person, in each case, subject to the limitations set forth in Article 10 hereof.

Article 7
COVENANTS

Conduct of Business

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(a)Except as (w) contemplated by this Agreement, (x) set forth on Schedule 7.1(a), (y) as required by Applicable Law or (z) as required to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Applicable Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19 (collectively the “Ordinary Course Exceptions”), from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on and preserve in all material respects the non-business activities of the Representative Office and the business of the Company and its other Subsidiaries as presently conducted and as presently proposed to be conducted and its relationships with customers, advertisers, suppliers, vendors, employees and others with whom the Company or any such Subsidiaries has contractual relations in substantially the same manner as it has prior to the date hereof consistent with its past practices. Except for the Ordinary Course Exceptions, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to not do any of the following without the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)(A) adopt any amendments to their respective Governing Documents, (B) create, form or dissolve any Subsidiaries or (C) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(ii)issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any equity interests or grant any option or issue any warrant, obligation, subscription, option or other commitment to purchase or subscribe for any of such equity interests or issue any securities convertible into or exchangeable for such equity interests, other than shares of Common Stock or Series D-2 Preferred Stock issued (A) pursuant to the exercise of Company Options or Company Warrants outstanding on the date of this Agreement and (B) upon conversion of shares of Preferred Stock outstanding on the date of this Agreement;

(iii)(A) declare, set aside or pay any cash or share dividend or other distribution (whether in cash, stock or property) in respect of its Capital Stock, or redeem, repurchase or otherwise acquire any of its Capital Stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to Contracts existing as of the date of this Agreement providing for such repurchase, copies of the forms of which have been made available to Parent prior to the date of this Agreement), or pay or distribute any cash dividend or other property to any of its Shareholders or securityholders or make any other cash payment to any of its Shareholders or securityholders (in each case in their capacities as such) or (B) subdivide, split, combine, reclassify or reverse split the outstanding shares of its Capital Stock of any class or series (or other securities in respect of, in lieu of or in substitution for such Capital Stock) or enter into any recapitalization affecting the number of outstanding shares of its Capital Stock of any class or series or affecting any other of its securities;

(iv)(A) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division or unit thereof of any other Person or (B) enter into any Contract with respect to a joint venture, strategic alliance or partnership, or enter into any negotiations, discussions or agreement for such purpose;

(v)(A) extend, enter into, terminate or amend any Material Contract (or Contract that would be classified as a “Material Contract” if entered into prior to the date hereof); or (B) extend, enter into, terminate or amend any Affiliate Agreement or Real Property Lease (or Contract that would be classified as an “Affiliate Agreement” or “Real Property Lease” if entered into prior to the date hereof), as applicable;

(vi)except as otherwise required by the terms of an applicable Employee Benefit Plan, (A) increase the compensation, bonus, pension, welfare, severance or other benefits payable to, or make any new equity awards to, any Person; (B) pay or grant any severance, termination or change-of-control benefit to any Person; (C) adopt, amend or terminate any Employee Benefit Plan or amend the terms of any outstanding equity-based awards; (D) other than as expressly required by this Agreement, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan; (E) change the manner in which contributions to Employee Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP or for routine adjustments in the ordinary course of business consistent with past practice; (F) make or forgive any loans to directors, members, managers, officers or employees of the Company or its Subsidiaries; or (G) amend or enter into a new collective bargaining agreement;

(vii)(A) incur, assume or amend any Indebtedness, (B) place or allow the creation of any Lien (other than a Permitted Lien) on any of its assets or properties or (C) (1) lend any money, other than reasonable advances to employees for bona fide travel and business expenses that are incurred in the ordinary course of business (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Capital Stock), (2) make any investments in or capital contributions to, any Person, (3) forgive or discharge in whole or in part any outstanding loans or advances or (4) prepay any Indebtedness of the Company or any of its Subsidiaries (except that the Company shall be permitted to use cash on hand to pay Seller Expenses);

(viii)make, change or revoke any material Tax election, adopt or change any Tax accounting period or any Tax accounting method, file any amended income or other material Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, or destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Entity;

(ix)sell, transfer, assign, exclusively license or (save for non-exclusive licenses granted in the ordinary course of business consistent with past practice) otherwise dispose of any (x) Company IP Rights or (y) assets in excess of $10,000 in the aggregate or subject to any Lien any of its properties or assets, except for Permitted Liens;

(x)(A) except as required by GAAP or Applicable Law, make any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes, (B) write-down or write-up the value of any asset or write-off any accounts receivable or notes receivable or (C) accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or otherwise fail to pay accounts payable and other business obligations or to collect accounts receivable;

(xi)(A) initiate any Proceeding (other than for the routine collection of bills) or (B) settle or agree to settle any Proceeding (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief);

(xii) (A) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case, any liability, debt or obligation arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of liabilities, debts or obligations reflected or reserved against in the Latest Balance Sheet and (2) the payment, discharge or satisfaction of Seller Expenses, or (B) make any capital expenditures, capital additions or capital improvements in an amount in excess of $100,000;

(xiii)incur or commit to any liabilities, obligations or debts other than in the ordinary course of business consistent with past practice not exceeding, individually or in the aggregate, $100,000;

(xiv)(A) cancel, abandon, withdraw, or allow to expire or lapse any Company Registered IP, or (B) other than non-exclusive licenses granted in the ordinary course of business, grant any licenses under any Intellectual Property Rights;

(xv)sell, lease, license, transfer or dispose of, or permit to lapse, any assets (excluding Intellectual Property Rights) material to the business of the Company or any of its Subsidiaries (except for sales of its products or services in the ordinary course of business consistent with past practice) or otherwise sell, assign or transfer (whether by merger, consolidated, sale or otherwise) any Subsidiary of the Company;

(xvi)cancel, surrender, allow to expire or fail to renew any material Permits;

(xvii)materially change the manner in which the Company or any of its Subsidiaries extends warranties, discounts or credits to customers;

(xviii)engage, retain or enter into any Contract with any investment banker or broker related to or in connection with the Merger;

(xix)materially change or terminate any insurance coverage;

(xx)terminate, waive or release any material right or claim;

(xxi)enter into any agreement for the purchase or sale of any real property;

(xxii)with the exception of provisions of the Company Stock Option Plans or individual option or restricted stock agreements relating to accelerated vesting as in effect on the date hereof copies of the forms of which have been made available to Parent prior to the date hereof, modify or change the exercise or conversion rights, or exercise or purchase prices, of any of its Capital Stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (A) the right to exercise any option, warrant or other right to purchase any of its Capital Stock or other securities or (B) the vesting or release of any shares of its Capital Stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(xxiii)fail to use commercially reasonable efforts to prevent any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage;

(xxiv)fail to comply with all legally required quarantines, “shelter in place,” “stay at home,” social distancing, shut downs, closures, sequesters and other Applicable Laws, Orders and legally required directives by any applicable Governmental Entity in connection with or in response to COVID-19;

(xxv)materially change an existing line of business or enter into any new line of business; or

(xxvi)authorize, commit or agree to take or do, whether in writing or otherwise, any of the actions specified in this Section 7.1.

(b)The Company shall, and shall cause each of its Subsidiaries to, pay all of its liabilities, debts and taxes when due, subject to good faith disputes over such liabilities, debts or taxes.

Tax Matters

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(a)Indemnification by the Sellers. Subject to the limitations set forth in Article 10, the Sellers (severally but not jointly based on each Seller’s Pro Rata Share) shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against all Losses with respect to any:

(i)Taxes imposed by Applicable Law on or with respect to any Seller; provided, that the Purchaser Indemnitees may recover such Taxes solely from the Seller on which or with respect to such Taxes were imposed;

(ii)Taxes imposed on the Company or its Subsidiaries (or for which the Company or its Subsidiaries may otherwise be liable) with respect to any Pre-Closing Tax Period;

(iii)Taxes of any other Person imposed on the Company or its Subsidiaries or for which the Company or its Subsidiaries otherwise may be liable arising as a result of (A) the Company or its Subsidiaries having been a member of an affiliated, consolidated, combined or unitary, or similar group during any Pre-Closing Tax Period, (B) transferee or successor liability to the extent such liability results from or relates to any transaction undertaken by or with respect to the Company or its Subsidiaries prior to the Closing Date, or (C) by Contract, to the extent such liability relates to a Contract entered into prior to the Closing Date, except to the extent such Taxes are allocable to the Post-Closing Tax Period with respect to any such Contract that remains in effect after the Closing in accordance with Section 7.2(j)(i);

(iv)any breach or nonperformance of any representation or warranty in Section 4.15, or any covenant in Section 7.1(a)(viii) or this Section 7.2 of the Company or its Subsidiaries, any Seller relating to Taxes (A) in this Agreement or (B) in any certificate or other instrument or document delivered by the Company to Parent and Merger Sub pursuant to this Agreement (provided that for the purposes of this clause

(iv), qualifications as to material, materiality, Company Material Adverse Effect, Knowledge or other qualifiers of similar import contained in such representations and warranties shall not be given effect for purposes of calculating any Losses, but shall be given effect for determining whether a breach of such representations and warranties has occurred);

(v)Transaction Payroll Taxes to the extent not taken into account in calculating the Merger Consideration pursuant to Section 2.10(a);

(vi)Taxes of the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement;

(vii)one-half of all transfer, excise, sales, use, value added, documentary, filing, recordation, real property transfer Taxes and other similar Taxes ("Transfer Taxes") that are imposed on or with respect to any of the Parties hereto in connection with the transactions contemplated by this Agreement, in accordance with Section 7.2(d);

(viii)Taxes of the Company or any of its Subsidiaries arising in connection with any ‘employment related securities’ within Part 7 of the Income Tax (Earnings and Pensions) Act 2003 in the United Kingdom issued to or held by the Sellers and/or;

(ix)clawback of Research and Development (R&D) tax relief (or credit) taken into account as a current asset in calculating the Closing Working Capital and the 2020 R&D Relief actually paid to the Sellers in respect of a period ended on or before Closing.

Notwithstanding the foregoing, no Purchaser Indemnitee shall be entitled to make any claim pursuant to this Agreement for any Losses related to (w) Taxes attributable to any action of Parent or any of its Affiliates (including the Surviving Corporation after the Closing) on the Closing Date after the Closing not contemplated by this Agreement and outside the ordinary course of business, (x) Taxes attributable to any Post-Closing Tax Period (other than Taxes described in Section 4.15(j), (l), (o) and (r)), (y) Transfer Taxes allocated to Parent pursuant to Section 7.2(d) or (z) Taxes included as a Seller Expense taken into account in calculating Merger Consideration pursuant to Section 2.10(a),as a liability in the calculation of Closing Working Capital as finally determined pursuant to Section 2.10(b), or in the calculation of the Option Gross-Up Payments.

(b)Straddle Periods. For purposes of this Section 7.2, in the case of Taxes of or with respect to the Company or its Subsidiaries that are imposed with respect to any Tax period beginning on or before the Closing Date and ending after the end of the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be:

(i)in the case of Taxes that are based upon or related to income, profits or receipts, the amount of Tax determined on an interim closing of the books method as of (and including) the Closing Date (provided that depreciation and amortization deductions determined on an annual basis (other than with respect to property placed in service after the Closing) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period); and

(ii)in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c)Payment of Tax Obligations. Whenever the Sellers shall be required to indemnify Parent for Losses pursuant to this Section 7.2, such payments shall be made in a manner consistent with Section 10.9 (subject to limitations set forth in Section 10.5) and no later than five Business Days after such payments are requested in writing by Parent and Parent provides reasonable documentary evidence of the amount of such Taxes.

(d)Transfer Taxes. Any Transfer Taxes that are imposed on any of the Parties hereto in connection with the transactions contemplated by the Agreement shall be paid 50% by Sellers and 50% by Parent. The Sellers, the Representative and Parent will cooperate (and cause their Subsidiaries and representatives to cooperate) to timely prepare any Tax Return or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The party required by Applicable Law to file any Tax Return related to Transfer Taxes shall prepare and file such Tax Return and the non-filing party shall pay its portion of Transfer Taxes shown due on such Tax Return  to the filing party at least five Business Days in advance of the due date for payment to the relevant authority.  Parent shall be responsible for all stamp Taxes.

(e)Tax Returns.

(i)The Company and each of its Subsidiaries shall file or cause to be filed in the time and manner required by Applicable Law all Tax Returns of or with respect to the Company or such relevant Subsidiary that are due after the date hereof and on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in accordance with past practices unless otherwise required by Applicable Law. At least 15 days prior to filing any such Tax Return that is an income Tax Return or a reasonable period prior to filing in the case of any other material Tax Return, the Company or the relevant Subsidiary shall submit a copy of such Tax Return to Parent for Parent’s review, and shall consider in good faith Parent’s reasonable comments.

(ii)All other Tax Returns of or with respect to the Company or its Subsidiaries for a Pre-Closing Tax Period that are due after the Closing Date, shall be filed or caused to be filed by Parent in accordance with past practices of the Company unless otherwise required by Applicable Law.  At least 30 days prior to filing any such Tax Return that is an income Tax Return or a reasonable period prior to filing in the case of any other material Tax Return, Parent shall cause the Company or such relevant Subsidiary to submit a copy of such Tax Return to the Representative for the Representative’s review and, to the extent Sellers have an indemnification obligation for Taxes shown on such Tax Return under Section 7.2(a), the Representative’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Any items reflected on a Tax Return submitted for review to Parent or the Representative, as applicable, in accordance with this Section 7.2(e) with respect to which they are unable to agree after negotiating in good faith for 10 Business Days shall be referred to the Accounting Firm for resolution as promptly as practicable. The determination of the Accounting Firm shall be final, conclusive and binding for all purposes hereunder. If a Tax Return is required by Applicable Law to be filed or a payment made before the Accounting Firm has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Tax Return shall be filed or payment made as determined by Parent, and shall be amended if necessary to reflect the determination of the Accounting Firm with respect to the disputed items. The costs of the Accounting Firm shall be borne in substantially the same manner as set forth in Section 2.10(b)(ii)(C).

(f)Limitations on Actions. Without the Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, neither Parent, the Surviving Corporation nor any of their Affiliates shall (i) file (other than as set forth in Section 7.2(e)) or amend any income or other material Tax Return or make or change any election, Tax accounting period or any Tax accounting method for any Pre-Closing Tax Period or (ii) initiate or enter into any voluntary disclosure agreement or similar program with any Governmental Entity with respect to any Pre-Closing Tax Period; provided, however, the foregoing limitations shall only apply to the extent such filing, amendment or disclosure could have the effect, directly or indirectly, of causing the Sellers to have an indemnification obligation for Taxes under Section 7.2(a).

(g)R&D Tax Relief (Credit).  The Representative shall cause to be prepared and, as soon as practical, but in no event later than 60 days after the Closing Date, shall cause to be delivered to Parent, a good faith determination of the Research and Development (R&D) tax relief (or credit) for which the UK Subsidiary is eligible for the portion of calendar year 2020 that is attributable to the period commencing on January 1, 2020 and ending on the Closing Date (the “2020 R&D Relief”). If Parent agrees in writing with the 2020 R&D Relief determination within 10 Business Days of the receipt of such determination, then, within 30 days of receipt by Parent of such written determination from the Representative, the amount of the 2020 R&D Relief shall be paid over to the Paying Agent for distribution to the Sellers based on their Pro Rata Share thereof in a manner consistent with Section 2.10(b). If Parent and the Representative are unable to agree on the 2020 R&D Relief determination after negotiating in good faith for 10 Business Days after Parent’s receipt of such determination from the Representative, Parent and the Representative shall refer the disputed matter to the Accounting Firm for resolution in a manner consistent with Section 2.10(b)(ii)(B), mutatis mutandis, and the amount of the 2020 R&D Relief as finally determined by the Accounting Firm, if any, shall be paid over to the Paying Agent for distribution to the Sellers based on their Pro Rata Share thereof in a manner consistent with Section 2.10(b).

(h)Cooperation on Tax Matters. The Parties shall reasonably cooperate in connection with the filing of any Tax Return, in any audit, litigation or other proceeding with respect to Taxes, and in allowing the Representative to review Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods to determine or verify the proper amounts payable as refunds hereunder (provided, that, such Tax Returns will be limited to pro forma copies of such Tax Returns that relate solely to the Company and its Subsidiaries). Such cooperation shall include the reasonable retention and the provision of copies of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(i)Tax Classification of Indemnification Payments. The Parties agree to treat any indemnification payments made pursuant to this Agreement as an adjustment to the purchase price for all Tax purposes, to the fullest extent permitted by Applicable Law.

(j)Additional Tax Covenants.

(i)Tax Sharing Agreements. Unless Parent otherwise requests in writing, any Tax sharing, Tax indemnity, Tax allocation or similar agreements (whether oral or written) between the Company or its Subsidiaries, on the one hand, and any other Person, on the other hand (except for any such agreement entered into in the ordinary course of business and not primarily related to Taxes), shall be terminated prior to the Closing and the Company shall have no liability thereunder after the Closing.

(ii)Powers of Attorney. The Company and its Subsidiaries shall cause each power of attorney with respect to any Tax matters granted by or on behalf of the Company or its Subsidiaries to be terminated as of the day prior to the Closing Date unless Parent requests in writing that, or grants its written consent for, such power of attorney to remain in effect thereafter.

(iii)Survival. The representations, warranties and covenants in this Agreement relating to Taxes shall survive until the date that is six years after the Closing.

(iv)Conflict.  In the event of a conflict between this Section 7.2 and the provisions of Article 10, this Section 7.2 shall control.

Access to Information

. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall (a) provide to Parent and Merger Sub and their authorized representatives during normal business hours reasonable access to such books, records, assets, properties and personnel of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company or its Subsidiaries) as Parent may reasonably request and (b) furnish as promptly as practicable to Parent and Merger Sub and their authorized representatives any information concerning the Company and its Subsidiaries that Parent may reasonably request to the extent such information is readily available. All of such information shall be treated as Proprietary Information. Notwithstanding anything herein to the contrary, no such information shall be furnished to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client or other applicable privilege or conflict with any confidentiality obligations to which the Company or any of the Subsidiaries is bound.  Any access to any Leased Real Property shall be subject to the Company’s reasonable security measures and the applicable requirements of the Real Property Leases and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

Efforts to Consummate

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(a)Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 8). Without limiting the foregoing, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to notify and to obtain consents of all Governmental Entities as necessary or advisable to consummate the transactions contemplated by this Agreement. Each Party (or Parent if Parent is the party required to make the filing pursuant to Applicable Law) shall make an appropriate filing if required or requested by a Governmental Entity pursuant to each competition, merger control, antitrust, fair trade or similar Applicable Law of any jurisdiction set forth on Schedule 8.1(a) (the “Antitrust Laws”) with respect to the transactions contemplated by this Agreement, at a time mutually agreed by Parent and the Company (and shall use their respective reasonable best efforts to make (or if applicable assist Parent to make) such filing as soon as reasonably practicable after the date hereof or the date on which the Governmental Entity required or requested the filing) and thereafter each Party shall supply (or assist Parent in supplying as applicable) as promptly as practicable to the appropriate Governmental Entities additional information and documentary material that may be requested pursuant to such Antitrust Laws or in view of the operation of Section 8.1(b). Without limiting the foregoing, (A) the Company and Parent shall not extend any waiting period or comparable period under any Antitrust Law or enter into any Contract with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and (B) Parent, Merger Sub and the Company agree to take all actions that are reasonably necessary or reasonably advisable or as may be reasonably required by any Governmental Entity to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall such efforts be deemed to include (and the Company shall not take any of the following actions without the prior written consent of Parent) (1) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or its Subsidiaries or any entity, facility or asset of Parent or its Subsidiaries, (2) terminating, amending or assigning existing relationships and contractual rights and obligations, (3) agreeing to any behavioral remedies, (4) amending, assigning or terminating any existing Contracts and entering into any new Contracts, (5) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries or (6) defending, litigating or contesting any administrative, judicial or other governmental action or Proceeding or any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent.

(b)In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Applicable Law or by the applicable Governmental Entity, the Parties hereto agree to (i) give each other reasonable advance notice of all substantive discussions or meetings with any Governmental Entity relating to the Merger or any other transactions contemplated hereby; (ii) give each other an opportunity to participate in each of such substantive discussions or meetings where permitted by Applicable Law and the relevant Governmental Entity; (iii) keep the other Party reasonably apprised with respect to any substantive communications with any Governmental Entity regarding the Merger or any other transactions contemplated hereby; (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity; (v) provide the other Party with a reasonable advance opportunity to review and comment upon, and consider in good faith the reviews of the other Party with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, or opinions) with a Governmental Entity regarding the Merger or any other transactions contemplated hereby; (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Entity relating to the Merger or any other transactions contemplated hereby; and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any Governmental Entity with respect to all efforts to satisfy the conditions set forth in Section 8.1(a) and Section 8.1(b).  Any such disclosures, rights to participate or provisions of information by one Party to the other under this Section 7.4 may be made on an outside counsel-only basis to the extent required under Applicable Law or as appropriate to protect confidential business information, and may be withheld or redacted as necessary to comply with contractual arrangements, to preserve attorney-client, attorney work product or other legal privilege, or to the extent required under Applicable Law.  Without limiting the foregoing, Parent shall make all strategic and tactical decisions, following consultation with and reasonably taking into consideration the views of the Company, with respect to responding to filings with respect to filings, notifications, approvals and consents under each competition, merger control, antitrust, fair trade or similar Applicable Law of any jurisdiction applicable to the transactions contemplated hereby. Notwithstanding the foregoing, neither Parent nor Merger Sub, without prior written approval or consent from the Company, shall notify or initiate communications with any Governmental Entity pursuant to any competition, merger control, antitrust, fair trade or similar Applicable Law regarding the transactions contemplated by this Agreement, including the Merger.

(c)Following consultation with Parent, the Company shall use commercially reasonable efforts to obtain prior to Closing, and deliver to Parent at or prior to the Closing, such written consents, waivers and authorizations of third parties with respect to Contracts listed or described in Schedule 7.4(c)(i). Following consultation with Parent, the Company shall prior to Closing give notices to third parties with respect to the Contracts listed or described in Schedule 7.4(c)(ii). The Company will (x) consult with Parent beforehand regarding the process for seeking such consents, waivers or authorizations and providing such notices, (y) provide Parent with a reasonable opportunity to review and comment in advance on the forms of such consent, waiver and authorization requests and notices and (z) incorporate any reasonable comments thereto made by Parent.  Unless the Real Property Lease requires or permits the lessor or licensor to condition its grant of consent (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments) or the provision of additional security (including a guaranty) in connection with the consummation of the Merger (the “Landlord Requirements”), if the lessor or licensor under any Real Property Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon any Landlord Requirements, Parent shall be solely responsible for making all such payments or providing all such additional security. Notwithstanding anything in this Agreement to the contrary, this Section 7.4 shall not apply to the Representative.

Exclusive Dealing

. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company and each Seller shall not, and shall not authorize, direct or permit any of the Company’s Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents or representatives (“Company Representative”), to, directly or indirectly: (i) solicit, initiate or knowingly encourage the submission of any Alternative Proposal; (ii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal; or (iii) enter into any agreement, letter of intent, agreement in principal, merger agreement, share or asset acquisition agreement, exchange agreement, option agreement or similar agreement with respect to an Alternative Proposal, or consummate the transactions contemplated by an Alternative Proposal. The Company shall immediately cease all discussions, negotiations and other activities described in the immediately preceding sentence to the extent they are occurring or have occurred on or prior to the date hereof. Any violation by any Company Representative of the restrictions listed in this Section 7.5 shall be deemed a breach by the Company of this Section 7.5. The term “Alternative Proposal” means any proposal, transaction or offer by a Person (other than Parent and Merger Sub): (a) for any merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction directly or indirectly involving the Company, its Subsidiaries or its equity holders pursuant to which the equity holders of the Company immediately preceding such transaction hold less than 85% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (b) for any initial public offering or private placement of securities of the Company (or any roadshows therefor or the filing, confidential submission or distribution of a registration statement, prospectus or other offering document therefor), or for the acquisition, issuance, sale or exchange (including without limitation by tender or exchange offer) of equity interests or securities, other than with respect to the exercise of Company Options or Company Warrants outstanding as of the date hereof, the conversion of Preferred Stock into Common Stock or the repurchase of stock from employees, directors, consultants or contractors in connection with the termination of services pursuant to Contracts existing as of the date hereof providing for such repurchase (and which have been made available to Parent prior to the date hereof), (x) of or from the Company or its equity holders representing in excess of 5% of the voting power of the then outstanding shares of Capital Stock or (y) of the Company’s Subsidiaries; (c) for the acquisition or exchange of any material assets of the Company or its Subsidiaries (other than any such transactions in the ordinary course of the Company’s business consistent with past practice, but which in any event do not exceed 10% of the Company’s consolidated assets or revenues, individually or in the aggregate); (d) for the sale, lease, exchange, exclusive license, mortgage, pledge or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of any material assets of the Company or its Subsidiaries (other than any such transactions in the ordinary course of the Company’s business consistent with past practice, but which in any event do not exceed 10% of the Company’s consolidated assets or revenues, individually or in the aggregate); or (e) for any transaction similar to, or having a similar effect as, any of the transactions described in the foregoing clauses (a), (b), (c) or (d); and in any of the preceding clauses, in one transaction or in a series of transactions. The Company shall notify Parent promptly, but in any event within 48 hours, in writing if any proposal, offer, inquiry or other contact with or by any Person with respect to an Alternative Proposal, is made. Any such notice to Parent shall indicate in reasonable detail the identity of the Person make such proposed offer, inquiry or other contract (if not prohibited by a confidentiality agreement in effect on the date hereof) and the terms and conditions of such proposal, offer, inquiry or other contact.

Section 7.6Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of (a) the Closing Date and (b) the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts to assist Parent and Merger Sub, upon the reasonable request of Parent, in arranging meetings and facilitating access for Parent and Merger Sub and its representatives with customers and suppliers of the Company and its Subsidiaries; provided that the Company shall be present at all times during any such meetings or conversations and that such meetings and conversations shall comply with all competition, merger control, antitrust, fair trade or similar Applicable Law.

Section 7.7Employee Benefits Matters.

(a)If requested by Parent, the Company will adopt all necessary resolutions to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to the Closing Date (but such termination may be contingent upon the Closing). Immediately prior to any such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). In the event any 401(k) Plan is terminated, the Company shall provide Parent with a copy of resolutions duly adopted by the Company so terminating any such 401(k) Plan.

(b)Parent agrees that each employee of the Company or its Subsidiaries who continues employment with Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date (each, a “Continuing Employee”) shall, until the first anniversary of the Closing Date or such earlier date as the Continuing Employee shall cease to be employed by Parent, the Surviving Corporation or one of their respective Subsidiaries, be provided with compensation and benefits that are in the aggregate no worse than the compensation and benefits provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, provided that for these purposes, “compensation and benefits” shall not include any equity-based compensation; provided, however, that the health plans provided to U.K. employees and Poland employees prior to the Effective Time shall remain in effect and available to such Continuing Employees for a period equal to no less than the remainder of the current calendar year and one additional calendar year. As of the Closing, with respect to Continuing Employees, Parent shall cause the service of each such Continuing Employee with the Company and its Subsidiaries prior to the Effective Time to be recognized for purposes of eligibility to participate, levels of benefits and vesting (but not for purposes of benefit accrual) under each severance, vacation, or other welfare benefit plan, program or arrangement of the

Parent, the Surviving Corporation, or any of their respective Subsidiaries, as applicable, but in which any Continuing Employee is or becomes eligible to participate, but solely to the extent such credit would not result in a duplication of benefits. From and after the Closing, Parent shall, to the extent permitted by the terms of the applicable U.S. group health plans of Parent or its Subsidiaries, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under such plans to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employees credit under such plans for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made.

(c)In the four-year period following the Closing Date, Parent will make available a maximum amount of $25,000,000 in the form of cash, cash equivalents, equity incentives, or a combination of the foregoing to be allocated by Parent to Continuing Employees for the purposes of retention.  Parent will grant such retention incentives in such amounts and on such terms and conditions (which may include time based and performance based vesting conditions) as determined by Parent after discussions with the Company.

(d)Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment for any period (or any compensation after such Continuing Employee ceases to be employed by the Company, Parent or any of their respective Affiliates) or continued receipt of any specific employee benefit, (ii) shall constitute an amendment to or any other modification of any Employee Benefit Plan, (iii) shall be construed to prohibit Parent, the Company or any of their Subsidiaries from amending or terminating any Employee Benefit Plan or (iv) shall create any third party beneficiary rights in favor of any Continuing Employees or others Persons.

Notification

. From the date hereof until the Closing Date, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall give reasonably prompt written notice to the other Parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party that is contained in this Agreement or any Ancillary Document to be untrue or inaccurate in any material respect as if such representation and warranty were made at such time and (b) such Party to fail to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any Ancillary Document.

Releases

. Effective upon and only upon the consummation of the Closing, notwithstanding anything contained herein to the contrary, in consideration of the execution, delivery and performance by Parent and Merger Sub of this Agreement, effective as of the date of this Agreement, each of the Sellers (each, a “Releasing Party”) hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES the Surviving Corporation, the Company and its Subsidiaries, Parent, Merger Sub, and each of their respective Affiliates, together with each of their respective past and present officers, directors, partners, members, trustees, employees, shareholders, agents, attorneys and representatives (each, a “Released Party”), from any and all Losses, liabilities, claims, causes of action or suits in law or equity, of whatever kind or nature that any Releasing Party ever had or may now have against any Released Party and that have accrued or arisen prior to the Closing, including those based on any fact or circumstance arising from such Seller’s past or current ownership, as applicable, of any Capital Stock or Company Options (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers or shareholders), whether based on contract or any Applicable Law in any jurisdiction, including under California Civil Code Section 1542, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the foregoing, nothing in this Section 7.9 shall or be deemed to release any rights or obligations of any Releasing Party (a) pursuant to and subject to the terms of this Agreement; (b) pursuant to and subject to the terms of any Ancillary Documents to which the Releasing Party is a party; (c) pursuant to and subject to the terms of any indemnification agreement between the Releasing Party and the Company (including indemnification provided for under Applicable Law) in effect on the date of this Agreement or any insurance policy (including directors’ and officers’ liability insurance policies) maintained by the Company or its successor for the benefit of the Releasing Party; (d) pursuant to and subject to the terms of any Employee Benefit Plan; (e) pursuant to and subject to the terms of the Company’s or its Subsidiaries’ Governing Documents (to the extent not terminated pursuant to Section 7.12); (f) for accrued but unpaid compensation and business-related expenses, each as incurred in the ordinary course of business; or (g) any other rights that cannot be legally waived under Applicable Law.

Resignation of Officers and Directors

. The Company shall obtain the resignations of (i) all of the officers and directors of the Company and its Subsidiaries listed on Schedule 7.10 effective as of the Effective Time, and (ii) such other officers and directors of the Company and its Subsidiaries as Parent designates to the Company in writing at least five days prior to the Effective Time, with all such resignations to become effective at the Effective Time, it being understood and agreed that, for purposes of the immediately preceding clauses (i) and (ii), in the case of any such officer, such resignation shall represent solely such Person’s resignation from his or her official officer capacity with the Company or its applicable Subsidiary, and shall not otherwise affect such Person’s employment status with the Company or its Subsidiaries, and shall not be deemed a breach or waiver by any such Person of any rights under any employment or similar agreement to which such Person is a party.

Confidentiality; Publicity

.

(a)The Parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and the provisions of which are by this reference incorporated herein.

(b)Without the consent of the Surviving Corporation, from and after the Closing, the Sellers and the Representative shall not use (other than for the purpose of protecting such Person’s rights under this Agreement) or disclose to any Person any Proprietary Information, except (i) to their or their respective Affiliates’ respective employees, officers, directors, advisors or consultants who have a need to know such information and are directed to comply with the terms of this Section 7.12(b), and, in the case of the Representative, to the Sellers, (ii) as required by Applicable Law or any Governmental Entity, (iii) to the extent necessary for the preparation for and prosecution or defense of any Proceeding involving Parent and by or against any Seller (provided that in the case of this clause (iii), in no event shall any Seller or the Representative publicly disclose any Proprietary Information other than in a filing required with the court of competent jurisdiction presiding over such Proceeding or as otherwise directed by such court) or (iv) to the extent it is necessary to disclose the Merger or the Merger Consideration in the preparation and filing of any Tax Return or Tax election relating to the Sellers or their Affiliates; provided, however, that with respect to clause (ii) above, the Representative or the applicable Seller shall, to the extent legally permissible, provide the Company with prompt prior written notice of the need to disclose Proprietary Information and shall, at Parent’s sole cost and expense, provide reasonable cooperation to Parent to the extent Parent may seek to limit such disclosure, including, if requested, by taking reasonable steps to resist or narrow any such disclosure or to obtain confidential treatment, a protective order or other remedy with respect to such Proprietary Information.

(c)From and after the date hereof, no press release or announcement concerning this Agreement or the transactions contemplated hereby will be issued by the Company, the Sellers or the Representative without the prior consent of Parent, which consent shall not be unreasonably withheld, except as such release or announcement may be required by Applicable Law, in which case the Party required to make the release or announcement will, to the extent practicable, allow Parent reasonable time to comment on such release or announcement in advance of such issuance, and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. The Parties have agreed upon a press release announcing the transactions contemplated by this Agreement, which shall be issued by Parent promptly following the execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, following Closing and after the public announcement of the Merger, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

Termination of Certain Agreements

. On or prior to the Closing Date, the Company shall have delivered evidence satisfactory to Parent of the termination or, if so specified on Schedule 7.12, amendment of all agreements set forth on Schedule 7.12, effective as of the Effective Time without any further action by the parties thereto or, in the case of termination, any further liability of the Company or its Subsidiaries thereunder, except as required to effect the consummation of the transactions contemplated hereby and the obligations hereunder.

Financial Statements and Reports

.

(a)From the date hereof to the Closing Date, the Company shall furnish to Parent as soon as available, but in no event later than 20 days after the close of each month, the unaudited and consolidated balance sheets and income statements of the Company and its Subsidiaries (all to be prepared in accordance with GAAP consistently applied) showing its financial condition as of the close of such month and the results of operations during such month and for the elapsed portion of the Company’s fiscal year, in each case, setting forth comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year.

(b)No later than 57 days after the Closing Date, the Company shall provide to Parent the following: (i) audited annual and unaudited interim financial statements of the Company and its Subsidiaries required by Regulation S-X under the Securities Act (“Regulation S-X”) and Item 9.01 of Form 8-K, in such form as is reasonably acceptable to Parent, together with any required report of the Company’s independent auditors and the consent of such auditor to include its report in Parent’s SEC filings; and (ii) such other information (financial or otherwise) regarding the Company and its Subsidiaries which is relevant and required by the rules and regulations of the Exchange Act, or Regulation S-X to enable Parent to prepare pro forma financial statements in accordance with Regulation S-X, in the case of each of (i) and (ii), at the sole cost and expense of Parent; provided that such costs and expenses shall be reasonable and documented. After the Closing, Parent shall provide the Company with adequate resources to enable the Company to provide items (i) and (ii) to Parent within 57 days following the Closing Date.

(c)No later than 57 days after the Closing Date, the Company, at the sole cost and expense of Parent (which such costs shall be reasonable and documented), shall use commercially reasonable efforts to cause its outside auditor to review the Company’s financial statements for the nearest fiscal quarter then ended, in order to permit the inclusion by Parent of such outside auditor’s review report in Parent’s Form 8-K following the Closing.

(d)Parent’s obligations with respect to reasonable and documented costs and expenses under Sections 7.13(b) and (c) shall survive any termination of this Agreement, and the amount of such costs and expenses shall be paid to the Company promptly after any such termination.

Indemnification and Exculpation

.

(a)Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to or as of the Closing Date existing as of the date hereof in favor of the current or former directors, officers or other employees of the Company or its Subsidiaries currently indemnified by the Company or its Subsidiaries (collectively, the “Covered Persons”) as provided in their respective Governing Documents, indemnity agreements in effect on the date of this Agreement or as provided pursuant to a resolution of the Company Board or the board of directors of such Subsidiary adopted on or prior to the date of this Agreement, as applicable and in each case made available to Parent prior to the date hereof, shall survive the transactions contemplated by this Agreement and be obligations of the Company or its Subsidiaries and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing Date.

(b)Prior to Closing, the Company shall purchase (at Sellers’ expense) a directors’ and officers’ liability insurance “tail” policy from its current provider that maintains the Company’s directors’ and officers’ liability insurance coverage as in effect as of the date hereof, covering claims arising from facts or events which occurred at or prior to the Closing (the “Company D&O Tail Policy”). Such “tail” policy shall be reasonably acceptable to Parent.  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the Company D&O Tail Policy in full force and effect and continue to honor its obligations thereunder for the entire term of the Company D&O Tail Policy.

(c)Parent shall, and shall cause the Surviving Corporation to, honor all of the obligations of the Company and its Subsidiaries to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to or as of the Closing Date to the extent that such obligations of the Company and its Subsidiaries, as applicable, exist on the date of this Agreement (and if any statute is amended to provide for benefits that are more favorable to the Covered Persons, then each Covered Person shall be entitled to the benefits of such amendment), whether pursuant to the Governing Documents of the Company and its Subsidiaries, indemnity agreements, board resolution or otherwise), in each case solely to the extent that the Company or its Subsidiaries have made such documents available to Parent prior to the date hereof, and such obligations shall survive the Closing and shall continue in accordance with the terms of such Governing Documents from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions. For six years following the Closing, the Governing Documents of the Surviving Corporation and its Subsidiaries shall contain provisions with respect to indemnification, reimbursement, contribution, hold harmless and exculpation from liability that are no less favorable to the Covered Persons than those set forth in the Governing Documents of the Company and its Subsidiaries on the date of this Agreement, solely to the extent that the Company has made such documents available to Parent prior to the date hereof.

(d)After the Closing, in the event that all or substantially all of the business, stock or assets of the Company and its Subsidiaries is sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then Parent and the Surviving Corporation shall, in each such case, take action to ensure that the successors and assigns of the Company and its Subsidiaries, as applicable, assume the obligations set forth in this Section 7.14. The provisions of this Section 7.14(d) shall apply to all of the successors and assigns of the Surviving Corporation and its Subsidiaries.

(e)The provisions of this Section 7.14 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 7.14, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 7.14, and (ii) in addition to, and not in substitution for, any other rights to indemnification, reimbursement or contribution that any such Person may have by contract or otherwise.

Further Assurances

. From time to time following the Closing, each of the Parties shall execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the transactions contemplated by this Agreement.

Shareholder Written Consent

. Within one (1) Business Day following the execution and delivery of this Agreement, the Sellers who are party hereto shall execute and deliver to the Company and Parent an irrevocable written consent of shareholders in the form of Annex I hereto evidencing the approval and adoption of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, which written consent shall constitute the Requisite Shareholder Approval. The Company and each Seller hereby waive any and all transfer restrictions, co-sale rights, rights of first offer or refusal, rights or requirements of notice, or other provisions, if any, in each case under each Governing Document of the Company that would conflict with, impede or prevent this Agreement or the transactions contemplated hereby. In accordance with Section 23B.07.040(3)(a) of Washington Law, the Company shall deliver, or shall have delivered, notice to all Shareholders that shareholder consents are being sought under Section 23B.07.040(1)(a) of Washington Law. In accordance with Section 23B.07.040(3)(b) of Washington Law, promptly after delivery of the irrevocable written consent of shareholders as contemplated by this Section 7.16, the Company shall deliver notice that sufficient shareholder consents have been executed to deliver the Requisite Shareholder Approval to all Shareholders. The Company shall provide Parent a reasonable opportunity to review and comment on the notices required by Section 23B.07.040(3) of Washington Law and shall consider such comments in good faith.

Payoff of Closing Indebtedness

. The Company shall obtain, at least three Business Days prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which Closing Indebtedness is owing (whether or not then due and payable), in each case (a) setting forth the full amount to be paid on the Closing Date, together with wire transfer instructions; (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company and its Subsidiaries in respect of such item (except obligations, including for indemnification and reimbursement, that expressly survive repayment in full) and of all current and future Liens relating to such item; and (c) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item.

Section 280G

.

(a)The Company shall obtain prior to the initiation of the requisite shareholder approval procedure under Section 7.18(b) below, a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”) from each Person whom the Company and/or Parent reasonably believes is or could be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 7.18(b), and whom the Company and/or Parent believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to Parent before the Closing Date.

(b)The Company shall use its reasonable best efforts to obtain not later than one day prior to the Closing Date the approval by such number of Shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 7.18(a) above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such Shareholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

(c)The form of Parachute Payment Waiver, and disclosure document and other materials to solicit any Shareholder vote contemplated by Section 7.18(b), shall each be in a form reasonably acceptable to Parent. The Company shall provide to Parent at least three Business Days in advance of their intended use copies of all Parachute Payment Waivers and copies of all consents, disclosure documents and other materials to solicit any Shareholder vote contemplated by Section 7.18(b), provide Parent with a reasonable opportunity to review and comment thereon, and consider in good faith any reasonable comments provided thereon by Parent.

R&W Insurance

Policy.  Parent and the Company agree to cooperate and use reasonable best efforts to take all actions that are reasonably necessary to cause the R&W Insurance Policy to be in effect at or prior to the Closing, including, in the case of Parent, by providing the underwriters of the R&W Insurance Policy with full access to all diligence reports prepared by Parent or its counsel, tax and financial advisors and, in the case of the Company, providing the underwriters of the R&W Insurance Policy with full access to all electronic datarooms maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement. Following the Closing, Parent shall not (and shall cause each of its Affiliates and representatives not to) amend, modify, waive or cancel the R&W Insurance Policy (or the terms, provisions or protections contained therein) in a manner that would increase the Sellers’ exposure to, or liability for, indemnification claims under Section 10.2 or Section 7.2 compared to the Sellers’ exposure to, or liability for indemnification claims under Section 10.2 or Section 7.2 had the R&W Insurance Policy not been amended, modified, waived or cancelled.

Article 8
CONDITIONS TO CONSUMMATION OF THE MERGER

Conditions to the Obligations of the Company, Parent and Merger Sub

. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)all applicable waiting and other time periods applicable to, and all authorizations, consents or approvals necessary for, the consummation of the Merger and other transactions contemplated hereby under the Antitrust Laws in the jurisdictions set forth on Schedule 8.1(a) shall have expired, lapsed, been terminated, occurred or been obtained or made (as appropriate);

(b)no Applicable Law, temporary restraining order, preliminary or permanent injunction or other Order issued or threatened by any Governmental Entity or other legal restraint or prohibition preventing, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect; and

(c)Parent shall have bound the R&W Insurance Policy as of the date hereof, and the R&W Insurance Policy shall be in full force and effect.

Other Conditions to the Obligations of Parent and Merger Sub

. The obligations of Merger Sub and Parent to consummate the Merger are subject to the satisfaction (or, if permitted by Applicable Law, waiver by Merger Sub and Parent) of the following conditions:

(a)each of the (i) representations and warranties of the Company set forth in Section 4.1(a), the first six sentences of Section 4.2(a), the first two sentences of Section 4.2(b), Section 4.3 and the first sentence of Section 4.16 shall be true and correct in all respects other than de minimis inaccuracies as of the date hereof and as of the Closing as though then made (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), and (ii) other representations and warranties of the Company contained in this Agreement (disregarding all qualifications or limitations therein as to materiality or Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing as though then made (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), provided that this clause (ii) shall be deemed satisfied if the failure of any such representations and warranties (disregarding all qualifications or limitations therein as to materiality or Company Material Adverse Effect) to be true and correct, either individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c)since the date of this Agreement, there shall not have occurred or exist a Company Material Adverse Effect;

(d)prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i)a certificate of the chief executive officer or chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a), Section

8.2(b)  and Section 8.2(c) are satisfied and that the Merger Consideration Allocation Schedule is true, correct and complete;

(ii)a certificate, dated as of the Closing Date, signed by the Secretary of the Company and certifying (A) that the Governing Documents of the Company and its Subsidiaries (copies of which shall be attached to the certificate) are true, complete and correct in all respects and remain unamended and in full force and effect and (B) that the resolutions of the Company Board (copies of which shall be attached to the certificate) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been approved and adopted;

(iii)true, correct and complete copies of duly executed written resignations of each of the directors and officers of the Company and each of its Subsidiaries set forth on Schedule 7.10;

(iv)an affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Parent in compliance with the Code and Treasury Regulations certifying facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to Section 1445 of the Code;

(v)a final invoice from each Person to whom Seller Expenses are owed;

(vi)a certificate from the Secretary of State of the State of Washington and each other state or other jurisdiction in which the Company or any of its Subsidiaries is qualified to do business as a foreign corporation, dated within five Business Days prior to the Closing Date, certifying that the Company or such Subsidiary, as applicable, is in good standing in such jurisdiction (to the extent such concept exists in the applicable jurisdiction) and that all applicable Taxes and fees of the Company or such Subsidiary, as applicable, through and including the Closing Date have been paid;

(vii)evidence reasonably satisfactory to Parent of (A) the Company’s receipt of all consents, waivers and approvals contemplated by Schedule 7.4(c)(i), (B) the Company’s delivery of all notices contemplated by Schedule 7.4(c)(ii) and (C) the amendment or termination, as applicable, of each of the Contracts listed on Schedule 7.12, as described therein;

(viii)a Warrant Termination Agreement, in the form attached hereto as Exhibit E, duly executed by each holder of a Company Warrant acknowledging and agreeing that such holder’s Company Warrant is terminated immediately prior to the Closing, that such holder has received shares of Series C-1 Preferred Stock (or such other shares of Preferred Stock as contemplated by such Company Warrant) as a result of the exercise of such Company Warrant pursuant to Section 4.3 thereof and that such holder shall have no further rights with respect to, or under, such Company Warrant; and

(ix)a Parachute Payment Waiver executed by each Person required to execute such a waiver pursuant to Section 7.18;

(e)the Employment Offer Letter of each of the Key Employees shall have been executed by each such Key Employee and shall continue to be in full force and effect as of the Closing and no Key Employee shall have taken any action (including providing formal or informal notice) to terminate his employment with the Company;

(f)each share of Preferred Stock (other than shares of Series D-2 Preferred Stock) issued and outstanding immediately prior to the Effective Time shall be converted into Common Stock pursuant to the

Governing Documents of the Company prior to the Effective Time and there shall no shares of Preferred Stock (other than shares of Series D-2 Preferred Stock) issued and outstanding as of the Effective Time;

(g)each Eligible Option issued under the UK 2004 Plan, the UK 2012 Plan or the UK 2015 Plan shall have been exercised in full and all other Company Options issued under the UK 2004 Plan, the UK 2012 Plan or the UK 2015 Plan shall terminate and be cancelled as of the Effective Time in accordance with Section 2.9;

(h)[intentionally omitted];

(i)all amounts owed by the Company and its Subsidiaries to Jefferies International Limited under that certain engagement letter, dated October 30, 2015, as amended or modified (including pursuant to that certain letter agreement, dated June 19, 2020, by and between the Company and Jefferies International Limited), shall have been paid in full by the Company to Jefferies International Limited;

(j)each Ancillary Document shall have been executed by the parties thereto (other than Parent and Merger Sub) and delivered to Parent; and

(k)Parent shall have received executed Joinders, duly executed by the Persons listed on Schedule 8.2(k) or such other Persons such that such Joinders shall have been executed by Sellers holding an aggregate of at least 95% of the shares of Capital Stock outstanding immediately prior to Closing plus the shares of Capital Stock into which Company Options outstanding immediately prior to Closing are exercisable.

Other Conditions to the Obligations of the Company

. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Company) of the following conditions:

(a)each of the representations and warranties of Parent and Merger Sub set forth in Article 6, (i) that are qualified as to materiality shall be true and correct and (ii) that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing as though then made (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except to the extent the failure of such representations and warranties to be so true and correct would not be material to the ability of Merger Sub to consummate the Merger or to perform its obligations under this Agreement or under the Ancillary Documents (to which Merger Sub is a party) or the ability of Parent to perform its obligations under this Agreement;

(b)Parent and Merger Sub shall each have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)prior to or at the Closing, each of Parent and Merger Sub shall have delivered to the Company a certificate in form and substance reasonably satisfactory to the Company of an authorized officer of Parent and an authorized officer of Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(d)the Ancillary Documents shall have been executed by each party thereto (other than the Company, the Sellers and the Representative) and delivered to the Company.

Frustration of Closing Conditions

. No Party may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such Party’s failure to use the requisite standard of efforts to cause the Closing to occur as required by Section 7.4.

Article 9
TERMINATION

Termination

. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)by mutual written consent of Parent and the Company;

(b)by Parent, if the Company shall have breached in any material respect any of the representations or warranties of the Company set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within 30 days after written notice thereof is delivered to the Company; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Parent or Merger Sub is then in material breach of this Agreement;

(c)by the Company, if Parent or Merger Sub shall have breached in any material respect any of the representations or warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within 30 days after written notice thereof is delivered to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the Company is then in material breach of this Agreement;

(d)by either Parent or by the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is 60 days after the date hereof (the “Termination Date”); and provided, however, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article 8, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d); or

(e)by either Parent or by the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have complied with its obligations under Section 7.4 to remove such Order.

Effect of Termination

. In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become void and of no further force and effect and all rights and obligations of any Party hereto shall cease, and no Party shall have any liability hereunder, with the exception of the provisions of this Section 9.2, Article 11, Article 12, and the third to last sentence of Section 7.3 (and any defined terms associated therewith), Section 7.13(d) (and the obligations of Parent in Sections 7.13(b) and (c) to which Section 7.13(d) refers) and the Confidentiality Agreement, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing, nothing in this Article 9 shall be deemed to release, or limit the liabilities of, any Party from any liability for any fraud or willful and material breach by such Party of any representation, warranty or covenant contained in this Agreement prior to such termination.

Article 10
SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

Survival of Representations and Covenants

. Other than the survival of all representations and warranties of the Company the Sellers in this Agreement relating to Taxes (including, for the avoidance of doubt, those contained in Section 4.15) which shall be governed exclusively by the provisions of Section 7.2(j)(iii) and other than with respect to the Fundamental Representations, the representations and warranties of the Company and the Sellers contained in this Agreement or in the certificate delivered pursuant to Section 8.2(d)(i) and the obligations set forth in Section 10.2(a)(i) with respect to Non-Fundamental Representations shall survive the Closing until 5:00 p.m. San Francisco time on the day that is three years following the Closing Date (the “Release Date”).  The Fundamental Representations and the obligations set forth in Section 10.2(a)(i) with respect to Fundamental Representations shall survive the Closing until 5:00 p.m. San Francisco time on the day that is six years following the Closing Date.  The obligations set forth in Section 10.2(a)(ix) shall survive the Closing until 5:00 p.m. San Francisco time on the day that is six years following the Closing Date. The representations and warranties of Parent and Merger Sub set forth in this Agreement, including in any certificate delivered pursuant to Section 8.3(c), shall not survive the Closing. The representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.16, Section 5.1(a), Section 5.2, Section 5.3 and Section 5.4 are collectively referred to as the “Fundamental Representations”. All representations and warranties of the Company and the Sellers contained herein (other than the Fundamental Representations and all representations and warranties relating to Taxes) are collectively referred to as the “Non-Fundamental Representations”. All covenants, obligations and agreements set forth herein (other than those relating to Taxes, the survival of which shall be governed by Section 7.2(j)(iii)) (i) requiring performance on or prior to the Closing shall not survive the Closing, except that the right to bring any claims for indemnification in respect of any breach thereof shall survive until the Release Date; and (ii) requiring performance following the Closing shall survive the Closing until the earlier of (A) the date on which such covenant is fully performed, and (B) 5:00 p.m. San Francisco time on the day that is six years following the Closing Date. For the avoidance of doubt, it is the intention of the Parties hereto that the foregoing respective survival periods and expiration dates (as well as those set forth in Section 7.2(j)(iii)) supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties under Applicable Law.

General Indemnification

.

(a)From and after the Effective Time, subject to the other provisions of this Article 10, each Seller (together with his, her or its successors, heirs and assigns, a “Seller Indemnitor”) shall, severally but not jointly based on each Seller’s Pro Rata Share, indemnify, defend and hold each of Parent, Merger Sub, the Company, the Surviving Corporation and their respective officers, directors, employees, partners, shareholders, Affiliates, agents and representatives, and any successors or assigns of any of the foregoing (each, a “Purchaser Indemnitee”), harmless from any damages, losses, liabilities, Taxes, obligations, claims of any kind, judgments, awards, penalties, costs interest or expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs (including such fees and costs incurred in connection with investigating, defending against or settling any Third Party Claim or in connection with enforcing the provisions of this Article 10)) (collectively, “Losses”) incurred or suffered that, directly or indirectly, arise out of, result from or are in connection with: (i) any breach of any representation or warranty (other than those relating to Taxes, which shall be governed by Section 7.2) made by the Company or the Sellers (A) contained in this Agreement or (B) in any certificate or other instrument or document delivered by the Company to Parent and Merger Sub pursuant to this Agreement (provided that for the purposes of the foregoing clause (i), qualifications as to material, materiality, Company Material Adverse Effect or other qualifiers of similar import contained in such representations and warranties shall not be given effect for purposes of calculating any Losses or for determining whether a breach of such representations and warranties has occurred), (ii) any breach by the Company of the Sellers prior to the Closing of any of their respective covenants, obligations or agreements contained herein (other than those relating to Taxes, which shall be governed by Section 7.2), (iii) any payment in respect of Dissenter Shares in excess of the consideration that otherwise would have been payable in respect of such Dissenter Shares in accordance with this Agreement had such Sellers not pursued their rights to dissent under Washington Law, and any costs or expenses (including reasonable attorneys’ fees) in connection with any Proceeding in respect of any Dissenter Shares; (iv) the failure of any item set forth in the Merger Consideration Allocation Schedule to be accurate, true and correct in all respects as of the Closing; (v) any claims by (x) any Seller relating to or arising out of the misallocation of Merger Consideration among the Sellers by the Company (including payments made by Parent or the Surviving Corporation in accordance with the Merger Consideration Allocation Schedule) and (y) any Person after the Effective Time for payment relating to equity securities of Company issued and outstanding immediately prior to the Effective Time (including the Eligible Options), (vi) any Indebtedness of the Company outstanding as of the Adjustment Time to the extent not taken into account in the calculation of the Estimated Merger Consideration or Final Merger Consideration or addressed in connection with the resolution of any Notice of Disagreement in accordance with Section 2.10(b)(ii), (vii) any Seller Expenses not taken into account in the calculation of the Estimated Merger Consideration or the Final Merger Consideration or addressed in connection with the resolution of any Notice of Disagreement in accordance with Section 2.10(b)(ii), (viii) any retention amount paid by Parent or the Surviving Corporation under the Company D&O Tail Policy, and/or (ix) any fraud or intentional misrepresentation by or on behalf of the Company or any Seller (a “Fraud Claim”). None of Parent, Merger Sub or the Surviving Corporation shall have any liability with respect to the allocation of proceeds to the former holders of Capital Stock and the former holders of Company Options resulting from any payments made to such former holders pursuant to this Agreement.

(b)The obligations to indemnify and hold harmless pursuant to this Section 10.2 shall survive the consummation of the transactions contemplated hereby for the applicable periods set forth in Section 10.1, except for claims for indemnification asserted prior to the end of an applicable period (which claims shall survive until final resolution thereof). It is the intention of the Parties that with respect to claims pursuant to Section 10.2(a)(i) with respect to Non-Fundamental Representations all applicable statutes of limitations or other claims periods with respect to claims for Losses be changed to the applicable claims periods and survival periods expressly set forth herein.

Inter-Party Claims

. Prior to the Seller Retention Termination Date, in order for a Purchaser Indemnitee to be entitled to any indemnification pursuant to this Article 10, the Purchaser Indemnitee shall provide the Representative, on behalf of the Seller Indemnitors, a Notice of Claim promptly after occurrence of the event giving rise to such Purchaser Indemnitee claim for indemnification; provided, however, that failure to give such Notice of Claim shall not affect the indemnification provided hereunder, except to the extent (and only to the extent) the Seller Indemnitors shall have been actually and materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.

Third Party Claims

.

(a)Parent (or its designee) shall determine and conduct the investigation, defense and the settlement, adjustment or compromise of any claim, action, suit or proceeding, by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) made against a Purchaser Indemnitee, and the costs and expenses incurred by any Purchaser Indemnitee in connection with such investigation, defense or settlement of such claim, action, suit or proceeding and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs), which fees and costs shall constitute Losses for which Purchaser Indemnitees shall obtain indemnification for hereunder if it is ultimately determined that such Third Party Claim itself is indemnifiable under Section 10.2(a), shall be included in the Losses for which a Purchaser Indemnitee may seek indemnification pursuant to a claim, action, suit or proceeding made by any Purchaser Indemnitee hereunder, subject to the limitations set forth in this Article 10).

(b)With respect to any Notice of Claim delivered prior to the Seller Retention Termination Date, subject to the consent rights of any insurer or any other limitations in the R&W Insurance Policy, the Representative shall have the right to receive copies of all pleadings, notices and material written communications with the third party claimant or its counsel with respect to the Third Party Claim (to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Purchaser Indemnitee and subject to execution by the Representative of Parent’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information, which non-disclosure agreement shall not prohibit the Representative from communicating any such information with the Sellers who have a need to know such information, provided that any such recipients are subject to confidentiality obligations to Parent with respect thereto) and to participate in (but not determine or conduct, or settle, adjust or compromise) the Third Party Claim or any claim, action, suit or proceeding related to the Third Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof) at the Representative’s sole cost and expense (on behalf of the Sellers) which shall not be satisfied from any Escrow Funds. However, Parent shall have the right in its sole discretion to determine and conduct the defense of the Third Party Claim and the settlement, adjustment or compromise of the Third Party Claim.

(c)With respect to any Notice of Claim delivered prior to the Seller Retention Termination Date, no settlement, adjustment or compromise of any such Third Party Claim with any third party claimant shall be determinative of the amount of Losses relating to such matter, except for any such settlement, adjustment or compromise entered into with the consent of the Representative, on behalf of the Seller Indemnitors, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given if (i) the Representative unreasonably withholds its consent, or (ii) the Representative has not objected within 15 Business Days after a written request for such consent by Parent.  In the event that the Representative, on behalf of the Seller Indemnitors, has consented to any such settlement, adjustment or compromise, neither the Representative nor any Seller Indemnitor shall have any power or authority to object under any provision of this Article 10 to the amount of any claim by or on behalf of any Purchaser Indemnitee against the Escrow Funds with respect to Losses related to, arising out of or in connection with such settlement, adjustment or compromise.

(d)The Representative and the Seller Indemnitors shall furnish such records, information and testimony available to them, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by Parent in connection with any Third Party Claim.

Limitations on Indemnification Obligations

.

(a)The rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of Section 7.2 and Section 10.2(a) are subject to the following limitations:

(i)after the Closing, subject to Section 10.5(a)(ii), the R&W Insurance Policy shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 10.2(a) and Section 7.2;

(ii)any retention amount required under the R&W Insurance Policy with respect to any indemnification claim made under Section 10.2(a) or Section 7.2 prior to the date that is 12 months after the Closing Date (the “Seller Retention Termination Date”) shall be paid, on a dollar-for-dollar basis, 50% by the Seller Indemnitors and 50% by Parent (the Seller Indemnitors’ portion of such retention amount, the “Seller Retention Amount”).  The sole source of recovery with respect to any Seller Retention Amount shall be to the Escrow Funds, and no Purchaser Indemnitee shall be entitled to recover any amount of Losses or retention amount from any Seller Indemnitor directly with respect to any indemnification claim under Section 10.2(a) or Section 7.2; and

(iii)if a Purchaser Indemnitee recovers Losses from the Escrow Funds in connection with an Individual Matter, the amount allocated to such Seller Indemnitor in connection with any distribution of the Escrow Funds to the Seller Indemnitors in accordance with this Agreement shall be proportionately adjusted to take into account such prior distribution of Escrow Funds in connection with such Individual Matter.

(b)Notwithstanding anything to the contrary herein, (i) the rights and remedies of the Purchaser Indemnitees after the Closing shall not be limited by (A) any investigation made, disclosure received, or knowledge obtained, by or on behalf of any Purchaser Indemnitee prior to the Closing regarding any failure, breach or other event or circumstance or (B) any waiver of any condition to the Closing related thereto and (ii) if a Purchaser Indemnitee’s claim under this Article 10 may be properly characterized in multiple ways in accordance with this Article 10 such that such claim may or may not be subject to different caps and other limitations depending on such characterization, then such Purchaser Indemnitee shall have the right to characterize such indemnifiable matter in a manner that maximizes the recovery permitted in accordance with this Article 10.

(c)Notwithstanding anything to the contrary set forth herein, from and after the Effective Time, no Purchaser Indemnitee shall be entitled to indemnification pursuant to this Article 10 for (i) any liability that is an express component of, and taken into account in calculating, the Final Merger Consideration, (ii) any liability accrued on, reserved for or reflected on the Financial Statements, or (iii) any liability arising solely from a change in Applicable Law or GAAP that becomes effective after the Closing Date.

Limitation on Consequential Damages, Etc.; Certain Other Restrictions on Indemnification

.

(a)Under no circumstances shall any Purchaser Indemnitee be entitled to indemnification pursuant to this Article 10 for punitive (other than those actually paid to a third party pursuant to the final, non-appealable decision of a court of competent jurisdiction in the context of a Third Party Claim).

(b)Notwithstanding any provision of this Agreement to the contrary, no Purchaser Indemnitee shall have any right to indemnification under this Article 10 with respect to any Losses to the extent that such Losses are duplicative of Losses that have previously been recovered by such Purchaser Indemnitee under Section 2.10(b)(ii) or this Article 10.

(c)Each Purchaser Indemnitee shall comply with Applicable Law with respect to mitigating Losses in respect of which such Purchaser Indemnitee is entitled to indemnification pursuant to this Article 10.  In furtherance, and not limitation, of the preceding sentence, in the event that any Purchaser Indemnitee is entitled to any insurance proceeds (in addition to the R&W Insurance Policy), indemnity payments or any third-party recoveries in respect of any Losses for which such Purchaser Indemnitee is entitled to indemnification pursuant to this Article 10, such Purchaser Indemnitee shall use commercially reasonable efforts to obtain such proceeds, payments or recoveries.

(d)Losses shall be calculated net of the amount of insurance proceeds (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums and other than proceeds paid pursuant to the R&W Insurance Policy), indemnification payments (net of any applicable collection costs and reserves) and other third party recoveries (net of any applicable collection costs and reserves) that such Purchaser Indemnitee actually receives (“Third Party Proceeds”) in respect of such Losses incurred or suffered by such Purchaser Indemnitee.  In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are actually received by a Purchaser Indemnitee subsequent to receipt by such Purchaser Indemnitee of a full indemnification payment hereunder (without any reduction contemplated by this Section 10.6(d)) in respect of the claims to which such Third Party Proceeds relate, a refund equal to the amount of such Third Party Proceeds shall be made reasonably promptly by the relevant Purchaser Indemnitee of the relevant portion of such indemnification payment; provided, however, that in no event shall any Purchaser Indemnitee be required to refund any Seller Retention Amount paid to any Purchaser Indemnitee as a result of receiving insurance proceeds under the R&W Insurance Policy.

(e)Notwithstanding anything to the contrary contained herein, no Purchaser Indemnitee shall be entitled to make any claim for recovery for any Losses related to or arising from (i) the availability of, or any limitations on, any Tax attribute (e.g., net operating loss carryforward, tax credit carryforward or similar item) of the Company or its Subsidiaries or (ii) the ability of Parent or the Surviving Corporation or their Affiliates to utilize any such Tax attribute following the Closing.

No Contribution

. No Seller Indemnitor will have any right of indemnification, contribution or right of advancement from Parent, Merger Sub, the Company, the Surviving Corporation or any other Purchaser Indemnitee with respect to any Losses claimed by any Purchaser Indemnitee.  For the avoidance of doubt, nothing in the preceding sentence shall limit any claim (a) that a Seller Indemnitor may have in respect of a breach of this Agreement or any Ancillary Documents by Parent or Merger Sub, (b) that a Covered Person may have under the Governing Documents, indemnification agreements or board resolutions referenced in Section 7.14(a) in respect of a claim against such Covered Person in his or her capacity as a current or former director, officer or employee of the Company or any of its Subsidiaries, or (c) for coverage under the Company D&O Tail Policy.

Resolution of Notice of Claim

.  Each Notice of Claim given by Parent prior to the Seller Retention Termination Date shall be resolved as follows:

(a)Uncontested Claims.  If, within 30 days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Parent as provided in Section 10.8(b), the Representative shall be conclusively deemed to have consented, on behalf of all Seller Indemnitors, to the recovery by the Purchaser Indemnitee of the full amount of Losses specified in the Notice of Claim in accordance with this Article 10, and subject to the limitations set forth in this Article 10, including the forfeiture of such amount from the Escrow Funds, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Seller Indemnitors for such amount in any court having jurisdiction over the matter where venue is proper.

(b)Contested Claims.  If the Representative gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the 30-day period specified in Section 10.8(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 60 days following receipt by Parent of the written notice from the Representative, by binding litigation between Parent and the Representative in accordance with the terms and provisions of Section 10.8(c).  The Escrow Agent shall be entitled to conclusively rely on any such settlement agreement and shall distribute amounts from the Escrow Funds in accordance with such settlement agreement.

(c)Litigation of Contested Claims.  Either Parent or the Representative may bring suit in the Chosen Courts to resolve the Contested Claim.  The Escrow Agent shall be entitled to act in accordance with the decision of the trial court as to the validity and amount of any claim in such Notice of Claim (subject to any rights of appeal) and make cash payments out of the Escrow Funds in accordance therewith.  Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.  The non-prevailing party to any litigation pursuant to this Section 10.8(c) shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

Manner of Payment; Escrow

.

(a)With respect to any claim for indemnification pursuant to Section 10.2(a) or Section 7.2 and subject to the provisions set forth in Section 10.5 and Section 10.6, any Seller Retention Amount shall be satisfied from the Escrow Funds by Parent and the Representative delivering, as promptly as reasonably practicable, to the Escrow Agent a joint written instruction to pay to such Purchaser Indemnitee an amount of cash equal to the Seller Retention Amount out of the Escrow Funds (or an amount equal to the then remaining Escrow Funds if the Seller Retention Amount exceeds the then remaining Escrow Funds), which shall be paid within five Business Days of such written instruction.

(b)Any funds remaining in the Escrow Account as of the Seller Retention Termination Date (other than the aggregate of the Seller Retention Amounts in respect of indemnification claims made and not fully resolved prior to such date) shall be released to the Paying Agent (for further distribution to the Sellers, to be distributed to the Sellers in such amounts as are designated in the Merger Consideration Allocation Schedule). At any time following the Seller Retention Termination Date, to the extent the funds held in the Escrow Account exceed the aggregate of the Seller Retention Amounts in respect of claims made prior to the Seller Retention Termination Date, and not fully resolved prior to the time of determination, the excess funds shall be promptly released to the Paying Agent (for further distribution to the Sellers, to be distributed to the Sellers in such amounts as are designated in the Merger Consideration Allocation Schedule).

Exclusive Remedy

. Parent hereby agrees (on behalf of itself and the other Purchaser Indemnitees), except (a) with respect to Tax matters (which shall be governed by Section 7.2), (b) with respect to the matters covered by Section 2.10(b), (c) with respect to any Ancillary Documents, other than any certificate or other instrument or document delivered by the Company to Parent and Merger Sub pursuant to this Agreement, and (d) in the case where Parent or Merger Sub seeks an injunction or injunctions, specific performance, or other equitable relief with respect to any term or provision of this Agreement (each of clauses (a) through (and inclusive of) (d), the “Excluded Claims”), from and after the Closing the rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy for the Purchaser Indemnitees with respect to any and all matters arising out of, relating to or in connection with this Agreement and the transactions contemplated hereby.  In furtherance of the foregoing, except with respect to Excluded Claims and the provisions of this Article 10 (which are hereby expressly not waived), Parent (on behalf of itself and the other Purchaser Indemnitees) hereby waives, from and after the Closing, any and all rights, claims and causes of action that Parent or any of the other Purchaser Indemnitees may have against the Seller Indemnitors arising under or based upon any Applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article 10) with respect to any and all matters arising out of this Agreement and the transactions contemplated hereby. Parent (on behalf of itself and the other Purchaser Indemnitees) does not waive any other rights except as expressly set forth in the immediately preceding sentence.

Article 11
REPRESENTATIVE OF THE SELLERS

Authorization of Representative

.

(a)The Sellers (on behalf of themselves and their respective successors, heirs and assigns) irrevocably appoint, authorize and empower Shareholder Representative Services LLC to act as a Representative, for the benefit of the Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, for all purposes in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement and any other agreements ancillary hereto, other than the Employment Offer Letters and other agreements with respect to employment, which shall include the power and authority:

(i)to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)to execute and deliver such waivers, modifications, amendments and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)to direct the Paying Agent to distribute all moneys and other proceeds and property payable to the Sellers from the Surviving Corporation or the Escrow Account as described herein, and, subject to any applicable withholding retention laws, and net of any fees and out-of-pocket expenses incurred by the Representative, the Paying Agent shall disburse and pay the same to each of the Sellers to the extent of such Seller’s Pro Rata Share or Common Pro Rata Share, as applicable;

(iv)as the Representative, to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article 10 hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement or this Agreement, including actions in connection with the determination of the Estimated Merger Consideration and the Final Merger Consideration (and the resolution of any working capital disputes) for and on behalf of the Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub or the Surviving Corporation, defending any Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any federal, state or local Governmental Entity against the Representative or any of Sellers, the Escrow Funds, and receive process in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; and

(v)to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the Escrow Agreement.

(b)All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date or any termination of this Agreement or the Escrow Agreement.

(c)Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(d)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Merger.

(e)The Representative will not be liable to the Sellers for any act taken or omitted by the Representative in connection with the Representative’s services pursuant to this Agreement, the transactions contemplated hereby and any agreements ancillary hereto, other than the Employment Offer Letters and other agreements with respect to employment, except if such act is taken or omitted in bad faith or to the extent that such liability directly results from the Representative’s fraud, gross negligence or willful misconduct. The Sellers shall severally, but not jointly, based on their respective Pro Rata Share, indemnify and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, other than the Employment Offer Letters and other agreements with respect to employment, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such

Representative Loss is finally adjudicated to have been directly caused by the fraud, bad faith, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. If not paid directly to the Representative by the Sellers, any such Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided that, while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this section.  The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(f)The identity of the Representative may be changed, and a successor Representative may be appointed, from time to time (including in the event of the resignation, death, disability or other incapacity of the Representative) by consent of the Sellers who comprise a majority of the Pro Rata Shares.  Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term “Representative” as used herein shall be deemed to include any such successor Representatives. The Representative may resign upon 20-day written notice to the Sellers and Parent; provided, that if upon the expiration of such 20-day period a new Representative has not been appointed in accordance with this Section 11.1(f), the Representative shall be deemed to be the individual named on Exhibit F until such time as a new Representative is appointed in accordance with this Section 11.1(f).

(g)Parent shall provide the Representative with reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder, and the Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about Parent, the Surviving Corporation or any Purchaser Indemnitee to anyone (except to the Sellers or the Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to provide such access or information (i) unless such access or information is reasonably required by the Representative in order to conduct its duties and responsibilities under this Agreement and (ii) if Parent determines, following advice from outside counsel, that doing so would jeopardize the protection of attorney-client privilege. The Representative shall enter into a separate customary confidentiality agreement prior to being provided access to such information if reasonably requested by Parent, which confidentiality agreement shall not prohibit the Representative from communicating any such information with the Sellers who have a need to know such information, provided that any such recipients are subject to confidentiality obligations to Parent with respect thereto.

(h)Upon the Closing, the Company will wire $100,000 (the “Expense Fund”) to the Representative, which will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement, the Escrow Agreement and any other agreements ancillary hereto, other than the Employment Offer Letters and other agreements with respect to employment.  The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The

Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, fraud, gross negligence or willful misconduct.  The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  As soon as practicable following the final determination in respect of and payment of the Escrow Fund, the Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Sellers. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

Article 12
MISCELLANEOUS

Entire Agreement; Assignment

. This Agreement (including the schedules, the Ancillary Documents and the Confidentiality Agreement) (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Parent, Merger Sub and the Representative; provided, that Parent and Merger Sub may assign this Agreement or any rights or obligations hereunder to any of their respective Affiliates; provided, further, that any assignment pursuant to the preceding proviso shall not relieve Parent and Merger Sub of any obligation under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.1 shall be void.

Notices

. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by email, facsimile or by reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, upon receipt of delivery when delivered by email, upon acknowledgment of complete transmission or confirmation of receipt when delivered by facsimile or one day after being sent by overnight courier, to the other Parties as follows:

To Parent or Merger Sub (and also, following the Closing, to the Company and the Surviving Corporation):

Synaptics Incorporated

1251 McKay Drive

San Jose, CA 95131

Attention:General Counsel

Facsimile:[***]

Email:[***]

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention:David Makarechian, Esq.

Noah Kornblith, Esq.

Facsimile:[***]

Email:[***]

To the Company (prior to the Closing):

DisplayLink Corp.

22 Science Park

Cambridge, CB4 0GH

Attention:John Lee, Chief Financial Officer

Email:[***]

with a copy (which shall not constitute notice to the Company or the Representative) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention:Julia Reigel, Esq.

Facsimile:[***]

Email:[***]

To the Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention:Managing Director

Facsimile:[***]

Email:[***]

or to such other address as the Party to whom notice is given may have previously furnished to the other Parties in writing in the manner set forth above.

Governing Law

. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles of such State that would cause the laws of another state to apply, except to the extent that the provisions of Washington Law are mandatorily applicable to the Merger.

Fees and Expenses

. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.  For the avoidance of doubt, any fees and expenses incurred in connection with any filings, reviews or approvals under the Antitrust Laws by counsel retained by Parent shall be paid by Parent.

Construction; Interpretation

.

(a)The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

(b)The table of contents and headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)No Party or its counsel shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

(d)Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes,” “including” and “inclusive of” shall be deemed to be followed by the words “without limitation”; (v) the word “will” shall be construed to have the same meaning as the word “shall”; (vi) the phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”; (vii) the word “or” is used in the inclusive sense of “and/or”; and (viii) the terms “or,” “any” and “either” are not exclusive.

(e)References to any statute shall be deemed to refer to such statue as amended from time to time and any rules or regulations promulgated thereunder. References to any agreement or Contract shall be to that agreement or Contract as amended, modified or supplemented from time to time.

(f)Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning.

(g)All accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

(h)References to any Section or subsection without attribution to another document shall mean and refer to the indicated Section of subsection of this Agreement.

(i)The measure of a period of one month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(j)References to any Person shall include the successors, heirs and permitted assigns of that Person.

(k)No summary of this Agreement or any Schedule or Exhibit (including the Company Disclosure Schedule or the Parent Disclosure Schedule) delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such Schedule or Exhibit.

(l)The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 12.10 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other.

(m)For purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions will mean that the Company has: (i) posted such materials to the electronic data room maintained by the Company at http://www.global.datasiteone.merrillcorp.com and has given Parent and its representatives access to the materials so posted not less than 48 hours prior to the execution and delivery of this Agreement; (ii) set forth such materials in the Company Disclosure Schedules; or (iii) otherwise made such materials available in writing to Parent not less than 48 hours prior to the execution and delivery of this Agreement.

Exhibits and Schedules

. All Exhibits and Schedules or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Parties in Interest

. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.14 and Article 10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Severability

. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Amendment

. Prior to the Effective Time, subject to Applicable Law (including Washington Law) and Section 12.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub, the Company and the Representative (on behalf of the Sellers). After the Effective Time, subject to Applicable Law (including Washington Law), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any Party or Parties hereto effected in a manner which does not comply with this Section 12.9 shall be void.

Extension; Waiver

. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or the Sellers contained herein or in any document, certificate or writing delivered by the Company or the Sellers pursuant hereto or (iii) waive compliance by the Company or the Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Counterparts

. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.

Waiver of Jury Trial

. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

Jurisdiction and Venue

. Each of the Parties submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County (and any appellate court thereof), and any federal court sitting in Wilmington, Delaware (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, agrees that all claims in respect of the action or proceeding may be heard and determined in any Chosen Court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Specific Performance

. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions (including by refusing to consummate the Merger in violation of this Agreement). Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, and that such relief may be sought in addition to and shall not limit, diminish, or otherwise impair, any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such Order or injunction.

Waiver of Conflicts Regarding Representation.  Each of Wilson Sonsini Goodrich & Rosati (“WSGR”) and Mills & Reeve (“MR”) has acted as counsel for certain of the Sellers and the Company (collectively, the “Company Parties”) in connection with the negotiation and execution of this Agreement, the Ancillary Documents and the negotiation and consummation of the transactions contemplated hereby and thereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including Parent or any of its Affiliates (including the Surviving Corporation).  Only the Company Parties shall be considered clients of WSGR or MR in the Acquisition Engagement.  WSGR and MR shall be permitted, without the need for any future waiver or consent, to represent any of the Sellers after the Closing in connection with any matter related to the matters contemplated by this Agreement or the Ancillary Documents, any other agreements referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Sellers in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving Parent, the Surviving Corporation or any of their agents or Affiliates. To the extent that communications between a Company Party, on the one hand, and WSGR or MR, on the other hand, relate to the Acquisition Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Sellers, and not the Company or Surviving Corporation.  Neither Parent nor any of its Affiliates, including the Surviving Corporation, shall have access to (and Parent hereby waives, on behalf of each, any right of access it may otherwise have with respect to) any such communications or the files or work product of WSGR or MR, to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Parent acknowledges and agrees, for itself and on behalf of its Affiliates, including the Surviving Corporation, upon and after the Closing: (a) the Sellers and WSGR or MR shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither Parent nor any of its Affiliates, including the Surviving Corporation, shall be a holder thereof; and (b) to the extent that files or work product of WSGR and MR in respect of the Acquisition Engagement constitute property of the client, only the Sellers shall hold such property rights and have the right to waive or modify such property rights. Notwithstanding and without limiting the foregoing, in the event that a dispute arises between any of Parent or the Surviving Corporation or their Affiliates, on one hand, and any of the Sellers, on the other hand, concerning the matters contemplated in this Agreement, Parent, for itself and on behalf of its Affiliates and the Surviving Corporation and its Affiliates, agrees that Parent, the Surviving Corporation and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, privileged files or privileged work product against the Sellers.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PARENT:

SYNAPTICS INCORPORATED

By:

Name:

Title:

MERGER SUB:

FALCON MERGER SUB, INC.

By:

Name:

Title:

COMPANY:

DISPLAYLINK CORP.

By:

Name:

Title:

REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:

Name:

Title:

Signature Page – Merger Agreement

Annex I

Stockholder Consent

See attached.

Exhibit A

Form of Joinder

Exhibit B-1

Closing Working Capital Calculation Principles

Exhibit B-2

Example Statement of Closing Working Capital

Exhibit B-3

Example Calculation of Indebtedness

Exhibit C

Form of Escrow Agreement

Exhibit D

Form of Letter of Transmittal

Exhibit E

Form of Warrant Termination Agreement

Exhibit F

Interim Representative